Filed Pursuant to Rule 424(b)(3)
Registration No. 333-194926

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, Dated March 31, 2014

Preliminary Prospectus Supplement to Prospectus dated March 31, 2014

10,000,000 Units
McDermott International, Inc.
% Tangible Equity Units

This is an offering of tangible equity units, or Units, of McDermott International, Inc. Each Unit has a stated amount of $25.00.

Each Unit is comprised of a prepaid stock purchase contract and a senior amortizing note due 2017 issued by McDermott International, Inc., which has an initial principal amount of $         per amortizing note and a final installment payment date of April 1, 2017.

Unless previously settled early at your or our election, for each purchase contract we will deliver to you on the third business day immediately following the last trading day of the observation period a number of shares of our common stock determined as described herein (a “mandatory settlement”). The “observation period” will be the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding April 1, 2017 (the “mandatory settlement date”). The number of shares of our common stock issuable upon mandatory settlement of each purchase contract (the “settlement amount”) will be equal to the sum of the “daily settlement amounts” (as defined below) for each of the 20 consecutive trading days during the relevant observation period. The “daily settlement amount” for each purchase contract and for each of the 20 consecutive trading days during the observation period will consist of:

•	if the daily VWAP is equal to or greater than $ per share, subject to adjustment, a number of shares of our common stock equal to (1) shares of common stock, subject to adjustment, divided by (2) 20;

•	if the daily VWAP is less than $ per share, subject to adjustment, but greater than $ per share, subject to adjustment, a number of shares of our common stock equal to $1.25, which is 1/20 of the $25.00 stated amount of each Unit, divided by the daily VWAP; and

•	if the daily VWAP of our common stock is less than or equal to $ per share, subject to adjustment, a number of shares of our common stock equal to (1) shares of common stock, subject to adjustment, divided by (2) 20.

At any time prior to the third business day immediately preceding April 1, 2017, you may settle your purchase contract early, and we will deliver                  shares of our common stock, subject to adjustment. In addition, if a fundamental change (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock based on the fundamental change early settlement rate, as described herein. In addition, we may elect to settle all outstanding purchase contracts prior to April 1, 2017 at the early mandatory settlement rate (as defined herein), upon a date fixed by us upon not less than 20 business days’ notice. Except in the limited circumstances described herein, the purchase contract holders will not receive any cash distributions under the purchase contracts.

The amortizing notes will pay you equal quarterly installments of $          per amortizing note (or, in the case of the installment payment due on July 1, 2014, $          per amortizing note), which in the aggregate will be equivalent to a    % cash payment per year with respect to each $25.00 stated amount of Units. The amortizing notes will be our senior unsecured obligations, will rank equally with all of our other unsecured, unsubordinated senior indebtedness and will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. If we elect to settle the purchase contracts early, you will have the right to require us to repurchase your amortizing notes.

Each Unit may be separated into its constituent purchase contract and amortizing note after the initial issuance date of the Units, and the separate components may be combined to create a Unit.

We do not intend to apply for a listing of the Units, the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. Prior to this offering there has been no public market for the Units. Our common stock is listed on the NYSE under the symbol “MDR.” The closing price for our common stock on the NYSE on March 28, 2014 was $7.73 per share.

The Units, the separate purchase contracts and the separate amortizing notes have not been, and will not be, registered with the Superintendency of Securities Market of Panama. Accordingly, (1) the Units, the separate purchase contracts and the separate amortizing notes cannot be publicly offered or sold in Panama, except in transactions exempted from registration under the Panamanian securities laws, (2) the Superintendency of Securities Market of Panama has not reviewed the information contained in this prospectus supplement, (3) the Units, the separate purchase contracts and the separate amortizing notes and this offering are not subject to the supervision of the Superintendency of Securities Market of Panama, and (4) the Units, the separate purchase contracts and the separate amortizing notes do not benefit from the tax incentives provided by the Panamanian securities laws and regulations.

The underwriter has the option to purchase, within 13 days beginning on, and including, the date of initial issuance of the Units, up to an additional 1,500,000 Units from us at the same price as sold to the public less the underwriting discounts and commissions.

Investing in the Units involves risk. Before buying any Units, you should consider the risks that we have described in “Risk Factors” beginning on page S-15 of this prospectus supplement, as well as those described in our other filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to McDermott International, Inc.
Per Unit	$25.00	$	$
Total	$250,000,000	$	$

The underwriter expects to deliver the Units to purchasers on or about April     , 2014 through the book-entry facilities of The Depository Trust Company.

Sole Book-Running Manager

Goldman, Sachs & Co.

The date of this prospectus supplement is April     , 2014.

PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus filed by us with the Securities and Exchange Commission, or the “SEC.” We have not, and the underwriter has not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer and sale thereof is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any document incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities.

S-ii

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information “furnished” and not “filed” with the SEC, unless we specifically provide that such “furnished” information is to be incorporated by reference) after the date of this prospectus supplement and until the termination of this offering. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our proxy statement relating to our 2014 annual meeting of stockholders filed on March 24, 2014;

•	our Current Reports on Form 8-K filed on January 27, 2014, February 24, 2014, March 7, 2014 and March 31, 2014; and

•	the description of our common stock contained in our registration statement on Form 8-A/A filed with the SEC on December 7, 1982, as amended by our Form 8-A/A filed with the SEC on December 11, 2001.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing to or telephoning us at:

McDermott International, Inc.

757 N. Eldridge Parkway

Houston, Texas 77079

Attention: Investor Relations

Telephone: (281) 870-5000

S-iii

TRADEMARKS AND SERVICE MARKS

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the trademarks that we own or have rights to use that appear in this prospectus supplement or the accompanying prospectus include the McDermott trademark, which is registered in the United States and various other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompanying prospectus is owned by such company.

INDUSTRY AND MARKET DATA

This prospectus supplement includes or incorporates by reference estimates of industry data and forecasts that we have obtained from industry publications and surveys or our internal sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. Neither we nor the underwriter has independently verified any of the data from third-party sources, nor have we or the underwriter ascertained the underlying economic assumptions relied upon therein. Our internal research is based on our understanding of industry conditions, and such information has not been verified by any independent sources.

S-iv

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference in this prospectus supplement, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections and estimates concerning the scope, execution, timing and success of specific projects and our future backlog, revenues, income and capital spending. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “forecast,” “believe,” “expect,” “anticipate,” “plan,” “seek,” “goal,” “could,” “may,” or “should” or other words that convey the uncertainty of future events or outcomes. In particular, these forward-looking statements include, but are not limited to, statements that relate to, or statements that are subject to risks, contingencies or uncertainties that relate to:

•	future levels of revenues, operating margins, income from operations, net income or earnings per share;

•	outcome of project awards and scope, execution and timing of specific projects, including timing to complete and cost to complete these projects;

•	future project activities, including the commencement and subsequent timing of marine or installation campaigns on specific projects;

•	estimates of percentage of completion and contract profits or losses;

•	anticipated levels of demand for our products and services;

•	global demand for oil and gas and fundamentals of the oil and gas industry;

•	expectations regarding trends towards offshore development of oil and gas;

•	market outlook for the engineering, procurement, construction and installation market, including subsea;

•	expectations regarding backlog;

•	future levels of capital, environmental or maintenance expenditures;

•	the success or timing of completion of ongoing or anticipated capital or maintenance projects;

•	the adequacy of our sources of liquidity and capital resources;

•	potential financing arrangements, including, without limitation, statements relating to the timing or consummation of the concurrent private placement of second-lien notes referred to herein, if at all;

•	the effectiveness of our derivative contracts in mitigating foreign currency risk;

•	results of our capital investment program;

•	expectations regarding the acquisition or divestiture of assets;

•	the ability to dispose of assets held for sale in a timely manner or for a price at or above net realizable value;

•	the restructuring of our Atlantic operations, including the expected range of costs and timing of cost recognition;

•	the potential effects of judicial or other proceedings on our business, financial condition, results of operations and cash flows; and

•	the anticipated effects of actions of third parties such as competitors, or federal, foreign, state or local regulatory authorities, or plaintiffs in litigation.

S-v

These forward-looking statements speak only as of the date of this prospectus supplement; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	general economic and business conditions and industry trends;

•	general developments in the industries in which we are involved;

•	decisions about offshore developments to be made by oil and gas companies;

•	the highly competitive nature of our industry;

•	our ability to appropriately bid, estimate and effectively perform projects on time, in accordance with the schedules established by the applicable contracts with customers;

•	changes in project design or schedule;

•	changes in scope or timing of work to be completed under contracts;

•	cancellations of contracts, change orders and other modifications and related adjustments to backlog and the resulting impact from using backlog as an indicator of future revenues or earnings;

•	the collectability of amounts reflected in change orders and claims relating to work previously performed on contracts;

•	the capital investment required to maintain and/or upgrade our fleet of vessels;

•	the ability of our suppliers and subcontractors to deliver raw materials in sufficient quantities and/or perform in a timely manner;

•	volatility and uncertainty of the credit markets;

•	our ability to comply with covenants in our credit agreements and other debt instruments and availability, terms and deployment of capital;

•	the unfunded liabilities of our pension plans may negatively impact our liquidity and, depending upon future operations, may impact our ability to fund our pension obligations;

•	the continued availability of qualified personnel;

•	the operating risks normally incident to our lines of business, including the potential impact of liquidated damages;

•	natural or man-caused disruptive events that could damage our facilities, equipment or our work-in-progress and cause us to incur losses and/or liabilities;

•	equipment failure;

•	changes in, or our failure or inability to comply with, government regulations;

•	adverse outcomes from legal and regulatory proceedings;

•	impact of potential regional, national and/or global requirements to significantly limit or reduce greenhouse gas and other emissions in the future;

•	changes in, and liabilities relating to, existing or future environmental regulatory matters;

•	changes in tax laws;

•	rapid technological changes;

S-vi

•	the consequences of significant changes in interest rates and currency exchange rates;

•	difficulties we may encounter in obtaining regulatory or other necessary approvals of any strategic transactions;

•	the risks associated with integrating acquired businesses;

•	the risk we may not be successful in updating and replacing current key information technology;

•	social, political and economic situations in countries where we do business;

•	the risks associated with our international operations, including local content requirements;

•	interference from adverse weather or sea conditions;

•	the possibilities of war, other armed conflicts or terrorist attacks;

•	the effects of asserted and unasserted claims and the extent of available insurance coverages;

•	our ability to obtain surety bonds, letters of credit and financing;

•	our ability to maintain builder’s risk, liability, property and other insurance in amounts and on terms we consider adequate and at rates that we consider economical;

•	the aggregated risks retained in our captive insurance subsidiary; and

•	the impact of the loss of insurance rights as part of the Chapter 11 Bankruptcy settlement concluded in 2006 involving several of our former subsidiaries.

We believe the items we have outlined above are important factors that could cause estimates in our financial statements to differ materially from actual results and those expressed in a forward-looking statement made in this prospectus supplement, the documents incorporated herein by reference or elsewhere by us or on our behalf. We have discussed many of these factors in more detail elsewhere in this prospectus supplement, including those mentioned under the caption “Risk Factors” in this prospectus supplement and in our public filings with the SEC that are incorporated by reference in this prospectus supplement. These factors are not necessarily all the factors that could affect us. Unpredictable or unanticipated factors we have not discussed in this prospectus supplement could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. We do not intend to update our description of important factors each time a potential important factor arises, except as required by applicable securities laws and regulations. We advise investors that they should (1) be aware that factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

S-vii

SUMMARY

The Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on designing and executing complex offshore oil and gas projects worldwide. We are one of the largest U.S.-based engineering and construction companies principally focused on the upstream offshore oil and gas sector. Providing fully integrated EPCI services, we deliver fixed and floating production facilities, pipeline installations and subsea systems from concept to commissioning. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, our integrated resources include approximately 14,000 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. We support our activities with comprehensive project management and procurement services, while utilizing our fully integrated capabilities in both shallow water and deepwater construction. We believe we are among the few offshore construction contractors globally capable of providing this wide range of services in many of the larger offshore oil and gas producing regions in the world. We execute our contracts through a variety of methods, principally fixed-price, but also including cost reimbursable, cost-plus, day-rate and unit-rate basis or some combination of those methods.

In this prospectus supplement, unless otherwise stated or the context otherwise indicates, “McDermott,” “we,” “us” and “our” mean McDermott International, Inc. and its consolidated subsidiaries.

Operational Update

Through working capital management, we maintained our previously reported liquidity and leverage position at the end of March 2014 compared to amounts previously reported at the end of February 2014. Specifically, as of March 31, 2014, we had approximately $320 million of total cash, cash equivalents, restricted cash and investments and $307 million of total funded debt, including $250 million of borrowings under our credit facility and $57 million of separate vessel financing.

We recently achieved significant operational milestones on several key projects, including:

•	Malaysia (Siakap) Project – We completed installing pipe and subsea structures. The customer received first oil in February 2014, and our vessel North Ocean 105 has demobilized from the field. We expect mechanical completion in early April 2014. Although this project resulted in financial losses recorded in 2013, it was a major technical achievement of complex pipe-in-pipe and subsea structure installation in over 5,000 feet of water.

•	Brazil (Papa Terra) Project – We completed the installation of the extended tension leg platform in March 2014 and our vessel DB 50 has demobilized from the field. This facility is a significant operational achievement because it includes the first dry tree in deepwater Brazil.

•	Azerbaijan (COP) Project – We progressed the work as expected and continue to expect to complete the limited remaining offshore work by mid-May 2014.

•	Australia (Ichthys) Project – We remain on schedule for fabrication operations in our Batam, Indonesia fabrication yard and anticipate commencing offshore installation operations in the third quarter of 2014. Our work has resulted in the customer recognizing us as a leader among the program contractors, and we expect our work on this project will be a major subsea achievement.

In addition, we continue to make progress with our customers related to commercial matters and, although we can provide no assurance, there remains opportunity to improve the financial outcome from each of the above-mentioned projects.

We continue to expect the operating profit margins of projects in backlog to be in the low single digits, which does not cover our restructuring costs or a portion of fixed costs for direct operating expenses and general and administrative expenses. We review all our ongoing contracts and unresolved change orders at the end of each quarter to assess performance, progress and likelihood of successful resolution and determine if there is any need for adjustments to our estimates. While this review for the first quarter of 2014 will be conducted over the next few weeks, we are not aware, as a preliminary matter, of any issues that we believe would give rise to additional material losses on contracts, due to write-downs of change orders or otherwise, that, after taking into account offsetting positive developments, would materially and adversely impact our expectations regarding the first quarter of 2014. Our preliminary estimates are based on various assumptions and on our review of preliminary financial results for only two months of the quarter, and the full quarterly results will be based, in substantial part, on estimates and assumptions as of (and, in some cases, particularly with respect to contracts in a loss position, subsequent to) March 31, 2014. Accordingly, it is possible that actual first quarter 2014 results will differ substantially from our current expectation. In addition, our preliminary estimates relating to the first quarter of 2014 and the related assumptions do not give effect to our financial closing procedures. We expect to complete our financial closing procedures for the quarter ended March 31, 2014 in May 2014, and those procedures may also result in actual first quarter 2014 results differing substantially from our current expectations. Accordingly, you should not place undue reliance on our preliminary statements relative to the first quarter of 2014.

We completed the sale of the DLB KP1 in March 2014 for a gain of over $5 million.

We booked approximately $149 million of new orders in the first quarter of 2014, which includes a marine installation charter contract for our vessel North Ocean 105 for Petrobras in Brazil.

We are implementing our previously announced plan to improve our internal processes and risk management by increasing our operational efficiency through a new organizational design aimed at delivering improved and more predictable performance. The new organizational design orients our management around our offshore and subsea operations, with highly experienced business leaders who have responsibility for strategic direction of the business lines and for aligning our operations with customer needs. These business leaders will also provide oversight and project execution support for our regional operations and will have responsibility for efficiently allocating assets among the regional operations. Many of these leaders have been hired from outside McDermott and bring significant experience in the offshore industry. We have recently hired approximately 150 new people with extensive experience in subsea projects. These new additions to our team bring expertise in determining bid levels for new projects and executing complex subsea work. We expect to continue adding subsea leadership at the executive level and within our global, regional and local operations.

Atlantic and Corporate Restructuring

We commenced a restructuring of our Atlantic operations during the quarter ended June 30, 2013, which involves our Morgan City, Louisiana, Houston, Texas, New Orleans, Louisiana and Brazil locations. Our Morgan City, Louisiana location was one of our principal fabrication facilities prior to the restructuring. The restructuring involves, among other things, reductions of management, administrative, fabrication and engineering personnel, and a plan to discontinue utilization of the Morgan City facility (after the completion of existing backlog projects, which are currently forecasted to be completed in the third quarter of 2014). Future fabrication operations in the Atlantic segment are expected to be executed using the Altamira, Mexico facility for the foreseeable future. In addition, we have reached an agreement to exit our joint venture operation in Brazil. Costs associated with our Atlantic segment restructuring activities primarily include severance and other personnel-related costs, costs associated with exiting the joint venture in Brazil, asset impairment and relocation costs, environmental reserves and future unutilized lease costs. The total costs are expected to range between $55 million to $60 million in the aggregate. Of the total anticipated costs, we incurred approximately $14.6 million during the quarter ended December 31, 2013 and had incurred an aggregate of $34.1 million as of December 31, 2013.

In October 2013, we announced certain executive management changes that became effective during the fourth quarter of 2013. We also expect to implement changes to our organizational structure during the first half of 2014. These structure-related changes are expected to orient our company around offshore and subsea business lines supported by four geographic regions. We are also reevaluating and deferring capital expenditures, reducing our fixed-cost structure and seeking to divest certain non-core assets. Costs associated with our corporate reorganization activities will primarily include severance, relocation and other personnel-related costs and costs for advisors. The total of these costs is expected to range between $35 million to $40 million and to be incurred during 2014 and early 2015. Of the total anticipated costs, we incurred approximately $1.6 million during the quarter ended December 31, 2013.

Refinancing Transactions

We plan to refinance our existing revolving credit facility using the proceeds from new financings, which may include a $400 million first-lien, first-out letter of credit facility, a $300 million funded first-lien term loan facility and, as described below under “—Concurrent Private Placement of Second-Lien Notes,” $500 million of second-lien secured notes.

The offering of the Units is not conditioned upon the successful closing of the other refinancing transactions. Because the offering of the Units is not conditioned upon the successful closing of these other refinancing transactions, the offering of the Units may close even though the other refinancing transactions never close. If the other refinancing transactions do not close, our principal source of debt capital in the near term may be a funded first-lien bridge loan in the aggregate principal amount of $950 million pursuant to a financing commitment we have obtained from an affiliate of Goldman, Sachs & Co., which bridge facility and financing commitment are subject to customary conditions. See “Description of Material Indebtedness” for a more detailed description of the bridge facility.

You will face additional risks as a holder of Units if the other refinancing transactions do not close and we must rely on the bridge facility. For example, the bridge facility would not provide us with as much potential liquidity as the other refinancing transactions, may mature prior to one or more of the other refinancing transactions and would bear interest at a cost that is materially higher than both our historical debt servicing cost and the borrowing cost that would be associated with the other refinancing transactions. For a more detailed description of the risks you will face as a holder of Units if the other refinancing transactions do not close and we must rely on the bridge facility, see “Risk Factors—Because the offering of the Units is not conditioned upon the successful closing of the other refinancing transactions, the offering of the Units may occur even though the other refinancing transactions never close. If the other refinancing transactions do not close, our principal source of debt capital in the near term may be a funded bridge loan that will not provide us with as much potential liquidity as the other refinancing transactions and would bear interest at a cost that is materially higher than both our historical debt servicing cost and the cost that would be associated with the other refinancing transactions.”

We may not be able to complete the other refinancing transactions, and even if we complete the other refinancing transactions, we can provide no assurance as to what the final terms of those transactions will be. In particular, the sizes of the components of the other refinancing transactions may change from those described above. The foregoing description and any other information regarding the other refinancing transactions are included in this prospectus supplement solely for informational purposes and are not complete.

Concurrent Private Placement of Second-Lien Notes

On March 28, 2014, we announced that we were commencing a private placement of second-lien notes, in an aggregate principal amount currently contemplated to be $500 million. If we complete that private placement, the proceeds will be used to refinance indebtedness under our existing revolving credit facility and for other general corporate purposes, including the funding of working capital requirements and capital expenditures.

We can provide no assurance that we will complete the second-lien notes private placement, and even if we complete the second-lien notes private placement, we can provide no assurance as to what the final terms will be. In particular, the aggregate principal amount of second-lien notes may change from the $500 million currently contemplated. Completion of this offering is not contingent on the completion of the second-lien notes private placement, and completion of the second-lien notes private placement is not contingent on the completion of this offering. The foregoing description and any other information regarding the second-lien notes is included herein solely for informational purposes and is not complete. The concurrent private placement of second-lien notes is being made by a separate offering circular and is not part of the offering to which this prospectus supplement relates. The private placement of the second-lien notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold absent registration in the United States or an applicable exemption from the registration requirements. The second-lien notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any second-lien notes.

The Offering

The following summary of the offering contains basic information about the offering and the Units and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Units, please refer to the section of this prospectus entitled “Description of the Units.”

The Units

Issuer	McDermott International, Inc.

Number of Units offered	10,000,000 Units

Option to purchase additional Units	Up to 1,500,000 additional Units

Stated amount and initial offering price of each Unit	$25.00 for each Unit

Components of each Unit	Each Unit is comprised of two parts:

•	a prepaid stock purchase contract (a “purchase contract”); and

•	a senior amortizing note issued by us (an “amortizing note”).

Unless settled earlier at the holder’s option or our election, each purchase contract will automatically settle on April 1, 2017 (the “mandatory settlement date”) (subject to postponement in certain limited circumstances), and we will deliver not more than shares and not less than shares of our common stock per purchase contract, each subject to adjustment, based upon the applicable fixed settlement rates, the reference price, the threshold appreciation price and daily VWAP of our common stock, all as described below under “Description of the Purchase Contracts—Delivery of Common Stock.”

Each amortizing note will have an initial principal amount of $         , will bear interest at the rate of     % per annum and will have a final installment payment date of April 1, 2017. On each April 1, July 1, October 1 and January 1, commencing on July 1, 2014, we will pay equal quarterly cash installments of $         per amortizing note (except for the July 1, 2014 installment payment, which will be $         per amortizing note), which cash payment in the aggregate per year will be equivalent to a     % cash payment per year with respect to each $25.00 stated amount of Units. Each installment will constitute a payment of interest and a partial repayment of principal, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

The return to an investor on a Unit will depend upon the return provided by each component. The overall return will consist of the value of the shares of our common stock delivered upon settlement of the purchase contracts and the cash installments paid on the amortizing notes.

Each Unit may be separated into its components	Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date or any “early mandatory settlement date,” as defined below. Prior to separation, the purchase contracts and amortizing notes may only be purchased and transferred together as Units. See “Description of the Units—Separating and Recreating Units.”

A Unit may be recreated from its components	If you hold a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit on any business day before the third business day immediately preceding the mandatory settlement date or any early mandatory settlement date. See “Description of the Units—Separating and Recreating Units.”

No listing	We do not intend to apply for a listing of the Units, the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. Prior to this offering, there has been no public market for the Units.

Our common stock is listed on the NYSE under the symbol “MDR.”

Use of proceeds

We estimate that the net proceeds of this offering will be approximately $242 million (or approximately $279 million if the underwriter exercises its option to purchase additional Units in full), after deducting the underwriter’s commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds of this offering for general corporate purposes, including the funding of working capital requirements and capital expenditures. See “Use of Proceeds.”

U.S. federal income tax considerations	Although there is no authority directly on point and therefore the issue is not free from doubt, each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes, including amortizing notes which will be treated as indebtedness for U.S. federal income tax purposes. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (1) a Unit as an investment unit composed of two separate instruments in accordance with its form and (2) the amortizing notes component as indebtedness for U.S. federal income tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described herein.

Prospective investors should consult their tax advisors regarding the tax treatment of an investment in Units, whether a purchase of a Unit is advisable in light of the investor’s particular tax situation and the tax treatment described under “U.S. Federal Income Tax Considerations.”

Dividend policy	We currently intend to retain any future earnings to support our business and do not anticipate paying cash dividends in the foreseeable future. The declaration and payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, earnings, capital requirements of our business, the terms of any credit agreements, indentures or other debt agreements to which we may be a party at the time, legal requirements, industry practice and other factors that our board of directors deems relevant. The provisions contained in or to be contained in our existing revolving credit facility, the proposed refinancing transactions, and the bridge facility (if drawn) restrict or would restrict our ability to pay dividends on our common stock.

Risk factors	An investment in the Units involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-15 of this prospectus supplement, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

The Purchase Contracts

Mandatory settlement	Unless previously settled early at your or our election, for each purchase contract we will deliver to you on the third business day immediately following the last trading day of the observation period a number of shares of our common stock determined as described herein (a “mandatory settlement”). The “observation period” will be the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding April 1, 2017 (the “mandatory settlement date”). The number of shares of our common stock issuable upon mandatory settlement of each purchase contract (the “settlement amount”) will be equal to the sum of the “daily settlement amounts” (as defined below) for each of the 20 consecutive trading days during the relevant observation period.

Daily settlement amount	The daily settlement amount for each purchase contract and for each of the 20 consecutive trading days during the observation period will consist of:

•	if the daily VWAP is equal to or greater than $ per share (the “threshold appreciation price”), subject to adjustment, a number of shares of our common stock equal to (1) shares of common stock, subject to adjustment (the “minimum settlement rate”) divided by (2) 20;

•	if the daily VWAP is less than $ per share, subject to adjustment, but greater than $ per share (the “reference price”), subject to adjustment, a number of shares of our common stock equal to $1.25, which is 1/20 of the $25.00 stated amount of each Unit, divided by the daily VWAP; and

•	if the daily VWAP of our common stock is less than or equal to $ per share, subject to adjustment, a number of shares of our common stock equal to (1) shares of common stock, subject to adjustment (the “maximum settlement rate”), divided by (2) 20.

The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price are subject to adjustment as described below under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.”

The initial threshold appreciation price represents an appreciation of approximately % above the initial reference price of $ per share.

No fractional shares of our common stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment calculated as described herein. Except in the limited circumstances described herein, the purchase contract holders will not receive any cash distributions under the purchase contracts.

Early settlement at your election	On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date, you may settle any or all of your purchase contracts early, in which case we will deliver a number of shares of our common stock equal to the minimum settlement rate, which is subject to adjustment as described below under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.” That is, the market value of our common stock on the early settlement date will not affect the early settlement rate.

In addition, if a “fundamental change” (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock based on the “fundamental change early settlement rate” as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

Early settlement at our election	We may elect to settle all outstanding purchase contracts early at the “early mandatory settlement rate” upon a date fixed by us upon not less than 20 business days’ notice (the “early mandatory settlement date”).

The “early mandatory settlement rate” will be the maximum settlement rate.

If we elect to settle all the purchase contracts early, you will have the right to require us to repurchase your amortizing notes on the repurchase date and at the repurchase price as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

Purchase Contract Agent and Trustee	U.S. Bank National Association

The Amortizing Notes

Initial principal amount of each amortizing note	$

Installment payments	Each installment payment of $ (or, in the case of the installment payment due on July 1, 2014, $ ) per amortizing note will be paid in cash and will constitute a partial repayment of principal and a payment of interest, computed at an annual rate of %. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Payments will be applied first to the interest due and payable and then to the reduction of the unpaid principal amount, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

Installment payment dates	Each April 1, July 1, October 1 and January 1, commencing on July 1, 2014, with a final installment payment date of April 1, 2017.

Ranking of the amortizing notes	The amortizing notes will be our senior unsecured obligations. The indebtedness evidenced by the amortizing notes will:

•	rank senior in right of payment to any of our future subordinated indebtedness;

•	rank equally in right of payment with all of our existing and future senior indebtedness that is not subordinated;

•	be effectively subordinated in right of payment to our existing and future secured indebtedness, including borrowings under our existing revolving credit facility, any other secured indebtedness we may issue or incur under the refinancing transactions and any borrowings under the bridge facility (if drawn) to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

As of December 31, 2013, we had approximately $89.0 million of total consolidated indebtedness, all of which was secured indebtedness, and all of which would have been effectively senior to the amortizing notes. As of March 31, 2014, after giving effect to this offering, we would have had approximately $350.5 million of total debt outstanding, including approximately $42.5 million principal amount of the amortizing notes constituting a component of the Units offered hereby (assuming no exercise of the underwriter’s option to purchase additional units) and including approximately $308 million of secured indebtedness. As of December 31, 2013, our consolidated subsidiaries had approximately $89 million of total debt, all of which would have been structurally senior to the amortizing notes.

Repurchase of amortizing notes at the option of the holder	If we elect to settle the purchase contracts early (as described under “Description of the Purchase Contracts—Early Settlement at Our Election”), then holders will have the right to require us to repurchase some or all of their amortizing notes on the repurchase date for cash at the repurchase price per note to be repurchased, in accordance with and subject to the conditions described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

Additional amounts

All payments made by, or on behalf of, us under or with respect to the amortizing notes will be made without withholding or deduction for, or on account of, any taxes imposed or levied by or on behalf of any Panamanian taxing authority or any political subdivision or any authority or agency therein or thereof having power to tax or any other jurisdiction in which we (including, for the purposes of this sentence, any successor entity) are organized, incorporated, engaged in business or are otherwise resident or treated as resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent), unless required by law or regulation of any such taxing authority. In the event that any such withholding or deduction is so required, we will pay to the holder of each amortizing note such additional amounts as may be necessary to ensure that the net amount received by the holders after such withholding or deduction (and after deducting any taxes on the additional amounts) will equal the amounts that would have been received by such holders had no such withholding or deduction been required, subject to certain exceptions. See “Description of the Amortizing Notes—Payment of Additional Amounts.”

Redemption for changes in tax law	We may redeem the amortizing notes in whole, but not in part, at our option at 100% of principal amount, plus accrued and unpaid interest and additional amounts, if any, if we are required to pay any additional amounts as a result of certain changes in tax laws. See “Description of the Amortizing Notes—Redemption for Changes in Tax Law.”

Summary Historical Consolidated Financial Data

The summary historical consolidated financial data set forth below as of and for each of the three years ended December 31, 2013, 2012 and 2011 have been derived from our audited consolidated financial statements. The summary consolidated financial data are qualified in their entirety by and should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference herein. Historical results are not necessarily indicative of results that may be expected for any future period.

	Year Ended December 31,
	2013	2012		2011
	(In thousands)
Statements of Income Data:
Revenues	$2,658,932	$3,641,624		$3,445,110
Total Costs and Expenses (net of gains and disposals)	3,107,606	3,305,578		3,189,402
Equity in Income (Loss) of Unconsolidated Affiliates	(16,116)	(16,719)		(4,985)

Operating Income (Loss)	(464,790)	319,327		250,723
Total Other Income (Expense)	15,886	23,803		568

Income from Continuing Operations before Provision for Income Taxes, Discontinued Operations and Noncontrolling Interest	(448,904)	343,130		251,291
Provision for Income Taxes	49,051	129,204		87,124

Income (Loss) from Continuing Operations Before Discontinued Operations and Noncontrolling Interest	(497,955)	213,926		164,167
Total Income (Loss) from Discontinued Operations, Net of Tax	—	3,497		(12,812)

Net Income (Loss)	(497,955)	217,423		151,355

Less: Net Income Attributable to Noncontrolling Interest	18,958	10,770		12,625

Net Income (Loss) Attributable to McDermott International, Inc.	$(516,913)	$206,653		$138,730

Statements of Cash Flow Data:
Net Cash Provided by (Used in) Operating Activities—Continuing Operations	$(256,611)	$209,784		$97,446
Net Cash Provided by (Used in) Investing Activities—Continuing Operations	$(231,155)	$(188,923)		$48,765
Net Cash Provided by (Used in) Financing Activities—Continuing Operations	$(33,832)	$(13,793)		$21,289
Other Data:
Backlog	$4,802,223	$5,067,161		$3,881,063
EBITDA(1)	$(380,701)	$420,542		$345,056
Ratio of Earnings to Fixed Charges	— (2)	12.60	x	9.98	x
Balance Sheet Data (as of period end):
Total cash, restricted cash and cash equivalents and investments	$155,865	$704,255		$731,822
Total Assets	$2,807,371	$3,333,627		$2,992,814
Total Debt	$88,562	$102,708		$93,735
Total Equity	$1,440,344	$1,952,105		$1,733,712

(1)	EBITDA is a non-GAAP financial measure. See “—Non-GAAP Financial Measure and Reconciliation” below for a reconciliation of EBITDA to net income for the periods indicated.
(2)	For the year ended December 31, 2013, earnings were insufficient to cover fixed charges by $452,042, primarily as a result of operating losses during the year.

Non-GAAP Financial Measure and Reconciliation

We define “EBITDA” as net income before interest expense (net of interest income), income taxes and depreciation and amortization. EBITDA is presented to provide additional information about our operations. This item should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The GAAP measure most directly comparable to EBITDA is net income. Management believes that EBITDA provides investors and analysts with useful information with which to analyze and compare our operational performance and ability to service and incur debt with other companies in our industry. EBITDA may differ in the method of calculation from similarly titled measures used by other companies. EBITDA provides another measure of the operations of our business prior to the impact of interest expense (net of interest income), income taxes and depreciation and amortization. Furthermore, EBITDA is a common method of valuing companies such as ours.

The following table presents a reconciliation of EBITDA to the non-GAAP financial measure of net income for the periods indicated:

	Year Ended December 31,
	2013	2012	2011
	(In thousands)
Net Income	$(497,955)	$217,423	$151,355
Less:
Total Income (Loss) from Discontinued Operations, Net of Tax	—	3,497	(12,812)
Net Income Attributable to Noncontrolling Interest	18,958	10,770	12,625
Plus:
Provision for Income Taxes	49,051	129,204	87,124
Depreciation and Amortization	84,580	86,440	82,391
Drydock Amortization	18,467	25,545	24,567
Interest Income	(1,357)	(4,656)	(1,848)
Interest Expense	4	—	529
Other Income (Expense)	(14,533)	(19,147)	751

EBITDA	$(380,701)	$420,542	$345,056

RISK FACTORS

An investment in the Units involves risk. You should carefully consider the following risk factors, as well as the other information contained in and incorporated by reference into this prospectus supplement, before deciding whether to invest in the Units. Any of the following risks could materially adversely affect our business, financial condition, results of operations and cash flows. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations and cash flows.

Risk Factors Related to Our Business Operations

We derive substantially all of our revenues from companies in the oil and gas exploration and production industry, a historically cyclical industry with levels of activity that are significantly affected by the levels and volatility of oil and gas prices.

The demand for our EPCI services has traditionally been cyclical, depending primarily on the capital expenditures of oil and gas companies for construction of development projects. These capital expenditures are influenced by such factors as:

•	prevailing oil and gas prices;

•	expectations about future prices;

•	the cost of exploring for, producing and delivering oil and gas;

•	the sale and expiration dates of available offshore leases;

•	the discovery rate of new oil and gas reserves, including in offshore areas;

•	the rate of decline of existing oil and gas reserves;

•	laws and regulations related to environmental matters, including those addressing alternative energy sources and the risks of global climate change;

•	the development and exploitation of alternative fuels or energy sources;

•	domestic and international political, military, regulatory and economic conditions;

•	technological advances; and

•	the ability of oil and gas companies to generate funds for capital expenditures.

Prices for oil and gas have historically been extremely volatile and have reacted to changes in the supply of and demand for oil and natural gas (including changes resulting from the ability of the Organization of Petroleum Exporting Countries to establish and maintain production quotas), domestic and worldwide economic conditions and political instability in oil producing countries. We anticipate oil and natural gas prices will continue to be volatile and affect the demand for and pricing of our EPCI services. A material decline in oil or natural gas prices or activities over a sustained period of time could materially adversely affect the demand for our services and, therefore, our financial condition, results of operations and cash flows.

We are subject to risks associated with contractual pricing in our industry, including the risk that, if our actual costs exceed the costs we estimate on our fixed-price contracts, our profitability will decline, and we may suffer additional losses.

We are engaged in a highly competitive industry, and we have contracted for a substantial number of projects on a fixed-price basis. In many cases, these projects involve complex design and engineering, significant procurement of equipment and supplies and extensive construction management and other activities conducted over extended time periods, sometimes in remote locations. Our actual costs related to these projects could exceed our projections. We attempt to cover the increased costs of anticipated changes in labor, material and service costs of long-term contracts, either through estimates of cost increases, which are reflected in the original contract price, or through price escalation clauses. Despite these attempts, however, the cost and gross profit we realize on a fixed-price contract could vary materially from the estimated amounts because of supplier, contractor and subcontractor performance, our own performance, changes in job conditions, unanticipated weather conditions, variations in labor and equipment productivity and increases in the cost of raw materials, particularly steel, over the term of the contract. Several of these factors contributed to the substantial operating losses we incurred in the year ended December 31, 2013. In the future, these factors and other risks generally inherent in the industry in which we operate may result in actual revenues or costs being different from those we originally estimated and may result in reduced profitability or losses on projects. Some of these risks include:

•	Our engineering, procurement and construction projects may encounter difficulties related to the procurement of materials, or due to schedule disruptions, equipment performance failures or other factors that may result in additional costs to us, reductions in revenue, claims or disputes.

•	We may not be able to obtain compensation for additional work we perform or expenses we incur as a result of customer change orders or our customers providing deficient design or engineering information or equipment or materials.

•	We may be required to pay significant amounts of liquidated damages upon our failure to meet schedule or performance requirements of our contracts.

•	Difficulties in engaging third-party subcontractors, equipment manufacturers or materials suppliers or failures by third-party subcontractors, equipment manufacturers or materials suppliers to perform could result in project delays and cause us to incur additional costs.

Performance problems relating to any significant existing or future contract arising as a result of any of these or other risks could cause our actual results of operations to differ materially from those we anticipate at the time we enter into the contract and could cause us to suffer damage to our reputation within our industry and our customer base.

Our use of percentage-of-completion method of accounting could result in volatility in our results of operations.

We recognize revenues and profits from our long-term contracts using the percentage-of-completion basis of accounting. Accordingly, we review contract price and cost estimates periodically as the work progresses and reflect adjustments proportionate to the percentage of completion in income in the period when we revise those estimates. To the extent these adjustments result in a reduction or an elimination of previously reported profits with respect to a project, we would recognize a charge against current earnings, which could be material. Our current estimates of our contract costs and the profitability of our long-term projects, although reasonably reliable when made, could change as a result of the uncertainties associated with these types of contracts, and if adjustments to overall contract costs are significant, the reductions or reversals of previously recorded revenues and profits could be material in future periods. In addition, change orders, which are a normal and recurring part of our business, can increase (and sometimes substantially) the future scope and cost of a job. Therefore, change order awards (although frequently beneficial in the long term) can have the short-term effect of reducing the job percentage of completion and thus the revenues and profits that otherwise would be recognized to date. Additionally, to the extent that claims included in backlog, including those which arise from change orders which are under dispute or which have been previously rejected by the customer, are not resolved in our favor, there could be reductions in, or reversals of previously reported amounts of, revenues and profits, and charges against current earnings, which could be material.

Our backlog is subject to unexpected adjustments and cancellations.

The revenues projected in our backlog may not be realized or, if realized, may not result in profits. Because of project cancellations or changes in project scope and schedule, we cannot predict with certainty when or if backlog will be performed. In addition, even where a project proceeds as scheduled, it is possible that contracted parties may default and fail to pay amounts owed to us or poor project performance could increase the cost associated with a project. Delays, suspensions, cancellations, payment defaults, scope changes and poor project execution could materially reduce the revenues and reduce or eliminate profits that we actually realize from projects in backlog.

Reductions in our backlog due to cancellation or modification by a customer or for other reasons may adversely affect, potentially to a material extent, the revenues and earnings we actually receive from contracts included in our backlog. Many of the contracts in our backlog provide for cancellation fees in the event customers cancel projects. These cancellation fees usually provide for reimbursement of our out-of-pocket costs, revenues for work performed prior to cancellation and a varying percentage of the profits we would have realized had the contract been completed. However, we typically have no contractual right upon cancellation to the total revenues reflected in our backlog. Projects may remain in our backlog for extended periods of time. If we experience significant project terminations, suspensions or scope adjustments to contracts reflected in our backlog, our financial condition, results of operations and cash flows may be adversely impacted.

We have a substantial investment in our marine fleet. At times, a vessel or several vessels may require increased levels of maintenance and capital expenditures, may be less efficient than competitors’ vessels for certain projects, and may experience mechanical failure with the inability to economically return to service. If we are unable to manage our fleet efficiently and find profitable market opportunities for our vessels, our results of operations may deteriorate and our financial position and cash flows could be adversely affected.

We operate a fleet of construction and multi-service vessels of varying ages. Some of our competitors’ fleets and competing vessels in those fleets may be substantially newer than ours and more technologically advanced. Our vessels may not be capable of serving all markets and may require additional maintenance and capital expenditures, due to age or other factors, creating periods of downtime. In addition, customer requirements and laws of various jurisdictions may limit the use of older vessels or a foreign-flagged vessel, unless we are able to obtain an exception to such requirements and laws, which may not be available. Our ability to continue to upgrade our fleet depends on our ability to economically commission the construction of new vessels, as well as the availability to purchase in the secondary market newer, more technologically advanced vessels with the capabilities that may be required by our customers. If we are unable to manage our fleet efficiently and find profitable market opportunities for our vessels, our results of operations may deteriorate and our financial position and cash flows could be adversely affected.

Vessel construction, upgrade, refurbishment and repair projects are subject to risks, including delays and cost overruns, which could have an adverse impact on our available cash resources and results of operations.

We expect to make significant new construction and/or upgrade, refurbishment and repair expenditures for our vessel fleet from time to time, particularly in light of the aging nature of our vessels and requests for upgraded equipment from our customers. Some of these expenditures may be unplanned. Vessel construction, upgrade, refurbishment and repair projects may be subject to the risks of delay or cost overruns, including delays or cost overruns resulting from any one or more of the following:

•	unexpectedly long delivery times for, or shortages of, key equipment, parts or materials;

•	shortages of skilled labor and other shipyard personnel necessary to perform the work;

•	shipyard delays and performance issues;

•	failures or delays of third-party equipment vendors or service providers;

•	unforeseen increases in the cost of equipment, labor and raw materials, particularly steel;

•	work stoppages and other labor disputes;

•	unanticipated actual or purported change orders;

•	disputes with shipyards and suppliers;

•	design and engineering problems;

•	latent damages or deterioration to equipment and machinery in excess of engineering estimates and assumptions;

•	financial or other difficulties at shipyards;

•	interference from adverse weather conditions;

•	difficulties in obtaining necessary permits or in meeting permit conditions; and

•	customer acceptance delays.

Significant cost overruns or delays could materially affect our financial condition and results of operations. Additionally, capital expenditures for vessel upgrade, refurbishment and repair projects could materially exceed our planned capital expenditures. The failure to complete such a project on time, or the inability to complete it in accordance with its design specifications, may, in some circumstances, result in loss of revenues, penalties, or delay, renegotiation or cancellation of a contract. In the event of termination of one of these contracts, we may not be able to secure a replacement contract on as favorable terms. Moreover, our vessels undergoing upgrade, refurbishment and repair activities may not earn revenue during periods when they are out of service.

A change in tax laws could have a material adverse effect on us by substantially increasing our corporate income taxes and, consequently, decreasing our future net income and increasing our future cash outlays for taxes.

As a result of a reorganization completed in 1982, McDermott International, Inc. is a corporation organized under the laws of the Republic of Panama. Tax legislative proposals intending to eliminate some perceived tax advantages of companies that have legal domiciles outside the U.S. but operate in the U.S. through one or more subsidiaries have been introduced in the U.S. Congress in recent years. Recent examples include, but are not limited to, legislative proposals that would broaden the circumstances in which a non-U.S. company would be considered a U.S. resident for U.S. tax purposes. In addition, Panama enacted a law in 2013 that would have introduced a worldwide income tax on Panamanian tax residents, including us. The law was subsequently repealed with retroactive effect. Nonetheless, Panama could introduce similar legislation in the future. It is possible that, if legislation were to be enacted in these areas, we could be subject to a substantial increase in our corporate income taxes and, consequently, a decrease in our future net income and an increase in our future cash outlays for taxes. We are unable to predict the form in which any proposed legislation might become law or the nature of regulations that may be promulgated under any such future legislative enactments.

Our operations are subject to operating risks and limits on insurance coverage, which could expose us to potentially significant liabilities and costs.

We are subject to a number of risks inherent in our operations, including:

•	accidents resulting in injury or the loss of life or property;

•	environmental or toxic tort claims, including delayed manifestation claims for personal injury or loss of life;

•	pollution or other environmental mishaps;

•	hurricanes, tropical storms and other adverse weather conditions;

•	mechanical failures;

•	collisions;

•	property losses;

•	business interruption due to political action in foreign countries or other reasons; and

•	labor stoppages.

We have been, and in the future we may be, named as defendants in lawsuits asserting large claims as a result of litigation arising from events such as these. Insurance against some of the risks inherent in our operations is either unavailable or available only at rates that we consider uneconomical. Also, catastrophic events customarily result in decreased coverage limits, more limited coverage, additional exclusions in coverage, increased premium costs and increased deductibles and self-insured retentions. Risks that we have frequently found difficult to cost-effectively insure against include, but are not limited to, business interruption (including from the loss of or damage to a vessel), property losses from wind, flood and earthquake events, war and confiscation or seizure of property (including by act of piracy), pollution liability, liabilities related to occupational health exposures (including asbestos), professional liability/errors and omissions coverage, coverage for costs incurred for investigations related to breaches of laws or regulations, the failure, misuse or unavailability of our information systems or security measures related to those systems, and liability related to risk of loss of our work in progress and customer-owned materials in our care, custody and control. Depending on competitive conditions and other factors, we endeavor to obtain contractual protection against certain uninsured risks from our customers. When obtained, such contractual indemnification protection may not be as broad as we desire or may not be supported by adequate insurance maintained by the customer. Such insurance or contractual indemnity protection may not be sufficient or effective under all circumstances or against all hazards to which we may be subject. A successful claim for which we are not insured, for which we are underinsured or for which our contractual indemnity is insufficient could have a material adverse effect on us.

We have a captive insurance company subsidiary which provides us with various insurance coverages. Claims could adversely impact the ability of our captive insurance company subsidiary to respond to all claims presented.

Additionally, upon the February 22, 2006 effectiveness of the settlement relating to the Chapter 11 proceedings involving several subsidiaries of our former subsidiary B&W, most of our subsidiaries contributed substantial insurance rights providing coverage for, among other things, asbestos and other personal injury claims, to the asbestos personal injury trust. With the contribution of these insurance rights to the asbestos personal injury trust, we may have underinsured or uninsured exposure for non-derivative asbestos claims or other personal injury or other claims that would have been insured under these coverages had the insurance rights not been contributed to the asbestos personal injury trust.

Our failure to successfully defend against claims made against us by customers, suppliers or subcontractors, or our failure to recover adequately on claims made by us against customers, suppliers or subcontractors, could materially adversely affect our business, financial condition, results of operations and cash flows.

Our projects generally involve complex design and engineering, significant procurement of equipment and supplies and construction management. We may encounter difficulties in design or engineering, equipment or supply delivery, schedule changes and other factors, some of which are beyond our control, that affect our ability to complete projects in accordance with the original delivery schedules or to meet other contractual performance obligations. We occasionally bring claims against customers for additional costs exceeding contract prices or for amounts not included in original contract prices. These types of claims may arise due to matters such as customer-caused delays or changes from the initial project scope, which may result in additional costs, both direct and indirect. From time to time, claims are the subject of lengthy and expensive arbitration or litigation proceedings, and it is often difficult to accurately predict when those claims will be fully resolved. When these types of events occur and unresolved claims are pending, we may invest significant working capital in projects to cover cost overruns pending the resolution of the claims. In addition, claims may be brought against us by customers in connection with our contracts. Claims brought against us may include back charges for alleged defective or incomplete work, breaches of warranty and/or late completion of the work and claims for cancelled projects. The claims can involve actual damages, as well as contractually agreed-upon liquidated sums. Claims among us and our suppliers and subcontractors include claims similar to those described above. These claims, if not resolved through negotiation, may also become subject to lengthy and expensive arbitration or litigation proceedings. Claims among us, our customers, suppliers and subcontractors could materially adversely affect our business, financial condition, results of operations and cash flows.

We depend on a relatively small number of customers.

We derive a significant amount of our revenues and profits from a relatively small number of customers in a given year. Our inability to continue to perform services for a number of these large existing customers, if not offset by contracts with new or other existing customers, or delays in collecting receivables from these customers, could have a material adverse effect on our business and operations. Our significant customers include major integrated and national oil and gas companies.

We may not be able to compete successfully against current and future competitors.

The industry in which we operate is highly competitive. Some of our competitors or potential competitors have greater financial or other resources than we have. Our operations may be adversely affected if our current competitors or new market entrants introduce new facility designs or improvements to engineering, construction or installation services.

We face risks associated with investing in foreign subsidiaries and joint ventures, including the risks that the joint venture may not be able to effectively or efficiently manage its operations and that we may be restricted in our ability to access the cash flows or assets of these entities.

We conduct some operations through foreign subsidiaries and joint ventures. We do not manage all of our joint ventures. Even in those joint ventures that we manage, we may be required to consider the interests of the other joint venture participants in connection with decisions concerning the operations of the joint ventures, which in our belief may not be as efficient or effective as in our wholly owned subsidiaries. We may experience difficulties relating to the assimilation of personnel, services and systems in the joint venture operations. Any failure to efficiently and effectively operate with our joint venture partners may cause us to fail to realize the anticipated benefits of entering into the joint venture and could adversely affect our operating results for the joint venture. Additionally, our foreign subsidiaries and joint ventures sometimes face governmentally imposed restrictions on their ability to transfer funds to us. As a result, arrangements involving foreign subsidiaries and joint ventures may restrict us from gaining access to the cash flows or assets of these entities.

Our international operations are subject to political, economic and other uncertainties.

We derive a significant portion of our revenues from international operations. Our international operations are subject to political, economic and other uncertainties. These include:

•	risks of war, terrorism, piracy and civil unrest;

•	expropriation, confiscation or nationalization of our assets;

•	renegotiation or nullification of our existing contracts;

•	changing political conditions and changing laws and policies affecting trade and investment;

•	overlap of different tax structures;

•	risk of changes in currency exchange rates; and

•	risks associated with the assertion of national sovereignty over areas in which our operations are conducted.

We also may be particularly susceptible to regional conditions that may adversely affect our operations. Our major marine construction vessels typically require relatively long periods of time to mobilize over long distances, which could affect our ability to withdraw them from areas of conflict. Additionally, certain of our fabrication facilities are located in regions where conflicts may occur and limit or disrupt our operations. Recent events in the Middle East highlight the risk that conflicts could have a material adverse impact on both the markets we serve and our operating capabilities in this region. Similar or more significant events could also take place in these and other regions in which we operate and could limit or disrupt our markets and operations, including disruption from evacuation of personnel, cancellation of contracts or the loss of personnel or assets. Certain of our insurance coverages could also be cancelled by our insurers. The impacts of these risks are very difficult to cost effectively mitigate or insure against and, in the event of a significant event impacting the operations of one or more of our fabrication facilities, we will very likely not be able to timely replicate the fabrication capacity needed to meet existing contractual commitments, given the time and cost involved in doing so. Any failure by us to meet our material contractual commitments could give rise to loss of revenues, claims by customers, loss of future business opportunities and other issues, which could materially adversely affect our financial condition, results of operations and cash flows.

Various foreign jurisdictions have laws limiting the right and ability of foreign subsidiaries and joint ventures to pay dividends and remit earnings to affiliated companies. Our international operations sometimes face the additional risks of fluctuating currency values, hard currency shortages and controls of foreign currency exchange.

Employee, agent or partner misconduct or our overall failure to comply with laws or regulations could weaken our ability to win contracts, lead to the suspension of our operations and result in reduced revenues and profits.

Misconduct, fraud, non-compliance with applicable laws and regulations, or other improper activities by one or more of our employees, agents or partners could have a significant negative impact on our business and reputation. Such misconduct could include the failure to comply with regulations on lobbying or similar activities, regulations pertaining to internal control over financial reporting and various other applicable laws or regulations. The precautions we take to prevent and detect fraud, misconduct or failures to comply with applicable laws and regulations may not be effective. Our failure to comply with applicable laws or regulations or acts of fraud or misconduct could subject us to fines and penalties, lead to the suspension of operations and result in reduced revenues and profits.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act, other applicable worldwide anti-corruption laws or our 1976 Consent Decree.

The U.S. Foreign Corrupt Practices Act (“FCPA”) and other applicable worldwide anti-corruption laws generally prohibit companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business. These laws include the U.K. Bribery Act, which is broader in scope than the FCPA, as it contains no facilitating payments exception. Additionally, in 1976 we entered into a consent decree with the SEC which, among other things, forbids us from making payments in the nature of a commercial bribe to any customer or supplier to induce the purchase or sale of goods, services or supplies. We operate in some countries that international corruption monitoring groups have identified as having high levels of corruption. Our activities create the risk of unauthorized payments or offers of payments by one of our employees or agents that could be in violation of the FCPA or other applicable anti-corruption laws. Our training program and policies mandate compliance with applicable anti-corruption laws and the 1976 consent decree. Although we have policies, procedures and internal controls in place to monitor internal and external compliance, we cannot assure that our policies and procedures will protect us from governmental investigations or inquiries surrounding actions of our employees or agents. If we are found to be liable for violations of the FCPA or other applicable anti-corruption laws or of the 1976 consent decree (either due to our own acts or our inadvertence, or due to the acts or inadvertence of others), we could suffer from civil and criminal penalties or other sanctions, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Environmental laws and regulations and civil liability for contamination of the environment or related personal injuries may result in increases in our operating costs and capital expenditures and decreases in our earnings and cash flow.

Governmental requirements relating to the protection of the environment, including those requirements relating to solid waste management, air quality, water quality and cleanup of contaminated sites, have had a substantial impact on our operations. These requirements are complex and subject to frequent change as well as new restrictions. For example, because of concerns that carbon dioxide, methane and certain other so-called “greenhouse gases” in the Earth’s atmosphere may produce climate changes that have significant adverse impacts on public health and the environment, various governmental authorities have considered and are continuing to consider the adoption of regulatory strategies and controls designed to reduce the emission of greenhouse gases resulting from regulated activities, which adoption in areas where we conduct business could require us or our customers to incur added costs to comply, may result in delays in pursuit of regulated activities and could adversely affect demand for the oil and natural gas that our customers produce, thereby potentially limiting the demand for our services. Failure to comply with these requirements may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory or remedial obligations or the issuance of orders enjoining performance of some or all of our operations. In some cases, they can impose liability for the entire cost of cleanup on any responsible party without regard to negligence or fault and impose liability on us for the conduct of others or conditions others have caused, or for our acts that complied with all applicable requirements when we performed them. Our compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of contamination may require us to make material expenditures or subject us to liabilities that we currently do not anticipate. Such expenditures and liabilities may adversely affect our business, financial condition, results of operations and cash flows. See “Business—Governmental Regulations and Environmental Matters—Environmental” in our Annual Report on Form 10-K incorporated by reference herein for further information.

Our businesses require us to obtain, and to comply with, government permits and approvals.

Our businesses are required to obtain, and to comply with, government permits and approvals. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of permits or approvals may adversely affect our operations by temporarily suspending our activities or curtailing our work and may subject us to penalties and other sanctions. Although existing licenses are routinely renewed by various regulators, renewal could be denied or jeopardized by various factors, including:

•	failure to provide adequate financial assurance for closure;

•	failure to comply with environmental and safety laws and regulations or permit conditions;

•	local community, political or other opposition;

•	executive action; and

•	legislative action.

In addition, if new environmental legislation or regulations are enacted or implemented, or existing laws or regulations are amended or are interpreted or enforced differently, we may be required to obtain additional operating permits or approvals. Our inability to obtain, and to comply with, the permits and approvals required for our businesses could have a material adverse effect on us.

We are subject to government regulations that may adversely affect our future operations.

Many aspects of our operations and properties are affected by political developments and are subject to both domestic and foreign governmental regulations, including those relating to:

•	constructing and equipping of production platforms and other offshore facilities;

•	marine vessel safety;

•	the operation of foreign-flagged vessels in the coastal trade;

•	currency conversions and repatriation;

•	oil exploration and development;

•	clean air and other environmental protection legislation;

•	taxation of foreign earnings and earnings of expatriate personnel;

•	required use of local employees and suppliers by foreign contractors; and

•	requirements relating to local ownership.

In addition, we depend on the demand for our services from the oil and gas industry and, therefore, we are generally affected by changing taxes and price controls, as well as new or amendments to existing laws, regulations or other government controls imposed on the oil and gas industry generally, whether due to a particular incident or because of shifts in political decision making. The adoption of laws and regulations curtailing offshore exploration and development drilling for oil and gas for economic and other policy reasons would adversely affect our operations by limiting the demand for our services. In the U.S. Gulf of Mexico, there have been a series of recent regulatory initiatives developed and implemented at the federal level, imposing more stringent safety, permitting and certification requirements on oil and gas companies pursuing exploration, development and production activities, which have resulted in increased compliance costs, added delays in drilling and a more aggressive enforcement regimen by regulators.

Additionally, certain ancillary activities related to the offshore construction industry, including the transportation of personnel and equipment between U.S. ports and the field of work in U.S. waters, may constitute “coastwise trade” within the meaning of certain U.S. federal laws and regulations. Under these laws and regulations, including the cabotage law generally referred to as the “Jones Act,” only vessels (1) owned by a certain percentage of U.S. citizens that are built and registered under the laws of the U.S. or (2) which are subject to an exception or exemption may engage in such “coastwise trade.” When we operate our foreign-flagged vessels in the U.S. Gulf of Mexico, we operate within the current interpretation of the Jones Act with respect to permitted activities for foreign-flagged vessels. Significant changes to the interpretation of the Jones Act and ruling letters regarding the Jones Act could affect our ability to operate, or competitively operate, our foreign-flagged vessels in the U.S. Gulf of Mexico or other U.S. waters. We are also subject to the risk of the enactment or amendment of cabotage laws in other jurisdictions in which we operate, which could negatively impact our operations in those jurisdictions.

We cannot determine the extent to which our future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations.

Recently adopted regulations related to “conflict minerals” could adversely impact our business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) contains provisions to improve transparency and accountability concerning the supply of certain minerals, known as conflict minerals, originating from the Democratic Republic of Congo and adjoining countries (collectively, the “Covered Countries”). The term “conflict minerals” encompasses tantalum, tin, tungsten (and their ores) and gold.

In August 2012, pursuant to the Dodd-Frank Act, the SEC adopted new annual disclosure and reporting requirements applicable to any company that files periodic public reports with the SEC, if any conflicts minerals are necessary to the functionality or production of a product manufactured, or contracted to be manufactured, by that company. These new annual reporting requirements, which require companies to describe reasonable country of origin inquiries, due diligence measures, the results of those activities and related determinations, will become applicable beginning in May 2014.

Because we have a highly complex, multi-layered supply chain, we may incur significant costs if required to comply with these new disclosures. In addition, the implementation of procedures to comply with these requirements could adversely affect the sourcing, supply and pricing of materials, including components, used in our products. Our suppliers (or suppliers to our suppliers) may not be able or willing to provide all requested information or to take other steps necessary to ensure that no conflict minerals financing or benefiting armed groups are included in materials or components supplied to us for our manufacturing purposes. We may face reputational challenges if we determine that certain of our products contain minerals not determined to be conflict free or if we are unable to sufficiently verify the origins for all conflict minerals necessary to the functionality or production of our products through the procedures we may implement. Also, we may encounter challenges to satisfy customers that may require all of the components of products purchased by them to be certified as conflict free. If we are not able to meet customer certification requirements, customers may choose to disqualify us as a supplier. In addition, since the applicability of the new conflict minerals requirements is limited to companies that file periodic reports with the SEC, not all of our competitors will need to comply with these requirements unless they are imposed by customers. As a result, those competitors may have cost and other advantages over us.

The loss of the services of one or more of our key personnel, or our failure to attract, assimilate and retain trained personnel at a competitive cost, or decreased productivity of such personnel, could disrupt our operations and result in loss of revenues.

Our success depends on the continued active participation of our executive officers and key operating personnel. The unexpected loss of the services of any one of these persons could adversely affect our operations.

Our operations require the services of employees having the technical training and experience necessary to obtain the proper operational results. As such, our operations depend, to a considerable extent, on the continuing availability and productivity of such personnel. If we should suffer any material loss of personnel to competitors , have decreased labor productivity of employed personnel for any reason, or be unable to employ additional or replacement personnel with the requisite level of training and experience to adequately operate our businesses, our operations could be adversely affected. A significant increase in the wages paid by other employers could result in a reduction in our workforce, increases in wage rates, or both. Our industry is currently experiencing high demand for the services of employees and escalating wage rates. If any of these events occurred for a significant period of time, our financial condition, results of operations and cash flows could be adversely impacted.

Our inability to change our organizational structure could have a significant adverse impact on our business and results of operations in the future.

We expect to implement changes to our organizational structure during the first half of 2014. These structure-related changes are expected to orient our company around offshore and subsea business lines supported by four geographic regions. If we are unable to implement these changes as expected, it may have a significant adverse impact on our business and results of operations in the future.

We rely on intellectual property law and confidentiality agreements to protect our intellectual property. We also rely on intellectual property we license from third parties. Our failure to protect our intellectual property rights, or our inability to obtain or renew licenses to use intellectual property of third parties, could adversely affect our business.

Our success depends, in part, on our ability to protect our proprietary information and other intellectual property. Our intellectual property could be challenged, invalidated, circumvented or rendered unenforceable. In addition, effective intellectual property protection may be limited or unavailable in some foreign countries where we operate.

Our failure to protect our intellectual property rights may result in the loss of valuable technologies or adversely affect our competitive business position. We rely significantly on proprietary technology, information, processes and know-how that are not subject to patent or copyright protection. We seek to protect this information through trade secret or confidentiality agreements with our employees, consultants, subcontractors or other parties, as well as through other security measures. These agreements and security measures may be inadequate to deter or prevent misappropriation of our confidential information. In the event of an infringement of our intellectual property rights, a breach of a confidentiality agreement or divulgence of proprietary information, we may not have adequate legal remedies to protect our intellectual property. Litigation to determine the scope of intellectual property rights, even if ultimately successful, could be costly and could divert management’s attention away from other aspects of our business. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

In some instances, we have augmented our technology base by licensing the proprietary intellectual property of third parties. In the future, we may not be able to obtain necessary licenses on commercially reasonable terms.

Systems and information technology interruption could adversely impact our ability to operate.

We continue to evaluate potential replacements of existing key financial and human resources legacy systems with new enterprise systems. This potential implementation subjects us to inherent costs and risks associated with replacing and changing these systems, including potential disruption of our internal control structure, substantial capital expenditures, demands on management time and other risks of delays or difficulties in transitioning to new systems or of integrating new systems into our current systems. Our possible systems implementations may not result in productivity improvements at the levels anticipated, or at all. In addition, the implementation of new technology systems may cause disruptions in our business operations. This disruption and any other information technology system disruptions and our ability to mitigate those disruptions, if not anticipated and appropriately mitigated, could have a material adverse effect on us.

Our operations are also subject to the risk of cyber attacks. If our systems for protecting against cybersecurity risks prove not to be sufficient, we could be adversely affected by, among other things, loss or damage of intellectual property, proprietary information, or customer data, having our business operations interrupted, and increased costs to prevent, respond to, or mitigate cybersecurity attacks. These risks could have a material adverse effect on our business, consolidated results of operations, and consolidated financial condition.

Our business strategy includes acquisitions to continue our growth. Acquisitions of other businesses can create certain risks and uncertainties.

We intend to pursue growth through the acquisition of businesses or assets that we believe will enable us to strengthen or broaden the types of projects we execute and also expand into new industries and regions. We may be unable to continue this growth strategy if we cannot identify suitable businesses or assets, reach agreement on potential strategic acquisitions on acceptable terms or for other reasons. Moreover, business or asset acquisitions involve certain risks, including:

•	difficulties relating to the assimilation of personnel, services and systems of an acquired business and the assimilation of marketing and other operational capabilities;

•	challenges resulting from unanticipated changes in customer relationships subsequent to an acquisition;

•	additional financial and accounting challenges and complexities in areas such as tax planning, treasury management, financial reporting and internal controls;

•	assumption of liabilities of an acquired business, including liabilities that were unknown at the time the acquisition transaction was negotiated;

•	diversion of management’s attention from day-to-day operations;

•	failure to realize anticipated benefits, such as cost savings and revenue enhancements;

•	potentially substantial transaction costs associated with business combinations; and

•	potential impairment of goodwill or other intangible assets resulting from the overpayment for an acquisition.

Acquisitions may be funded by the issuance of additional equity or new debt financing, which may not be available on attractive terms, particularly given our recent operating losses. Moreover, to the extent an acquisition transaction financed by non-equity consideration results in goodwill, it will reduce our tangible net worth, which might have an adverse effect on potential credit and bonding capacity.

Additionally, an acquisition may bring us into businesses we have not previously conducted and expose us to additional business risks that are different than those we have historically experienced.

Our results of operations could be affected by natural disasters in locations in which we and our customers and suppliers operate.

Our customers and suppliers have operations in locations that are subject to natural disasters, such as flooding, hurricanes, tsunamis, earthquakes, volcanic eruptions or nuclear or other disasters, or a combination of such disasters, such as the events experienced in Japan in 2011. The occurrence of any of these events and the impacts of such events could disrupt and adversely affect the operations of our customers and suppliers as well as our operations in the areas in which these types of events occur.

War, other armed conflicts or terrorist attacks could have a material adverse effect on our business.

War, terrorist attacks and unrest have caused and may continue to cause instability in the world’s financial and commercial markets, have significantly increased political and economic instability in some of the geographic areas in which we operate and have contributed to high levels of volatility in prices for oil and gas. Instability and unrest in the Middle East and Afghanistan, as well as threats of war or other armed conflict elsewhere, may cause further disruption to financial and commercial markets and contribute to even higher levels of volatility in prices for oil and gas. In addition, unrest in the Middle East and Afghanistan could lead to acts of terrorism in the United States or elsewhere, and acts of terrorism could be directed against companies such as ours. Also, acts of terrorism and threats of armed conflicts in or around various areas in which we operate, such as the Middle East and Indonesia, could limit or disrupt our markets and operations, including disruptions from evacuation of personnel, cancellation of contracts or the loss of personnel or assets. Armed conflicts, terrorism and their effects on us or our markets may significantly affect our business and results of operations in the future.

Risk Factors Related to Our Financial Condition and Credit Markets

Our debt may increase significantly if we incur additional debt in the future or do not retire existing debt.

If the proposed refinancing transactions are consummated or the bridge facility is drawn, our debt and funded debt obligations will increase significantly. Under such circumstances, our significant debt and funded debt levels and related debt service obligations could have negative consequences, including:

•	requiring us to dedicate significant cash flow from operations to the payment of principal, interest and other amounts payable on our debt, which would reduce the funds we have available for other purposes, such as working capital, capital expenditures and acquisitions;

•	making it more difficult or expensive for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements, debt refinancing, acquisitions or other purposes;

•	reducing our flexibility in planning for or reacting to changes in our industry and market conditions;

•	making us more vulnerable in the event of a downturn in our business; and

•	exposing us to increased interest rate risk given that a portion of our debt obligations are at variable interest rates.

Volatility and uncertainty of the financial markets may negatively impact us.

We intend to finance our existing operations and initiatives, primarily with cash and cash equivalents, investments, cash flows from operations, proceeds from any completed refinancing transaction or proceeds from the bridge facility (if drawn). We also enter into various financial derivative contracts, including foreign currency forward contracts with banks and institutions to manage our foreign exchange rate risk. In addition, we maintain our cash balances and short-term investments in accounts held by major banks and financial institutions located primarily in North America, Europe and Asia, and some of those accounts hold deposits that exceed available insurance. During the global economic downturn that began in 2007, the financial markets and the financial services industry experienced a period of unprecedented turmoil and upheaval characterized by the bankruptcy, failure, collapse or sale of various financial institutions and an unprecedented level of intervention from the U.S. government. If national and international economic conditions deteriorate, it is possible that we may not be able to obtain alternative financing on favorable terms. It is possible that one or more of the financial institutions in which we hold our cash and investments could become subject to bankruptcy, receivership or similar proceedings. As a result, we could be at risk of not being able to access material amounts of our cash, which could result in a temporary liquidity crisis that could impede our ability to fund operations. A deterioration in the credit markets could adversely affect the ability of many of our customers to pursue new projects requiring our services or to pay us on time and the ability of many of our suppliers to meet our needs on a competitive basis. Our financial derivative contracts involve credit risk associated with our hedging counterparties, and a deterioration in the financial markets, including the markets with respect to any particular currencies, such as the Euro, could adversely affect our hedging counterparties and their abilities to fulfill their obligations to us.

The provisions contained or to be contained in the agreements relating to our existing revolving credit facility, any refinancing transaction we complete and the bridge facility (if drawn) impose or could impose restrictions that could limit our operating and investment flexibility.

The provisions contained or to be contained in the agreements relating to our existing revolving credit facility, any refinancing transaction we complete and the bridge facility (if drawn) impose or could impose various restrictions and covenants on us that could have adverse consequences, including:

•	limiting our ability to react to changing economic, regulatory and industry conditions;

•	limiting our ability to compete and our flexibility in planning for, or reacting to, changes in our business and the industry;

•	limiting our ability to dispose of assets;

•	limiting our ability to pay dividends to our stockholders; and

•	limiting our ability to borrow additional funds.

See “Description of Material Indebtedness—Revolving Credit Facility” for a discussion of the terms of the revolving credit facility. See “Summary—Refinancing Transactions” for a discussion of the refinancing transactions. See “Description of Material Indebtedness—Bridge Facility” for a discussion of the bridge facility.

Maintaining adequate letter of credit capacity is necessary for us to successfully bid on and win various contracts.

In line with industry practice, we are often required to post standby letters of credit to customers. These letters of credit generally indemnify customers should we fail to perform our obligations under the applicable contracts. If a letter of credit is required for a particular project and we are unable to obtain it due to insufficient liquidity or other reasons, we may not be able to pursue that project. We have limited capacity for letters of credit. Moreover, due to events that affect the credit markets generally, letters of credit may be more difficult to obtain in the future or may only be available at significant additional cost. Letters of credit may not continue to be available to us on reasonable terms.

Our inability to obtain adequate letters of credit and, as a result, to bid on new work could have a material adverse effect on our business, financial condition and results of operations.

Foreign exchange risks and fluctuations may affect our profitability on certain projects.

We operate on a worldwide basis with substantial operations outside the U.S. that subject us to currency exchange risks. In order to manage some of the risks associated with foreign currency exchange rates, we enter into foreign currency derivative (hedging) instruments, especially when there is currency risk exposure that is not naturally mitigated via our contracts. However, these actions may not always eliminate all currency risk exposure, in particular for our long-term contracts. A disruption in the foreign currency markets, including the markets with respect to any particular currencies, such as the Euro, could adversely affect our hedging instruments and subject us to additional currency risk exposure. Based on fluctuations in currency, the U.S. dollar value of our backlog may from time to time increase or decrease significantly. We do not enter into derivative instruments for trading or other speculative purposes. Our operational cash flows and cash balances, though predominately held in U.S. dollars, may consist of different currencies at various points in time in order to execute our project contracts globally and meet transactional requirements. Non-U.S. asset and liability balances are subject to currency fluctuations when measured period to period for financial reporting purposes in U.S. dollars.

Pension expenses associated with our retirement benefit plans may fluctuate significantly depending on changes in actuarial assumptions, future market performance of plan assets and legislative or other regulatory actions.

A substantial portion of our current and retired employee population is covered by pension and post-retirement benefit plans, the costs and funding requirements of which depend on our various assumptions, including estimates of rates of return on benefit-related assets, discount rates for future payment obligations, rates of future cost growth and trends for future costs. Variances from these estimates could have a material adverse effect on us. In addition, funding requirements for benefit obligations of our pension and post-retirement benefit plans are subject to legislative and other government regulatory actions.

Risk Factors Related to the B&W Spin-off

In connection with the spin-off of B&W, B&W agreed to indemnify us for certain liabilities. However, the indemnity from B&W may not be sufficient to protect us against the full amount of such liabilities, and B&W’s ability to satisfy its indemnification obligations may be impaired in the future.

In 2010, we completed a spinoff of The Babcock & Wilcox Company (“B&W”) to our stockholders through a distribution of all of the outstanding common stock of B&W. Pursuant to the master separation agreement we entered into with B&W, B&W agreed to indemnify us from certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that B&W assumed. In addition, the indemnity may not be sufficient to protect us against the full amount of such liabilities, and B&W may not be able to fully satisfy its indemnification obligations to us. Moreover, even if we ultimately succeed in recovering from B&W any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could adversely affect our business, results of operations and financial condition.

The spin-off of B&W could result in substantial tax liability.

In connection with the spin-off of B&W, we obtained a private letter ruling from the Internal Revenue Service (“IRS”) substantially to the effect that, for U.S. federal income tax purposes, the spin-off and certain related transactions qualified under Sections 355 and/or 368 of the U.S. Internal

Revenue Code of 1986, as amended (the “Code”). If the factual assumptions or representations made in the request for the private letter ruling prove to have been inaccurate or incomplete in any material respect, then we will not be able to rely on the ruling. Furthermore, the IRS does not rule on whether a distribution such as the spin-off satisfies certain requirements necessary to obtain tax-free treatment under Section 355 of the Code. The private letter ruling was based on representations by us that those requirements were satisfied, and any inaccuracy in those representations could invalidate the ruling. In connection with the spin-off, we also obtained an opinion of outside counsel, substantially to the effect that, for U.S. federal income tax purposes, the spin-off and certain related transactions qualified under Sections 355 and/or 368 of the Code. The opinion relied on, among other things, the continuing validity of the private letter ruling and various assumptions and representations as to factual matters made by B&W and us which, if inaccurate or incomplete in any material respect, would jeopardize the conclusions reached by such counsel in its opinion. The opinion is not binding on the IRS or the courts, and there can be no assurance that the IRS or the courts would not challenge the conclusions stated in the opinion or that any such challenge would not prevail.

If, notwithstanding receipt of the private letter ruling and opinion, certain transactions related to the spin-off were to fail to qualify for tax-free treatment, B&W would be treated as if it had sold part of its assets (which were retained by us) in a taxable sale for fair market value and we would be treated as receiving such assets from B&W as a taxable dividend.

Under the terms of the tax sharing agreement we entered into with B&W in connection with the spin-off, B&W is generally responsible for any taxes imposed on B&W or us and our subsidiaries in the event that the spin-off and/or certain related transactions were to fail to qualify for tax-free treatment. However, if the spin-off and/or certain related transactions were to fail to qualify for tax-free treatment because of actions or failures to act by us or our subsidiaries, a subsidiary of ours would be responsible for all such taxes. If we were to become liable for taxes under the tax sharing agreement, that liability could have a material adverse effect on us.

Risks Related to the Units, the Amortizing Notes, the Purchase Contracts and our Common Stock

Because the offering of the Units is not conditioned upon the successful closing of the other refinancing transactions, the offering of the Units may occur even though the other refinancing transactions never close.

If the other refinancing transactions do not close, our principal source of debt capital in the near term may be the bridge facility, which will not provide us with as much potential liquidity as the other refinancing transactions, may mature prior to one or more of the other refinancing transactions and would bear interest at a cost that is materially higher than both our historical debt servicing cost and the borrowing cost that would be associated with the other refinancing transactions.

We plan to refinance our existing revolving credit facility with new financings, which may include a new $400 million first-lien, first-out letter of credit facility, a $300 million funded first-lien term loan facility and $500 million of second-lien secured notes. If we are unable to complete these other refinancing transactions, then we expect to replace the existing facility with the proceeds of up to $950 million aggregate principal amount of a first-lien bridge facility pursuant to a financing commitment we have obtained from affiliates of Goldman, Sachs & Co., which bridge facility and financing commitment are subject to customary conditions. See “Description of Material Indebtedness” for a more detailed description of the bridge facility.

The bridge facility will not provide us with as much potential liquidity as, and may mature prior to one or more of, the other refinancing transactions and, therefore, our access to cash may be impaired relative to our access to cash if the other refinancing transactions did close.

Our borrowing cost under the bridge facility would be materially greater than both our expected borrowing cost under the other refinancing transactions and our historical borrowing cost under the existing facility.

Because the offering of the Units is not conditioned upon consummating the other refinancing transactions, we may not be able to replace the existing facility with the proceeds from the other refinancing transactions and we may instead have to resort to replacing the existing facility using proceeds from the more expensive bridge facility. As a result, our future cost of borrowings is uncertain and may require a materially greater amount of cash from operations to service the fully funded bridge facility, which would reduce our ability to pursue new growth opportunities and could otherwise materially negatively impact us and the operation of our business. For a more detailed description of the risks we face as a result of our high level of indebtedness, see “—Our debt may increase significantly and could increase further if we incur additional debt in the future and do not retire existing debt.”

The market price and trading volume of our shares of common stock may be volatile, which may make it difficult for you to resell your shares of common stock when you want or at prices you find attractive.

The market price of our shares of common stock has fluctuated substantially and may continue to fluctuate in response to the factors described under “Forward-Looking Statements,” among others. The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline.

The purchase contracts, pursuant to which we will deliver shares of our common stock, are components of the Units. The number of shares of common stock that you will receive upon settlement of a purchase contract on the mandatory settlement date (subject to postponement in certain limited circumstances set forth herein), whether as a component of a Unit or a separate purchase contract, will depend upon the daily VWAPs of our common stock for each of the 20 consecutive trading days in the observation period. Because the price of our common stock fluctuates, there can be no assurance that the market value of our common stock received by you per purchase contract will be equal to or greater than the initial reference price of $        . You will realize a loss on any decline in the market value of our common stock below the reference price. Furthermore, because we will in no event deliver more than                 shares of our common stock (subject to adjustment) upon settlement of a purchase contact, the market value of our common stock delivered to you upon settlement may be less than the effective price per share paid by you for such common stock on the date of the issuance of the Units. Therefore, you assume the risk that the market value of our common stock may decline before the mandatory settlement date or any early settlement date. Any decline in the market value of our common stock may be substantial.

The trading prices for the Units, the purchase contracts and the amortizing notes will be directly affected by the trading prices for our common stock, the general level of interest rates (including changes thereto as a result of Federal Reserve policies) and our credit quality, each of which is impossible to predict.

It is impossible to predict whether the prices of our common stock, prevailing interest rates or our credit quality will rise or fall. The market price of our common stock will be influenced by general stock market conditions and our operating results and business prospects and other factors described elsewhere in these “Risk Factors.” In addition, sales by us or our stockholders of substantial amounts of common stock in the market after the offering of the Units or the perception that those sales could occur can affect the price of our common stock. The market for our common stock likely will influence, and be influenced by, a market that develops for the Units, if any, or the separate purchase contracts, if any. For example, investors’ anticipation of the distribution into the market of the additional shares of common stock issuable upon settlement of the purchase contracts could depress the price of our common stock and increase the volatility with respect to our common stock, which could in turn depress the price of the Units and the separate purchase contracts. The price of our common stock also could be affected by possible sales of such common stock by actions taken by investors who view the Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that is likely to develop involving the Units, separate purchase contracts and the common stock. The arbitrage activity could, in turn, affect the trading prices of the Units, the separate purchase contracts and our common stock.

In recent years, the Federal Reserve has undertaken a policy known as quantitative easing, which involves open market transactions by monetary authorities to stimulate economic activity through the purchase of assets with longer maturities than short-term government bonds. The Federal Reserve has since indicated that it may begin a so-called “tapering” of quantitative easing some time in 2014, depending upon its assessment of the performance of the U.S. economy. Expectations for near-term tapering of quantitative easing have led to higher long-term interest rates, and market interest rates may continue to rise if the Federal Reserve adopts, or accelerates the implementation of, a tapering policy. Increases in market interest rates may cause the interest component of the amortizing notes to be less attractive relative to other investments, resulting in the decline in market value of the amortizing notes and thus the Units.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our shares of common stock and/or dilute the value of our common stock but without triggering an anti-dilution adjustment under the terms of the purchase contracts.

We are not restricted from issuing, and stockholder approval is not required in order to issue, additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock, except for any stockholder approval as may be required by the NYSE. We have in the past, and may in the future, sell such equity and equity-linked securities. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our shares of common stock. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our shares of common stock.

The market price of our common stock may be adversely affected if we issue additional shares of our common stock. The number of shares of common stock issuable upon settlement of the purchase contracts is subject to adjustment only for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers. The number of shares of common stock deliverable upon settlement is not subject to adjustment for other events that may adversely affect the value of our common stock, such as employee stock options grants, offerings of our common stock for cash, certain exchanges of our common stock for other securities or in connection with acquisitions and other transactions. The terms of the Units do not restrict our ability to offer our common stock in the future or to engage in other transactions that could dilute our common stock, which may adversely affect the value of the Units and separate purchase contracts.

You may not receive dividends on the shares of our common stock.

We do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. Any payment of cash dividends will depend on our financial condition, results of operations,

capital requirements, earnings and other factors deemed relevant by our board of directors. Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The declaration and payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, earnings, capital requirements of our business, the terms of any credit agreements, indentures or other debt agreements to which we may be a party at the time, legal requirements, industry practice and other factors that our board of directors deems relevant. The provisions contained or to be contained in the agreements relating to our existing revolving credit facility, the proposed refinancing transactions and the bridge facility (if drawn) restrict or would restrict our ability to pay dividends on our common stock.

Our shares of common stock are an equity security and are subordinate to our existing and future indebtedness and structurally subordinated to all the indebtedness claims against our subsidiaries.

Shares of our common stock are equity interests and do not constitute indebtedness. As such, shares of our common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including claims in a bankruptcy, liquidation or similar proceeding.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation, reorganization or otherwise, and thus your ability as a holder of shares of common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, our common stock is structurally subordinated to all existing and future liabilities and obligations of our subsidiaries.

You will receive only a portion of any appreciation in the market price of our common stock.

The aggregate market value of our common stock delivered to you upon settlement of a purchase contract on the mandatory settlement date (unless earlier settled and subject to postponement in certain limited circumstances set forth herein) generally will exceed the $25.00 stated amount of each Unit only if the daily VWAPs per share of our common stock over the observation period generally exceed the threshold appreciation price per share. Therefore, during the period prior to the mandatory settlement date, an investment in a Unit affords less opportunity for equity appreciation than a direct investment in our common stock at the initial reference price. If, for the applicable observation period, the daily VWAP remains constant and is less than the threshold appreciation price but greater than the reference price, the purchase contracts will settle at the money, and you would not receive the benefit of any appreciation in the market value of our common stock. Furthermore, if, for the applicable observation period, the daily VWAP remains constant and is greater than or equal to the threshold appreciation price, you would receive only a portion of the appreciation in the market value of our common stock that you would have received had you purchased $25.00 worth of shares of our common stock at the initial reference price instead of a Unit. See “Description of the Purchase Contracts—Delivery of Common Stock” for a table showing the number of shares of our common stock that you would receive at various daily VWAPs based on the assumptions set forth therein.

Servicing our debt will require a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations, including making payments on the amortizing notes.

Our cash flow from operating activities and other sources may not be sufficient to fund our liquidity needs. Our ability to make payments on and to refinance our existing and future indebtedness, including the amortizing notes, will depend on our current and future ability to generate cash from our operations. Our ability to generate cash from our operations is subject to economic and financial conditions in our industry, the global economy and legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings or other sources of debt incurrence will be available in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the amortizing notes.

A substantial decrease in our operating cash flow or a substantial increase in our expenses could make it difficult for us to meet debt service requirements and could require us to modify our operations, including by selling assets, reducing our capital expenditures, refinancing all or a portion of our existing debt or obtaining additional financing. We can provide no assurance that these actions, if required, would generate sufficient funds to meet all our requirements.

Our existing and future secured creditors will have a prior claim on our assets to the extent of the value of the collateral securing their indebtedness.

The amortizing notes will be our general senior unsecured obligations and will be effectively subordinated to all of our existing and future secured debt, to the extent of the lesser of the value of the assets securing such debt and the obligations secured thereby, including our obligations under our revolving credit facility, any refinancing transaction we complete and the bridge facility (if drawn).

Holders of our secured indebtedness will have claims that are prior to the claims of holders of the amortizing notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries are parties to our revolving credit facility, which is secured by liens on substantially all of our assets. See “Description of Material Indebtedness.” In addition, concurrently with this offering, we are proposing to enter into the refinancing transactions described in “Summary—Refinancing Transactions.” Finally, we may borrow funds under the bridge facility. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the amortizing notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the amortizing notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. We cannot assure you that there will be sufficient assets to pay amounts due on the amortizing notes. As a result, holders of amortizing notes may receive less, ratably, than holders of secured indebtedness.

As of March 31, 2014, we had approximately $308 million of secured indebtedness outstanding, all of which would have been effectively senior to the amortizing notes. The completion of the private placement of the second-lien notes described in “Summary—Recent Developments—Concurrent Private Placement of Second-Lien Notes” may increase our overall level of secured indebtedness that would be effectively senior to the amortizing notes. The provisions of the indenture governing the amortizing notes will not prohibit us from incurring additional secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the assets securing such indebtedness. Therefore, such assets will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the amortizing notes, until such secured indebtedness is satisfied in full.

Claims of holders of the amortizing notes will be structurally subordinated to claims of creditors of any of our subsidiaries and to claims of creditors of our joint ventures.

Holders of the amortizing notes will not have any claim as creditors against any of our subsidiaries or our joint ventures to the assets and earnings of those subsidiaries and joint ventures. The claims of the creditors of those subsidiaries and joint ventures would have priority over any of our claims. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of our subsidiaries and joint ventures, creditors of those subsidiaries and joint ventures would be paid before any amounts would be distributed to us as equity, and thus be available to satisfy our obligations under the amortizing notes and other claims against us. At December 31, 2013, our subsidiaries and our joint ventures had assets of approximately $2.8 billion, or 99% of our total assets. For the year ended December 31, 2013, our subsidiaries and our joint ventures generated all of our total revenues.

Our ability to repay our debt, including the amortizing notes, is affected by the cash flow generated by our subsidiaries and joint ventures.

We are a holding company with limited direct operations. Our principal assets are the equity interests that we hold, directly or indirectly, in our subsidiaries and joint ventures, which own substantially all the assets and conduct all the operations of our consolidated business. Accordingly, repayment of our indebtedness, including the amortizing notes, will be dependent on the generation of cash flow by our subsidiaries and joint ventures and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries or joint ventures may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the amortizing notes. Each subsidiary and joint venture is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries and joint ventures. In the event that we do not receive sufficient distributions from our subsidiaries and joint ventures, we may be unable to make required principal, premium, if any, and interest payments on our indebtedness, including the amortizing notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the amortizing notes.

Any default under the agreements governing our other indebtedness could prohibit us from making payments of principal, premium, if any, or interest on the amortizing notes and could substantially decrease the market value of the amortizing notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or litigation.

We may not be able to settle your purchase contracts and deliver shares of our common stock, or make payments on the amortizing notes, in the event that we file for bankruptcy.

Upon the recurrence of specified events of bankruptcy, insolvency or reorganization with respect to McDermott, the mandatory settlement date for each purchase contact, whether held separately or as part of a Unit, will automatically accelerate. If we file for bankruptcy protection prior to settlement of the purchase contracts, we may be unable to deliver our common stock to you and, in such circumstances, we expect that your claim will be relegated to a claim in bankruptcy that ranks equally with the claims of our common stockholders, in which case you will only be able to recover damages to the extent holders of our common stock receive any recovery. Indeed, to the extent that the purchase contracts are “executory contracts” as defined in the Bankruptcy Code, under the Bankruptcy Code we would be prohibited from assuming the purchase contracts and delivering our common stock to you. See “Description of the Purchase Contracts—Consequences of Bankruptcy.” In addition, bankruptcy law generally prohibits the payment of pre-bankruptcy debt by a company that has commenced a bankruptcy case while the case is pending. If we become a debtor in a bankruptcy case, so long as the case was pending you would likely not receive payments of principal or interest due under the amortizing note component of the Units.

We may still be able to incur substantially more indebtedness.

The provisions contained or to be contained in the agreements relating to our indebtedness, including our revolving credit facility, the amortizing notes, any refinancing transaction we complete and the bridge facility (if drawn), will not prohibit us from incurring additional indebtedness, and the amount of indebtedness that we could incur could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, including as a result of the concurrent private placement of second-lien notes. If we incur additional secured indebtedness, the holders of that debt will be entitled to priority over the holders of the amortizing notes in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization or similar proceedings. This may have the effect of reducing the amount of proceeds available for payment to holders of the amortizing notes.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the Units.

We expect that many investors in, and potential purchasers of, the Units will employ, or seek to employ, an equity-linked arbitrage strategy with respect to the Units. Investors would typically implement such a strategy by selling short the common stock underlying the Units and dynamically adjusting their short position while continuing to hold the Units. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. The SEC and other regulatory and self-regulatory authorities have implemented rules and may adopt additional rules or take other actions (including as a result of the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, current Rule 201 of SEC Regulation SHO generally restricts the price at which a short sale may be effected when the price of a “covered security” (including our common stock) triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, then for the remainder of the day and the following day, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Units to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the Units.

In addition, if investors and potential purchasers seeking to employ an equity-linked arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case, on commercially reasonable terms, the trading price and liquidity of the Units may be adversely affected.

You may receive shares of common stock upon settlement of the purchase contracts that are lower in value than the price of the common stock just prior to the mandatory settlement date.

Because the daily settlement amounts are determined based on the daily VWAP of our common stock for each of the 20 consecutive trading days during the observation period, the number of shares of common stock delivered for each purchase contract on the mandatory settlement date (subject to postponement in certain limited circumstances) may be greater than or less than the number that would have been delivered based on the closing price of the common stock on the last trading day of the observation period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

If you elect to settle your purchase contracts prior to the mandatory settlement date, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Holders of the Units or separate purchase contracts have the option to settle their purchase contracts early during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date. However, if you elect to settle your purchase contracts early, you will receive for each purchase contract a number of shares of common stock equal to the applicable minimum settlement rate, regardless of the current market value of our common stock, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will be entitled to settle your purchase contracts at the applicable fundamental change early settlement rate, which may be greater than the applicable minimum settlement rate. In either case, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date (subject to postponement in certain limited circumstances).

Upon issuance of the Units, our common stock will incur immediate dilution.

Upon issuance of the Units, which includes a purchase contract component, our common stock will incur immediate and substantial net tangible book value dilution on a per share basis.

The secondary market for the Units, the purchase contracts and the amortizing notes may be illiquid.

The Units will be new securities for which there is no established trading market. We do not intend to apply for a listing of the Units on any securities exchange or for quotation of the Units on any automated dealer system. Although the underwriter has advised us that it intends to make a market in the Units, it is not obligated to do so. The underwriter may discontinue market making at any time in its sole discretion without notice. Accordingly we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

Beginning on the business day immediately succeeding the date of initial issuance of the Units, purchasers of Units will be able to separate each Unit into a purchase contract and an amortizing note. We are unable to predict how the separate purchase contracts or the separate amortizing notes will trade in the secondary market, or whether that market will be liquid or illiquid. Initially, we will not apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we might apply to list such separate purchase contracts and separate amortizing notes in the future as described herein. If (1) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (2) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we might endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be the NYSE) subject to applicable listing requirements.

The purchase contract agreement will not be qualified under the Trust Indenture Act, and the obligations of the purchase contract agent are limited.

The purchase contract agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The amortizing notes constituting a part of the Units will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the amortizing notes. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•	provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

The fundamental change early settlement rate may not adequately compensate you for the lost value of your purchase contracts.

If a “fundamental change” occurs and you elect to exercise your fundamental change early settlement right, you will be entitled to settle your purchase contracts at the applicable fundamental change early settlement rate. Although the fundamental change early settlement rate is designed to compensate you for the lost value of your purchase contracts as a result of the early settlement of the purchase contracts, this feature may not adequately compensate you for such loss. In addition, if the stock price in the fundamental change is greater than $ per share (subject to adjustment), this feature of the purchase contracts will not compensate you for any additional loss suffered in connection with a fundamental change. See “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price of the purchase contracts may not be adjusted for all dilutive events.

The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price of the purchase contracts are subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender offers or exchange offers, as described under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates” in this prospectus supplement. The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price will not be adjusted for other events, such as an issuance of our common stock for cash, that may adversely affect the trading price of the purchase contracts or the Units and the market price of our common stock. There can be no assurance that an event will not occur that is adverse to the interests of the holders of the purchase contracts or the Units and their value, but that does not result in an adjustment to the minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price.

We may not have the ability to raise the funds necessary to repurchase the amortizing notes following the exercise of our early mandatory settlement right, and our debt outstanding at that time may contain limitations on our ability to repurchase the amortizing notes.

If we elect to exercise our early mandatory settlement right, holders of the amortizing notes will have the right to require us to repurchase the amortizing notes on the repurchase date at the repurchase price described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” However, we may not have enough available cash or be able to obtain financing at the time it is required to make repurchases of amortizing notes surrendered for repurchase, particularly as the exercise of such right, or the events giving rise to our exercise of such right, may trigger a similar repurchase requirement for a portion of our other indebtedness. In addition, our ability to repurchase the amortizing notes may be limited by agreements governing our current and future indebtedness. Our failure to repurchase amortizing notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing our other indebtedness outstanding at that time. If the repayment of the other indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the amortizing notes.

The amortizing notes will not provide holders with the right to require us to repurchase them upon a fundamental change.

The indenture governing the amortizing notes does not provide holders of amortizing notes with any right to require us to repurchase such notes upon the occurrence of certain events that would constitute a “fundamental change” as defined under “Description of the Purchase Contracts.” Accordingly, holders of our amortizing notes will bear the risk that any such fundamental change occurs and adversely affects our capital structure, credit ratings or the value of the amortizing notes.

Until you have the rights of a record holder with respect to shares of our common stock deliverable under the purchase contracts, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

Until you have the rights of a record holder with respect to shares of our common stock deliverable under the purchase contracts, you are not entitled to any rights with respect to our common stock, including voting rights and rights to receive any dividends or other distributions on our common stock, but you are subject to all changes affecting our common stock. The purchase contracts do not confer on you any rights with respect to our common stock except at the times, and subject to the conditions, described in this prospectus supplement. For example, in the event that an amendment to our amended and restated articles of incorporation (our “articles of incorporation”) or our amended and restated by-laws (our “bylaws”) requiring stockholder approval is proposed and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed the owner of the shares of our common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock once you become a stockholder.

Some significant restructuring transactions may not constitute fundamental changes, in which case we would not be obligated to early settle the purchase contracts.

Upon the occurrence of specified fundamental changes, you will have the right to require us to settle the purchase contracts. However, the definition of “fundamental change” herein is limited to specified corporate events and may not include other events that might adversely affect our financial condition or the value of the purchase contracts. For example, events such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to settle the purchase contracts at the applicable fundamental change early settlement rate. In the event of any such events, the holders of the purchase contracts would not have the right to require us to settle the purchase contracts at the applicable fundamental change early settlement rate, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the trading price of the purchase contracts.

The liquidity of any trading market that develops for the Units may be adversely affected by future repurchases by us of Units through exchange offers, open market repurchases, privately negotiated transactions or otherwise.

We have in the past repurchased our securities and may in the future repurchase the Units, through exchange offers, open market repurchases, privately negotiated transactions or otherwise. If a significant percentage of the Units were repurchased or exchanged in any such transaction, the liquidity of the trading market for the Units, if any, may be substantially reduced. Any Units repurchased or exchanged will reduce the amount of Units outstanding. As a result, the Units may trade at a discount to the price at which they would trade if the applicable transaction was not consummated due to such decreased liquidity, subject to prevailing interest rates, the market for similar securities and other factors. A smaller outstanding amount of the Units may also make the trading prices of the Units more volatile. If a portion of the Units were repurchased or exchanged in the future, there might not be an active market in the Units and the absence of an active market could adversely affect your ability to trade the Units and the prices at which the Units may be traded.

The U.S. federal income tax consequences relating to the Units are uncertain.

No statutory, judicial or administrative authority directly addresses the characterization of the Units or instruments similar to the Units for U.S. federal income tax purposes. As a result, some aspects of the U.S. federal income tax consequences of an investment in the Units are not certain. Specifically, the amortizing notes and the purchase contracts could potentially be recharacterized as a single instrument for U.S. federal income tax purposes, in which case holders could be required to recognize as income the entire amount of each payment on the amortizing notes (rather than treating a portion as a tax-free return of principal). No ruling is being requested from the Internal Revenue Service with respect to the Units, and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed below under “U.S. Federal Income Tax Considerations.” Prospective investors should consult their tax advisors regarding the tax considerations discussed thereunder and the potential alternative tax characterizations of the Units.

You may be subject to tax upon an adjustment to the settlement rate of the purchase contracts even though you do not receive a corresponding cash distribution.

The fixed settlement rates of the purchase contracts are subject to adjustment in certain circumstances, including, without limitation, the payment of certain cash dividends and upon a fundamental change. If the fixed settlement rates are adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. See “U.S. Federal Income Tax Considerations.”

Provisions in our corporate documents and Panamanian law could delay or prevent a change in control of our company, even if that change may be considered beneficial by some stockholders.

The existence of some provisions of our articles of incorporation and by-laws and Panamanian law could discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These include provisions:

•	providing that our board of directors fixes the number of members of the board;

•	limiting who may call special meetings of stockholders;

•	restricting the ability of stockholders to take action by written consent, rather than at a meeting of the stockholders;

•	establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings;

•	establishing supermajority vote requirements for certain amendments to our articles of incorporation and by-laws;

•	authorizing a large number of shares of common stock that are not yet issued, which would allow our board of directors to issue shares to persons friendly to current management, thereby protecting the continuity of our management, or which could be used to dilute the stock ownership of persons seeking to obtain control of us; and

•	authorizing the issuance of “blank check” preferred stock, which could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt.

In addition, we are registered with the Panamanian National Securities Commission (the “PNSC”) and, as a result, we are subject to Decree No. 45 of December 5, 1977, of the Republic of Panama, as amended (the “Decree”). The Decree imposes certain restrictions on offers to acquire voting securities of a company registered with the PNSC if, following such an acquisition, the acquiror would own directly or indirectly more than 5% of the outstanding voting securities (or securities convertible into voting securities) of such company, with a market value of at least five million Balboas (approximately $5.0 million). Under the Decree, any such offeror would be required to provide us with a declaration stating, among other things, the identity and background of the offeror, the source and amount of funds to be used in the proposed transaction and the offeror’s plans with respect to us. In that event, the PNSC may, at our request, hold a public hearing as to the adequacy of the disclosure provided by the offeror. Following such a hearing, the PNSC would either determine that full and fair disclosure had been provided and that the offeror had complied with the Decree or prohibit the offeror from proceeding with the offer until it has furnished the required information and fully complied with the Decree. Under the Decree, such a proposed transaction cannot be consummated until 45 days after the delivery of the required declaration prepared or supplemented in a complete and accurate manner, and our board of directors may, in its discretion, within 15 days of receiving a complete and accurate declaration, elect to submit the transaction to a vote of our stockholders. In that case, the transaction could not proceed until approved by the holders of at least two-thirds of the voting power of the shares entitled to vote at a meeting held within 30 days of the date it is called. If such a vote is obtained, the shares held by the offeror would be required to be voted in the same proportion as all other shares that are voted in favor of or against the offer. If the stockholders approved the transaction, it would have to be consummated within 60 days following the date of that approval. The Decree provides for a civil right of action by stockholders against an offeror who does not comply with the provisions of the Decree. It also provides that certain persons, including brokers and other intermediaries who participate with the offeror in a transaction that violates the Decree, may be jointly and severally liable with the offeror for damages that arise from a violation of the Decree. We have a long-standing practice of not requiring a declaration under the Decree from passive investors who do not express any intent to exercise influence or control over our company and who remain as passive investors, so long as they timely file appropriate information on Schedule 13D or Schedule 13G under the Exchange Act. This practice is consistent with advice we have received from our Panamanian counsel to the effect that our Board of Directors may waive the protection afforded by the Decree and not require declarations from passive investors who invest in our common stock with no intent to exercise influence or control over our company.

We believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal, and are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of our company and our stockholders.

We may issue preferred stock that could dilute the voting power or reduce the value of our common stock.

Our articles of incorporation authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $242 million (or approximately $279 million if the underwriter exercises its option to purchase additional Units in full), after deducting the underwriter’s commissions and estimated offering expenses. We currently intend to use the net proceeds of this offering for general corporate purposes, including the funding of working capital requirements and capital expenditures.

On March 28, 2014, we announced that we were commencing a private placement of second-lien notes, in an aggregate principal amount currently contemplated to be $500 million. If we complete that private placement, the proceeds will be used to refinance indebtedness outstanding under our existing revolving credit facility and for general corporate purposes, including the funding of working capital requirements and capital expenditures.

We can provide no assurance that we will complete the second-lien notes private placement, and even if we complete the second-lien notes private placement, we can provide no assurance as to what the final terms will be. In particular, the aggregate principal amount of second-lien notes may change from the $500 million currently contemplated. Completion of this offering is not contingent on the completion of the second-lien notes private placement, and completion of the second-lien notes private placement is not contingent on the completion of this offering. The foregoing description and any other information regarding the second-lien notes is included herein solely for informational purposes and is not complete. The concurrent private placement of second-lien notes is being made by a separate offering circular and is not part of the offering to which this prospectus supplement relates. The private placement of the second-lien notes have not been registered under the Securities Act, and may not be offered or sold absent registration in the United States or an applicable exemption from the registration requirements. The second-lien notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any second-lien notes.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2013:

•	on an actual basis; and

•	as-adjusted to give effect to the offering of the Units at a stated per Unit amount of $25.00 (assuming no exercise of the underwriter’s option to purchase additional Units) and the application of the net proceeds therefrom as described in “Use of Proceeds.”

The amounts reflected in the following table have not been adjusted to give effect to the concurrent private placement of second-lien notes, any other refinancing transactions or any future borrowing under the bridge facility. The offering of the Units is not conditioned upon the successful closing of any of the other refinancing transactions. To the extent that we complete any of the refinancing transactions or we draw on the bridge facility, we will have substantial additional funded secured debt that is effectively senior to the amortizing notes. See “Risk Factors—Our debt may increase significantly and could increase further if we incur additional debt in the future and do not retire existing debt.”

You should read this table in conjunction with our consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference herein.

	December 31, 2013
	Actual	As Adjusted
	(Dollars in thousands)
Long-term debt(1):
Revolving credit facility(2)	$—	$—
Construction financing	49,019	49,019
Amortizing notes forming part of the Units(3)	—	42,260

Total long-term debt	$49,019	$91,279

Stockholders’ equity:
Common stock	$244,271	$244,271
Capital in excess of par value(4)	1,414,457	1,622,197
Retained earnings	(71,157)	(71,157)
Treasury stock at cost, 7,130,294 shares	(97,926)	(97,926)
Accumulated other comprehensive loss	(140,131)	(140,131)

Stockholders’ equity—McDermott International, Inc.	1,349,514	1,557,254
Noncontrolling interest	90,830	90,830

Stockholders’ equity	$1,440,344	$1,648,084

Total capitalization	$1,489,363	$1,739,363

(1)	Excludes (a) $570.4 million of outstanding letters of credit (of which $214.3 million was outstanding under our revolving credit facility), bank guarantees and surety bonds as of December 31, 2013 that are not considered indebtedness under GAAP and (b) current maturities of long-term debt of $39.5 million.
(2)	As of March 31, 2014, we had approximately $250 million of borrowings outstanding under our revolving credit facility.
(3)	Each Unit will include an amortizing note. Approximately 17% of the stated amount of the Units will be represented by the amortizing notes.

(4)	We expect to record the issuance of the purchase contract portion of the Units as additional paid-in-capital, net of issuance costs of the purchase contracts, in our financial statements. We also expect to record the amortizing notes portion of the Units as long-term debt and to record the issuance costs of the amortizing notes as a prepaid expense, which will be amortized over the term of the amortizing notes. We will allocate the proceeds from the issuance of the Units to the purchase contracts and amortizing notes based on the relative fair values of the respective components, determined as of the date of issuance of the Units. See footnote (3) above. Approximately 83% of the stated amount of the Units will be represented by the purchase contracts, and we assumed that the underwriting discounts and commissions and estimated offering expenses will be allocated to the purchase contracts.

PRICE RANGE OF COMMON STOCK; DIVIDEND POLICY

Our common stock is traded on the NYSE under the symbol “MDR.” The following table sets forth the high and low closing sales prices for transactions involving our common stock during each fiscal quarter, as reported by the NYSE.

	Price Ranges
	Low	High
Fiscal Year 2014
March 31, 2014 (through March 28, 2014)	$7.37	$8.16
Fiscal Year 2013
December 31, 2013	$6.93	$9.16
September 30, 2013	6.73	8.93
June 30, 2013	8.18	11.03
March 31, 2013	10.50	13.47
Fiscal Year 2012
December 31, 2012	$9.66	$12.45
September 30, 2012	10.73	13.56
June 30, 2012	9.04	13.25
March 31, 2012	11.34	15.35

On March 28, 2014, the last reported sale price of our common stock on the NYSE was $7.73 per share. As of March 21, 2014, there were approximately 2,379 record holders of our common stock.

We have not paid cash dividends on our common stock since the second quarter of 2000 and do not currently have plans to reinstate a cash dividend at this time. The declaration and payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, earnings, capital requirements of our business, the terms of any credit agreements, indentures or other debt agreements to which we may be a party at the time, legal requirements, industry practice and other factors that our board of directors deems relevant. The provisions contained or to be contained in the agreements relating to our existing revolving credit facility, the proposed refinancing transactions and the bridge facility (if drawn), restrict or would restrict our ability to pay dividends on our common stock.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Revolving Credit Facility

Our existing revolving credit facility provides for borrowings and issuances of letters of credit in an aggregate outstanding amount of up to $950 million and is scheduled to mature on August 19, 2016. Proceeds from borrowings under that facility are available for working capital needs and other general corporate purposes. We intend to refinance our existing revolving credit facility using the proceeds from either: (1) new financings, which may include a $400 million first-lien, first-out letter of credit facility, a $300 million funded first-lien term loan facility and the concurrent private placement of second-lien notes; or (2) the bridge facility described below. For additional information regarding our existing revolving credit facility, please see the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity—Credit Agreement” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus supplement.

Bridge Facility

On March 2, 2014, we entered into a Commitment Letter with Goldman Sachs Lending Partners LLC (“GSLP”) under which GSLP has committed to provide us with a bridge facility. The bridge facility would provide us with the ability to borrow up to $950.0 million to refinance our existing revolving credit facility and pay fees and expenses in connection therewith and to use for general corporate purposes.

Subject to the next paragraph, the loans under the bridge facility are available to be drawn until April 11, 2014 (subject to extension in certain circumstances). As of the date of this prospectus supplement, we have not drawn any loans under the bridge facility.

The availability of the loans under the bridge facility, which have not yet been funded, is subject to the satisfaction (or waiver) of the conditions set forth in the commitment letter. The date on which such conditions are satisfied (or waived) will be the “Bridge Closing Date.” The loans under the bridge facility are to be made in a single borrowing on the Bridge Closing Date and will mature and be payable in full on the 1-year anniversary of the Bridge Closing Date (the “Initial Maturity Date”), provided that, on the Initial Maturity Date, any loans under the bridge facility that have not been previously repaid in full will automatically be converted into loans that will mature on the 5-year anniversary of the Bridge Closing Date.

The $950.0 million facility amount will automatically be reduced prior to the Bridge Closing Date by the aggregate amount of net proceeds received by us from certain equity and debt capital markets transactions (including any net proceeds received by us from the issuance of the Units).

GSLP and its affiliates have performed commercial banking, investment banking or advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. GSLP and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of our business for which they may receive customary fees and reimbursement of expenses. Goldman, Sachs & Co., an affiliate of Goldman Sachs, is acting as sole book-running manager in this offering of the Units.

Interest Rate and Fees

Until the earlier of (a) the first anniversary of the Bridge Closing Date and (b) the occurrence of certain other events (the “Conversion Date”), the bridge facility will bear interest at a floating rate, reset quarterly, as follows: (1) for the first three-month period commencing on the Bridge Closing Date, the bridge facility will bear interest at a rate per annum equal to the reserve adjusted Eurodollar Rate, plus 6.50% (collectively, the “LIBOR Rate”), and (2) thereafter, at a floating per annum rate equal to, reset at the beginning of each subsequent three-month period, the LIBOR Rate plus the Spread. The “Spread” will initially be 50 basis points (commencing three months after the Closing Date) and will increase by an additional 50 basis points ever three months thereafter.

From and after the Conversion Date, assuming the Units are issued (but without giving effect to any Units issued under the underwriter’s overallotment option) and the $950.0 million facility amount is reduced by the net proceeds thereof, our annual pre-tax interest expense on the bridge facility could be as high as $63 million to $77 million.

In addition to interest expense, we are obligated to pay customary fees and other amounts under the terms of the commitment letter and the bridge facility.

Guarantees and Security

The bridge facility will be guaranteed by each of our existing and subsequently acquired or organized wholly-owned subsidiaries (subject to certain customary exceptions).

In addition, the bridge facility will be secured on a first-lien basis by all the assets that constitute collateral under our existing revolving credit facility, including the equity interests in our wholly-owned subsidiaries and all our personal property, subject to customary exceptions.

Prepayments

The bridge facility will require us to prepay the loans with 100% of the net cash proceeds received by us from specified asset sales, issuances or sales of equity and incurrences of borrowed money indebtedness, subject to certain exceptions.

Covenants and Events of Default

The bridge facility will contain certain customary negative covenants, including a limitation with respect to incurrence of other indebtedness and liens, a negative pledge covenant, a restricted junior payment covenant, a restriction on subsidiary distributions covenant, a restriction on investments covenant, a merger or similar transaction covenant, a restriction on the sale of assets (including subsidiary interests) covenant, a restriction on sale and lease-backs covenant, a restriction on capital expenditures covenant, a restriction on transactions with affiliates covenant, a conduct of business covenant, a restriction on amendments and waivers of organizational documents covenant, a restriction on junior indebtedness and other material agreements covenants, an accounting changes covenant, a margin regulations covenant, a cancellation of indebtedness covenant, an activities in Panama covenant and a change in vessel flags covenant, subject, in each case, to certain exceptions.

The bridge facility will also contain customary affirmative covenants.

An event of default may result in the acceleration of any outstanding loans under the bridge facility.

The foregoing description of the bridge facility does not purport to be complete and is subject to, and qualified in its entirety by, the description of the bridge facility set forth in the commitment letter, which was filed as Exhibit 4.8 to our Annual Report on Form 10-K for the year ended December 31, 2013 and is incorporated herein by reference.

North Ocean 105 Financing

On September 30, 2010, we, as guarantor, and North Ocean 105 AS, in which we have a 75% ownership interest, as borrower, entered into a financing agreement to finance a portion of the construction costs of the North Ocean 105. The agreement provides for borrowings of up to $69.4 million, bearing interest at 2.76% per year, and requires principal repayment in 17 consecutive semi-annual installments, which commenced on October 1, 2012. Borrowings under the agreement are secured by, among other things, a pledge of all of the equity of North Ocean 105 AS, a mortgage on the North Ocean 105, and a lien on substantially all of the other assets of North Ocean 105 AS. We unconditionally guaranteed all amounts to be borrowed under the agreement. At December 31, 2013, there was $57.2 million in borrowings outstanding under this agreement, of which approximately $8.2 million was classified as current notes payable. At December 31, 2012, there was $65.4 million in borrowings outstanding, of which $8.2 million was classified as current notes payable.

DESCRIPTION OF THE UNITS

We are offering 10,000,000 Units (or 11,500,000 Units if the underwriter exercises its option to purchase additional Units in full), each with a stated amount of $25.00. Each Unit is comprised of a prepaid stock purchase contract (a “purchase contract”) and a senior amortizing note (an “amortizing note”) issued by McDermott. The following summary of the terms of the Units, the summary of the terms of the purchase contracts set forth under the caption “Description of the Purchase Contracts” and the summary of the terms of the amortizing notes set forth under the caption “Description of the Amortizing Notes” in this prospectus supplement contain a description of all of the material terms of the Units and their components but are not complete. We refer you to:

•	the purchase contract agreement (the “purchase contract agreement”) to be entered into between us and U.S. Bank National Association, as purchase contract agent and as trustee under the senior debt indenture to be dated as of April , 2014 (the “base indenture”), under which the purchase contracts and Units will be issued; and

•	related supplemental indenture for the amortizing notes, to be dated the date of issuance of such amortizing notes, between us, as issuer, and U.S. Bank National Association, as trustee, under which the amortizing notes will be issued.

The base indenture and the related supplemental indenture for the amortizing notes and the purchase contract will be filed as exhibits to a filing we will make with the SEC in connection with the offering. Whenever particular sections or defined terms are referred to, such sections or defined terms are incorporated herein by reference.

As used in this section, the terms “McDermott,” “we,” “us” and “our” mean McDermott International, Inc. and do not include any of its existing or future subsidiaries.

Components of the Units

Each Unit offered is comprised of:

•	a purchase contract pursuant to which we will deliver to the holder, on April 1, 2017 (the “mandatory settlement date”) (or, if later, the third business day immediately following the last trading day of the observation period), a number of shares of our common stock, par value $1.00 per share (the “common stock”) equal to the settlement amount (as defined below) described under “Description of the Purchase Contracts—Delivery of Common Stock” below, subject to adjustment; and

•	a senior amortizing note issued by McDermott with an initial principal amount of $ that pays equal quarterly installments of $ per amortizing note (or, in the case of the installment payment due on July 1, 2014, $ per amortizing note), which in the aggregate would be equivalent to a % cash distribution per year on the $25.00 stated amount per Unit.

Unless previously settled early at your or our election, for each purchase contract we will deliver to you on the third business day immediately following the last trading day of the observation period a number of shares of our common stock determined as described herein (a “mandatory settlement”). The “observation period” will be the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding the mandatory settlement date. The number of shares of our common stock issuable upon mandatory settlement of each purchase contract (the “settlement amount”) will be equal to the sum of the “daily settlement amounts” (as defined below) for each of the 20 consecutive trading days during the relevant observation period.

Each amortizing note will have an initial principal amount of $        . On each April 1, July 1, October 1 and January 1, commencing on July 1, 2014, we will pay equal installments of $         on each amortizing note (or, in the case of the installment payment due on July 1, 2014, $         per amortizing note). Each installment will constitute a payment of interest (at a rate of     % per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

Separating and Recreating Units

Upon the conditions and under the circumstances described below, a holder of a Unit will have the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to combine the two components to recreate a Unit. Holders electing to separate or recreate Units will be responsible for any fees or expenses payable in connection with such separation or recreation, and we will not be responsible for any such fees or expenses.

Separating Units

At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as Units and will trade under the CUSIP number for the Units.

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date or any early mandatory settlement date (as defined below), you will have the right to separate your Unit into its constituent purchase contract and amortizing note (which we refer to as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Unit will cease to exist.

Your Unit, purchase contract and amortizing note will be represented by global securities registered in the name of a nominee of The Depository Trust Company (“DTC”). Beneficial interests in a Unit and, after separation, the separate purchase contract and the separate amortizing note will be shown on, and transfers will be effected through, direct or indirect participants in DTC. In order to separate your Unit into its component parts, you must deliver written instructions to the broker or other direct or indirect participant through which you hold an interest in your Unit (your “participant”) to notify DTC through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) System of your election to separate the Unit.

Separate purchase contracts and separate amortizing notes will be transferable independently from each other.

Recreating Units

On any business day before the third business day immediately preceding the mandatory settlement date or any early mandatory settlement date, if you beneficially own a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit by delivering written instructions to your participant to notify DTC through its DWAC System of your desire to recreate the Unit.

No Listing

The Units will be new securities for which there is no established trading market. We do not intend to apply for a listing of the Units. Although the underwriter has advised us that it intends to make a market in the Units, it is not obligated to do so. The underwriter may discontinue market making at any time in its sole discretion without notice. Accordingly we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

Initially, we will not apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. If (1) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (2) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we might endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be the NYSE) subject to applicable listing requirements.

Our common stock is listed on the NYSE under the symbol “MDR.”

Title

McDermott and the purchase contract agent will treat the registered owner of any Unit or separate purchase contract or amortizing note as the absolute owner of the Unit or separate purchase contract or amortizing note for the purpose of settling the related purchase contracts or amortizing note and for all other purposes.

Deemed Actions by Holders by Acceptance

Each holder of Units or separate purchase contracts, by acceptance of such securities, will be deemed to have:

•	irrevocably authorized and directed the purchase contract agent to execute and deliver on its behalf and perform the purchase contract agreement on its behalf, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;

•	in the case of a purchase contract that is a component of a Unit, or that is evidenced by a separate purchase contract, irrevocably authorized and directed the purchase contract agent to execute, deliver and hold on its behalf the separate purchase contract or the component purchase contract evidencing such purchase contract, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;

•	consented to, and agreed to be bound by, the provisions of the purchase contract agreement;

•

represented that either (1) no portion of the assets used by such purchaser or transferee to acquire and hold the Units (or either of the components thereof) constitutes assets of any (a) employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plan, individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”) or (c) entity whose underlying assets are considered to include “plan assets” of such plan, account or arrangement or (2) the purchase and holding of the Units (or either of the components thereof) and the acquisition of shares of our common stock by such purchaser or transferee upon settlement of the purchase contract component of the Units will not constitute or result in (a) a non-exempt prohibited transaction under Section 406 of ERISA (as defined herein) or Section 4975 of the Code or (b) a similar violation under any applicable Similar Laws (as defined herein); and

•	in the case of a holder of a Unit, agreed, for all purposes, including U.S. federal income tax purposes, to treat:

•	a Unit as an investment unit composed of two separate instruments, in accordance with its form;

•	the amortizing notes as indebtedness of McDermott; and

•	the allocation of the $25.00 stated amount per Unit between the purchase contract and the amortizing note so that such holder’s initial tax basis in each purchase contract will be $ and such holder’s initial tax basis in each amortizing note will be $ .

Accounting for the Units

We expect to record the issuance of the purchase contract portion of the Units as additional paid-in-capital, net of issuance costs of the purchase contracts, in our financial statements. We also expect to record the amortizing notes portion of the Units as long-term debt and to record the issuance costs of the amortizing notes as a prepaid expense, which will be amortized over the term of the amortizing notes. We will allocate the proceeds from the issuance of the Units to the purchase contracts and amortizing notes based on the relative fair values of the respective components, determined as of the date of issuance of the Units.

Based on current GAAP, we do not expect the purchase contract component of the Units to be revalued under fair value accounting principles. However, we expect the amortizing notes component of the Units to be revalued as of the end of each reporting period using current market assumptions. Any changes to the value of the debt component will be disclosed in our financial statements but will not be reflected in our calculation of net income.

We expect that our basic and diluted earnings per share calculations will reflect the shares issuable upon settlement of the purchase contracts portion of the Units. For purposes of determining the number of shares included in the calculation, we intend to use the market prices for shares of our common stock for the applicable accounting periods.

Miscellaneous

The purchase contract agreement and the indenture will provide that we will pay all fees and expenses related to the offering of the Units and all reasonable fees and expenses related to the enforcement by the purchase contract agent and the indenture trustee of the respective rights of the holders of the Units and the separate purchase contracts or separate amortizing notes, other than expenses (including legal fees) of the underwriter.

Should you elect to separate or recreate Units, you will be responsible for any fees or expenses payable in connection with that separation or recreation and we will have no liability for such fees or expenses.

The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

DESCRIPTION OF THE PURCHASE CONTRACTS

Each purchase contract, which initially forms a part of a Unit and which, at the holder’s option after the date of initial issuance of the Units, can be separated and transferred separately from the amortizing note also forming a part of a Unit, will be issued pursuant to the terms and provisions of the purchase contract agreement. The following summary of the terms of the purchase contracts contains a description of all of the material terms of the purchase contracts but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the purchase contract agreement, including the definitions in the purchase contract agreement of certain terms. We refer you to the purchase contract agreement to be filed and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part.

As used in this section, the terms “McDermott,” “we,” “us” and “our” mean McDermott International, Inc. and do not include any of its existing or future subsidiaries.

Delivery of Common Stock

Unless previously settled early at your or our election, for each purchase contract we will deliver to you on the third business day immediately following the last trading day of the observation period a number of shares of our common stock determined as described herein (a “mandatory settlement”). The “observation period” will be the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding April 1, 2017 (the “mandatory settlement date”). The number of shares of our common stock issuable upon mandatory settlement of each purchase contract (the “settlement amount”) will be equal to the sum of the “daily settlement amounts” (as defined below) for each of the 20 consecutive trading days during the relevant observation period.

The “daily settlement amount” for each purchase contract and for each of the 20 consecutive trading days during the observation period will consist of:

•	if the daily VWAP of our common stock is equal to or greater than $ per share (the “threshold appreciation price”), subject to adjustment, a number of shares of our common stock equal to (1) shares of common stock, subject to adjustment (the “minimum settlement rate”) divided by (2) 20:

•	if the daily VWAP of our common stock is less than the threshold appreciation price of $ per share but greater than $ per share (the “reference price”), each subject to adjustment, a number of shares of our common stock equal to (1) the Unit stated amount of $25.00 divided by the daily VWAP divided by (2) 20; and

•	if the daily VWAP of our common stock is less than or equal to the reference price of $ per share, subject to adjustment, a number of shares of our common stock equal to (1) shares of common stock, subject to adjustment (the “maximum settlement rate”) divided by (2) 20.

The initial minimum settlement rate is approximately equal to the Unit stated amount of $25.00 divided by the initial threshold appreciation price of $         per share. The initial maximum settlement rate is approximately equal to the Unit stated amount of $25.00 divided by the initial reference price of $         per share.

The maximum settlement rate, minimum settlement rate, threshold appreciation price and reference price are subject to adjustment as described under “—Adjustment to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”

For illustrative purposes only, the following table shows the number of shares of common stock issuable upon settlement of a purchase contract upon mandatory settlement at the assumed daily VWAPs, based on a reference price of $         per share and a threshold appreciation price of $         per share. The initial threshold appreciation price represents an appreciation of approximately     % above the initial reference price of $         per share. The table assumes that there will be no adjustments to the fixed settlement rates as described under “—Adjustment to the Fixed Settlement Rates” and that neither McDermott nor the holders elect to settle early as described under “—Early Settlement,” “—Early Settlement Upon a Fundamental Change” or “—Early Settlement at Our Election” below. In addition, the table assumes that the daily VWAP price will remain constant for each trading day during the applicable observation period. We cannot assure you that the actual daily VWAP will be within the assumed range set forth below.

A holder of a Unit or a separate purchase contract, as applicable, will receive upon mandatory settlement the following numbers of shares of common stock at the following assumed constant daily VWAPs:

Assumed Constant Daily VWAP	Number of Shares of Common Stock
$
$
$
$
$

As the above table illustrates, if, for the applicable observation period, the daily VWAP remains constant and is greater than or equal to the threshold appreciation price of $         per share, we would be obligated to deliver upon settlement of the purchase contract                     shares of common stock for each purchase contract. As a result, you would receive only approximately     % of the appreciation in market value of our common stock that you would have received had you purchased $25.00 worth of shares of our common stock at the reference price instead of a Unit.

If, for the applicable observation period, the daily VWAP remains constant and is less than the threshold appreciation price of $         per share but greater than the reference price of $         per share, we would be obligated to deliver a number of shares of our common stock upon mandatory settlement equal to $25.00, divided by such constant daily VWAP. As a result, the purchase contracts will settle at the money, and you would not receive the benefit of any appreciation in the market value of our common stock.

If, for the applicable observation period, the daily VWAP remains constant and is less than or equal to the reference price of $         per share, we would be obligated to deliver upon settlement of the purchase contract shares of common stock for each purchase contract. As a result, the holder would realize a loss on the decline in market value of our common stock below the reference price.

Because the daily settlement amount for each of the 20 trading days during the observation period is determined based on the daily VWAP for such trading day, the number of shares of common stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the daily VWAP of the common stock on the last trading day in such period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

The term “daily VWAP” means, for any trading day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MDR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day, determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us, which may include the underwriter). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Subject to the immediately following paragraph, a “trading day” means a scheduled trading day on which (a) (1) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed and (2) there is no market disruption event, or (b) if our common stock is not then listed on a U.S. national or regional securities exchange, trading in our common stock generally occurs on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, “trading day” means a “business day.”

Solely for purposes of determining the observation period and the daily settlement amounts, “trading day” means a day on which (1) there is no “VWAP market disruption event” (as defined below) and (2) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means, for the purposes set forth in this paragraph, a “business day.”

The term “market disruption event” means, if our common stock is listed for trading on The New York Stock Exchange or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one half hour period ending on the scheduled close of trading on any trading day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock.

The term “VWAP market disruption event” means (1) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock.

A “scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

In case of a mandatory settlement, on the third business day immediately following the last trading day of the observation period, our common stock will be issued and delivered to you or your designee, upon (1) surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form, and (2) payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you. As long as the purchase contracts are evidenced by one or more global purchase contract certificates deposited with DTC, procedures for settlement will be governed by standing arrangements between DTC and the purchase contract agent.

Prior to the settlement of any purchase contract, the shares of common stock underlying each purchase contract will not be outstanding, and prior to the relevant time set forth in the immediately following sentence for an early settlement, early mandatory settlement or a mandatory settlement, as the case may be, the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable upon settlement of a purchase contract will be deemed to become the holder of record of such shares at 5:00 p.m., New York City time, which we refer to herein as the “close of business,” on (1) in the case of an early settlement, the early settlement exercise date (as defined below), (2) in the case of an early mandatory settlement, the early mandatory relevant date (as defined below) or (3) in the case of a mandatory settlement, the last trading day of the observation period.

Any deliveries of shares of common stock or, if applicable, other reference property (together with payment of cash in lieu of any fractional shares of common stock) by us (or any successor or surviving entity) under the purchase contracts shall be made without deduction or withholding, unless such withholding or deduction is required by applicable law, in which event we (or such entity) will pay additional amounts so that the persons entitled to such payments will receive the shares of common stock or, if applicable, other reference property (or cash) that such persons would otherwise have received but for such withholding.

Notwithstanding the foregoing, we will not pay additional amounts with respect to a payment made to any holder or beneficial owner of a purchase contract (an “excluded holder”):

(1) which is subject to such taxes by reason of the holder or the beneficial owner being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with, the relevant tax jurisdiction otherwise than by the mere acquisition, holding or disposition of the purchase contract, enforcement of rights thereunder or the receipt of payments thereunder;

(2) for or on account of any taxes imposed or deducted or withheld by reason of the failure of the holder or beneficial owner of the purchase contract to complete, execute and deliver to us any customary form or document, to the extent applicable to such holder or beneficial owner, that may be required by law (including any applicable tax treaty) or by reason of administration of such law and which is reasonably requested in writing to be delivered to us in order to enable us to make payments on the purchase contract, without deduction or withholding for taxes, or with deduction or withholding of a lesser amount, which form or document shall be delivered within 60 days of a written request therefor by us;

(3) for or on account of any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property or similar tax, assessment or other governmental charge;

(4) for or on account of any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding from payments under or with respect to the purchase contract;

(5) where the payment could have been made without deduction or withholding if the beneficiary of the payment had presented the purchase contract for payment within 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later;

(6) if the holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment, to the extent that such payment would be required to be included in income under the laws of the relevant taxing jurisdiction, for tax purposes, of a beneficiary or settler with respect to such fiduciary, a member of such partnership or a beneficial owner who, in each case, would not have been entitled to such additional amounts had such beneficiary, settler, partner or beneficial owner been the holder thereof; or

(7) any combination of the instances described in the foregoing clauses (1) through (6).

Early Settlement

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date, you, as a holder of Units or a holder of a separate purchase contract, as applicable, may elect to settle your purchase contracts early, in whole or in part, and receive shares of common stock, at the “early settlement rate,” subject to adjustment as described below under “—Adjustments to the Fixed Settlement Rates.” The early settlement rate is equal to the minimum settlement rate in effect immediately prior to the close of business on the early settlement exercise date, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will receive upon settlement of your purchase contracts a number of shares of our common stock (or, if applicable, reference property) based on the “fundamental change early settlement rate” in effect immediately prior to the close of business on the early settlement exercise date as described under “—Early Settlement Upon a Fundamental Change.”

Your right to receive common stock upon early settlement of your purchase contract is subject to (1) delivery of a written and signed notice of election (an “early settlement notice”) to the purchase contract agent electing early settlement of your purchase contract, (2) surrendering the certificates representing the purchase contract, if such purchase contract or the Unit that includes such purchase contract, as applicable, is held in certificated form and (3) payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you. We refer to the first business day on which you comply with the relevant procedures for exercising the early settlement right described above and any other procedures therefor set forth in the purchase contract agreement by the close of business on such business day as the “early settlement exercise date.” As long as the purchase contracts or the Units are evidenced by one or more global certificates deposited with DTC, procedures for early settlement will be governed by standing arrangements between DTC and the purchase contract agent. Upon surrender of the purchase contract or the related Unit, you will receive the applicable number of shares of common stock (and any cash payable for fractional shares) on or prior to the third business day following the early settlement date. Upon early settlement of the purchase contract component of a Unit, the corresponding amortizing note will remain outstanding and beneficially owned by, or registered in the name of, the holder who elected to settle the related purchase contract early, as appropriate.

Early Settlement Upon A Fundamental Change

If a “fundamental change” occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock (or reference property, as applicable as described below) based on the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if you deliver your early settlement notice to the purchase contract agent, and otherwise satisfy the requirements for effecting early settlement of your purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending on, and including, the 35th business day thereafter. We refer to this right as the “fundamental change early settlement right.”

We will provide the purchase contract agent and the holders of Units and separate purchase contracts with a notice of a fundamental change within five business days after its occurrence, issue a press release announcing such effective date and post such press release on our Web site. The notice will also set forth, among other things, (1) the applicable fundamental change early settlement rate, (2) the kind and amount of the cash, securities and other consideration receivable by the holder upon settlement and (3) the deadline by which each holder’s fundamental change early settlement right must be exercised.

A ‘‘fundamental change’’ will be deemed to have occurred at the time after the Units are originally issued when any of the following occurs:

(1)	a ‘‘person’’ or ‘‘group’’ within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, (the ‘‘Exchange Act’’), other than McDermott or any of its subsidiaries, has become the direct or indirect ‘‘beneficial owner,’’ as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of all classes of our common equity;

(2)	consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) pursuant to which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets, (B) any share exchange, consolidation, merger or similar event involving us pursuant to which our common stock will be converted into, or exchanged for, cash, securities or other property or (C) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our wholly owned subsidiaries (any such share exchange, consolidation, merger, similar event, transaction or series of transactions being referred to in this clause (2) as an ‘‘event’’); provided that any such event described in clause (A) or (B) above where the holders of our voting stock immediately prior to such event own, directly or indirectly, more than 50% of the voting stock of the continuing or surviving person or transferee or the parent thereof immediately after such event and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction will not constitute a fundamental change under such clause (A) or (B), as the case may be;

(3)	our common stock (or other common stock deliverable upon settlement of your purchase contract) ceases to be listed on any of the NYSE, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors); or

(4)	our stockholders approve any plan or proposal for the liquidation or dissolution of us.

Notwithstanding the foregoing, a transaction or series of related transactions described in clause (2) above shall not constitute a fundamental change if at least 90% of the consideration received or to be received by the holders of our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, if any) in connection with such transaction or transactions consists of shares of common stock traded on any of the NYSE, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors), and as a result of such transaction or transactions, such consideration will constitute ‘‘reference property’’ as described above under ‘‘—Recapitalizations, Reclassifications and Changes of Our Common Stock’’ In addition, a transaction or event that constitutes a fundamental change under both clauses (1) and clause (2) above will be deemed to constitute a fundamental change solely under clause (2) of this definition of “fundamental change.”

For purposes of clause (1) of the definition of “fundamental change” above, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The “fundamental change early settlement rate” will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

•	in the case of a fundamental change described in clause (2)(A) or (2)(B) of the definition of “fundamental change” in which holders of shares of our common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of our common stock; and

•	otherwise, the stock price will be the average of the closing prices per share of our common stock over the 10 consecutive trading day period ending on, and including, the trading day preceding the effective date.

The “closing price” of our common stock on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant trading day, the “closing price” will be the last quoted bid price for our common stock in the over the counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “closing price” will be the average of the midpoint of the last bid and last ask prices for our common stock on the relevant trading day from each of at least three nationally recognized independent investment banking firms selected by us for this purpose, which may include the underwriter. Any such determination will be conclusive absent manifest error.

The stock prices set forth in the column headers of the table below will be adjusted as of the time at which any fixed settlement rate is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable fixed settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is such fixed settlement rate as so adjusted. The number of shares in the table below will be adjusted in the same manner as the fixed settlement rates are adjusted as set forth under “—Adjustments to the Fixed Settlement Rates.”

The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$	$
April , 2014
July 1, 2014
October 1, 2014
January 1, 2015
April 1, 2015
July 1, 2015
October 1, 2015
January 1, 2016
April 1, 2016
July 1, 2016
October 1, 2016
January 1, 2017
April 1, 2017

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the applicable stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight-line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year;

•	if the applicable stock price is in excess of $ per share (subject to adjustment in the same manner as the stock prices are adjusted in the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or

•	if the applicable stock price is less than $ per share (subject to adjustment in the same manner as the stock prices are adjusted in the table above), the “minimum stock price,” the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two dates in the table.

The maximum number of shares of our common stock deliverable under a purchase contract is             , subject to adjustment in the same manner as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

We will deliver the shares of our common stock or reference property, as applicable, deliverable as a result of your exercise of the fundamental change early settlement right on the applicable early settlement date.

If you do not elect to exercise your fundamental change early settlement right, your purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date or the early mandatory settlement date or upon mandatory settlement, including, if applicable, the provisions set forth under “—Adjustments to the Fixed Settlement Rates” regarding the occurrence of a merger event (as defined below).

Early Settlement at Our Election

We have the right to settle the purchase contracts early, in whole but not in part, on a date fixed by us as described below at the “early mandatory settlement rate” described below. We refer to this right as our “early mandatory settlement right.” The “early mandatory settlement rate” will be the maximum settlement rate in effect immediately prior to the close of business on the third business day immediately preceding the date on which we provide the early mandatory settlement notice (as defined below) to the purchase contract agent and the holders of Units (such business day, the “early mandatory relevant date”).

If we elect to exercise our early mandatory settlement right, we will provide the purchase contract agent and the holders of Units, separate purchase contracts and separate amortizing notes with a notice of our election (the “early mandatory settlement notice”), issue a press release announcing our election and post such press release on our website. The early mandatory settlement notice will specify, among other things:

•	the applicable early mandatory settlement rate;

•	the early mandatory settlement date, which will be at least 20 but not more than 35 business days following the date of our notice (the “notice date”) (and which will be required to fall on the “repurchase date” as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);

•	that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be, as described below under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”;

•	the repurchase price and repurchase date (each as defined below under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);

•	the last date on which holders may exercise their repurchase right; and

•	the procedures that holders must follow to require us to repurchase their amortizing notes.

We will deliver the shares of our common stock and any cash payable for fractional shares to you on the early mandatory settlement date.

In the event we elect to settle the purchase contracts early, you will have the right to require us to repurchase your amortizing notes, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

Adjustments to the Fixed Settlement Rates

Each fixed settlement rate will be adjusted as described below, except that we will not make any adjustments to any fixed settlement rate if holders of the Units and holders of separate purchase contracts, as applicable, participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and as a result of holding the Units or separate purchase contracts, as applicable, in any of the transactions described below without having to settle their purchase contracts as if they held a number of shares of our common stock equal to the maximum settlement rate multiplied by the number of Units and separate purchase contracts held by such holder.

In addition, each of the threshold appreciation price and the reference price will be adjusted at any time any fixed settlement rate is adjusted as described in this section. The adjusted threshold appreciation price and reference price will equal the threshold appreciation price or reference price, as applicable, in effect immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable fixed settlement rate immediately prior to the adjustment and the denominator of which is such fixed settlement rate as so adjusted.

(1) If we exclusively issue shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, or if we effect a share split or share combination, each fixed settlement rate will be adjusted based on the following formula:

FR1 = FR0 x	OS1
OS0

where,

FR0 = the applicable fixed settlement rate in effect immediately prior to 9:00 a.m., New York City Time, which we refer to herein as the “open of business,” on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

FR1 = the applicable fixed settlement rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date, as applicable; and

OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as applicable.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, each fixed settlement rate shall be immediately readjusted, effective as of the date our board of directors, or a committee thereof, determines not to pay such dividend or distribution, to the applicable fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 days after the date of such issuance, to subscribe for or purchase shares of our common stock, at a price per share less than the average of the closing prices of our common stock for the ten consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, each fixed settlement rate will be increased based on the following formula:

FR1 = FR0 x	OS0 + X
OS0 + Y

where,

FR0 = the applicable fixed settlement rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

FR1 = the applicable fixed settlement rate in effect immediately after the open of business on such ex-dividend date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing prices of our common stock over the ten consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are not delivered upon the expiration of such rights, options or warrants, each fixed settlement rate shall be readjusted to the applicable fixed settlement rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, or if no such rights, options or warrants are exercised prior to their expiration, each fixed settlement rate shall be decreased to be the applicable fixed settlement rate that would then be in effect if such issuance had not occurred.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of common stock at a price per share less than such average of the closing prices of our common stock for the ten consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of the common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by our board of directors, or a committee thereof.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	any distribution in connection with any liquidation, dissolution or winding up;

•	dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply; then each fixed settlement rate will be increased based on the following formula:

FR1 = FR0 x	SP0
SP0 – FMV

where,

FR0 = the applicable fixed settlement rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

FR1 = the applicable fixed settlement rate in effect immediately after the open of business on such ex-dividend date;

SP0 = the average of the closing prices of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors, or a committee thereof) of the shares of capital stock, evidences of indebtedness, other assets, or property of ours or rights, options or warrants to acquire our capital stock or other securities distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a Unit and separate purchase contract shall receive, in respect of each Unit or separate purchase contract, as applicable, it holds, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received as if such holder owned a number of shares of common stock equal to the maximum settlement rate in effect immediately prior to the record date for the distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution (including a spin-off below) is not so paid or made, each fixed settlement rate shall be decreased to be the applicable fixed settlement rate that would then be in effect if such dividend or distribution had not been declared. In the case of rights, options or warrants to acquire our capital stock or other securities, to the extent that such rights, options or warrants are not exercised prior to their expiration or capital stock or other securities are not delivered upon the expiration of such rights, options or warrants, each fixed settlement rate shall be readjusted to the applicable fixed settlement rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the capital stock or other securities actually delivered. If such rights, options or warrants are not so issued, or if no such rights, options or warrants are exercised prior to their expiration, each fixed settlement rate shall be decreased to be the applicable fixed settlement rate that would then be in effect if such issuance had not occurred.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to any of our subsidiaries or business units, and such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the distribution) on a U.S. national securities exchange or a reasonably comparable non-U.S. equivalent, which we refer to as a “spin-off,” each fixed settlement rate will be increased based on the following formula:

FR1 = FR0 x	FMV0 + MP0
MP0

where,

FR0 = the applicable fixed settlement rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;

FR1 = the applicable fixed settlement rate in effect immediately after the open of business on the ex-dividend date for such spin-off;

FMV0 = the average of the closing prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period after, but excluding, the effective date of the spin-off (the “valuation period”); and

MP0 = the average of the closing prices of our common stock over the valuation period.

If the first trading day of the observation period occurs after the first trading day of the valuation period for a spin-off, but on or before the last trading day of the valuation period for such spin-off, the reference in the above definition of “FMV0” to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the valuation period for such spin-off to, but excluding, the first trading day of the observation period. If one or more trading days of the observation period occur on or after the ex-dividend date for a spin-off but on or prior to the first trading day of the valuation period for such spin-off, such observation period will be suspended from, and including, the first such trading day to, and including, the first trading day of the valuation period for such spin-off and will resume immediately after the first trading day of the valuation period for such spin-off, with the reference in the above definition of “FMV0” to ten consecutive trading days deemed replaced with a reference to one (1) trading day.

In addition, if an early settlement exercise date or early mandatory relevant date occurs during the period from, but excluding, the first trading day of the valuation period for a spin-off to, and including, the last trading day of the valuation period for such spin-off, the reference in the above definition of “FMV0” to ten consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the valuation period for such spin-off to, but excluding, the applicable early settlement exercise date or early mandatory relevant date, as applicable. If an early settlement exercise date or early mandatory relevant date occurs during the period from, and including, the ex-dividend date for a spin-off to, and including, the first trading day of the valuation period for such spin-off, (1) the reference in the above definition of “FMV0” to ten consecutive trading days shall be deemed replaced with a reference to one (1) trading day, (2) we will deliver the consideration due to such holder in respect of the applicable early settlement or early mandatory settlement, as applicable, on the third business day after the first trading day of the valuation period for such spin-off, (3) the relevant fixed settlement rates, early mandatory settlement rate and fundamental change early settlement rate, as the case may be, applicable to such early settlement or early mandatory settlement, as applicable, will be such respective rates in effect immediately prior to the close of business on the first trading day of the valuation period for such spin-off and (4) the person in whose name any shares of our common stock shall be issuable in respect of the applicable early settlement or early mandatory settlement, as applicable, will be deemed to become the holder of record of such shares as of the close of business on the first trading day of the valuation period for such spin-off.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock (other than any distribution in connection with any liquidation, dissolution or winding up), each fixed settlement rate will be adjusted based on the following formula:

FR1 = FR0 x	SP0
SP0 – C

where,

FR0 = the applicable fixed settlement rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

FR1 = the applicable fixed settlement rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 = the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share that we distribute to holders of our common stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a Unit or separate purchase contract shall receive, for each such Unit or separate purchase contract it holds, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the maximum settlement rate in effect immediately prior to the close of business on the record date for such cash dividend or distribution.

Such increase shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, each fixed settlement rate shall be decreased to be the applicable fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer made by us or any of our subsidiaries for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), each fixed settlement rate will be increased based on the following formula:

FR1 = FR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

FR0 = the applicable fixed settlement rate in effect immediately prior to the close of business on the expiration date;

FR1 = the applicable fixed settlement rate in effect immediately after the close of business on the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors, or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration time of the tender or exchange offer on the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1 = the number of shares of our common stock outstanding immediately after the expiration time of the tender or exchange offer on the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the closing prices of our common stock over the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date (the “averaging period”).

If the first trading day of the observation period occurs after the first trading day of the averaging period for a tender or exchange offer, but on or before the last trading day of the averaging period for such tender or exchange offer, the reference in the above definition of “SP1” to “ten” shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the averaging period for such tender or exchange offer to, but excluding, the first trading day of such observation period. If one or more trading days of the observation period occur on or after the expiration date for a tender or exchange offer, but on or prior to the first trading day in the averaging period for such tender or exchange offer, such observation period will be suspended from, and including, the first such trading day to, and including, the first trading day of the averaging period for such tender or exchange offer and will resume immediately after the first trading day of the averaging period for such tender or exchange offer and the reference in the above definition of “SP1” to “ten” shall be deemed replaced with a reference to “one”.

In addition, if an early settlement exercise date or early mandatory relevant date occurs during the period from, but excluding, the first trading day of the averaging period for a tender or exchange offer to, and including, the last trading day of the averaging period for such tender or exchange offer, the reference in the above definition of “SP1” to “ten” shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the averaging period for such tender or exchange offer to, but excluding, the applicable early settlement exercise date or early mandatory relevant date, as applicable. If an early settlement exercise date or early mandatory relevant date occurs during the period from, but excluding, the expiration date for a tender offer or exchange offer to, and including, the first trading day of the averaging period for such tender or exchange offer,(1) the reference in the above definition of “SP1” to “ten” shall be deemed replaced with a reference to “one (1),” (2) we will deliver the consideration due to such holder in respect of the applicable early settlement or early mandatory settlement, as applicable, on the third business day after the first trading day of the averaging period for such tender or exchange offer, (3) the relevant fixed settlement rates, early mandatory settlement rate and fundamental change early settlement rate, as the case may be, applicable to such early settlement or early mandatory settlement, as applicable, will be such respective rates in effect immediately prior to the close of business on the first trading day of the averaging period for such tender or exchange offer and (4) the person in whose name any shares of our common stock shall be issuable in respect of the applicable early settlement or early mandatory settlement, as applicable, will be deemed to become the holder of record of such shares as of the close of business on the first trading day of the averaging period for such tender or exchange offer.

In addition, notwithstanding anything to the contrary herein, if a fixed settlement rate adjustment becomes effective on any ex-dividend date as described above, and (x) a holder of a Unit or separate purchase contract that has elected early settlement of such Unit or separate purchase contract, as applicable, for which the applicable early settlement exercise date occurs or (y) a holder of a Unit or a separate purchase contract to which early mandatory settlement applies and for which the applicable early mandatory relevant date occurs, in either case of clauses (x) or (y), on or after such ex-dividend date and on or prior to the related record date would be (1) treated as the record holder of shares of our common stock as of the related early settlement exercise date or early mandatory relevant date, as applicable, as described under “—Delivery of Common Stock” above based on a fixed settlement rate that would otherwise be adjusted for such ex-dividend date in respect of such dividend, distribution or other event giving rise to such adjustment and (2) entitled to participate in the related dividend, distribution or other event giving rise to such adjustment with respect to all such shares of our common stock, then, notwithstanding the foregoing fixed settlement rate adjustment provisions, the fixed settlement rate adjustment relating to such ex-dividend date will not be made for such holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

In addition, if:

•	the record date, effective date or expiration date for any event that requires an adjustment to the fixed settlement rates under any of clauses (1) through (5) above occurs:

•	on or after the first trading day of the observation period; and

•	on or prior to the last trading day of the observation period; and

•	the daily settlement amount for any trading day in such observation period that occurs on or prior to such record date, effective date or expiration date:

•	includes shares of the common stock that do not entitle their holder to participate in such event; and

•	is calculated based on a fixed settlement rate that is not adjusted on account of such event;

then, we will treat each holder of a Unit and separate purchase contract as though it were the record holder on such record date, effective date or expiration date, as applicable, of a number of shares of common stock per Unit or separate purchase contract, as applicable, equal to the total number of shares of common stock that:

•	are deliverable as part of the daily settlement amount:

•	for a trading day in such observation period that occurs on or prior to such record date, effective date or expiration date; and

•	is calculated based on fixed settlement rates that are not adjusted for such event; and

•	if not for this provision, would not entitle such holder to participate in such event.

Except as stated herein, we will not adjust the fixed settlement rates for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the fixed settlement rates, except to the extent of any readjustment to the fixed settlement rates, no adjustment to the fixed settlement rates will be made (other than as a result of a reverse share split or share combination).

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

We may (but are not required to) increase the fixed settlement rates to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a dividend subject to U.S. federal income or withholding tax as a result of an adjustment or the nonoccurrence of an adjustment to the fixed settlement rates. For a discussion of the U.S. federal income tax treatment of an adjustment to the fixed settlement rates, see “U.S. Federal Income Tax Considerations.” Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if backup withholding taxes are paid on behalf of a holder, those withholding taxes may be set off against payments of any cash or common stock payable on the sale or settlement of a purchase contract (or, possibly, against any payments on our shares of common stock).

We do not currently have a preferred stock rights plan in effect. Upon settlement of a Unit or separate purchase contract, to the extent that we then have a rights plan in effect, if (1) early settlement applies to such Unit or separate purchase contract, on the applicable early settlement exercise date, (2) early mandatory settlement applies to such Unit or separate purchase contract, on the applicable early mandatory relevant date or (3) mandatory settlement applies to such Unit or separate purchase contract, on any trading day in the observation period, in each case, you will receive, in addition to any shares of common stock received in connection with such early settlement or early mandatory settlement or in respect of such trading day, as the case may be, the rights under the rights plan, unless prior to such early settlement exercise date, early mandatory relevant date or trading day, as the case may be, the rights have separated from the common stock, in which case, and only in such case, each fixed settlement rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the fixed settlement rates will not be adjusted:

•	on account of stock repurchases that are not tender offers referred to in clause (5) above, including structured or derivative transactions, or transactions pursuant to a stock repurchase program approved by our board of directors, or a committee thereof, or otherwise;

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or agreement of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Units were first issued; or

•	for a change in the par value of our common stock.

Adjustments to the fixed settlement rates will be calculated to the nearest 1/10,000th of a share. Adjustments to the reference price and threshold appreciation price will be calculated to the nearest $0.0001.

Notwithstanding anything to the contrary herein, we will not be required to adjust the fixed settlement rates unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided, further, that any such adjustment that has not been made shall be made (1) upon the occurrence of the effective date for any fundamental change, (2) (x) in the case of any early settlement, prior to the close of business on the early settlement exercise date, and (y) in the case of any mandatory settlement, prior to each trading day of the observation period and (3) prior to the close of business on any other date on which the fixed settlement rates are referred to for purposes of determining the number of shares of common stock deliverable upon settlement of a Unit or separate purchase contract. In addition, we shall not account for such deferrals when determining what number of shares of our common stock a holder would have held on a given day based on the maximum settlement rate.

If we adjust the fixed settlement rates pursuant to the above provisions, we will deliver to the purchase contract agent an officer’s certificate setting forth each fixed settlement rate, detailing the calculation of each fixed settlement rate and describing the facts upon which the adjustment is based, upon which certificate the purchase contract agent may conclusively rely. In addition, we will issue a press release containing the relevant information (and make the press release available on our website). The purchase contract agent shall not be responsible for, and shall not make any representation as to the validity or value of, any common stock, securities or assets issued upon settlement of the Units or separate purchase contracts, or as to the accuracy of any calculation made hereunder.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination for which an adjustment is made pursuant to (1) above under “—Adjustments to the Fixed Settlement Rates”);

•	any consolidation, merger, amalgamation or combination involving us;

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety; or

•	any binding share exchange;

and, in each case, as a result of which our common stock would be converted into, or exchanged for, common stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “merger event”), then, at the effective time of the transaction, the right to settlement of each Unit or separate purchase contract into shares of our common stock will be changed into a right to settlement of such Unit or separate purchase contract based on the kind and amount of shares of common stock, other securities or other property or assets (including cash or any combination thereof), which common stock, other securities or other property or assets we refer to as the reference property, that a holder of shares of our common stock would have owned or been entitled to receive upon such transaction. However, at and after the effective time of the transaction, (1) any shares of our common stock that we would have been required to deliver upon settlement of the Units and separate purchase contracts as set forth above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction, (2) the daily VWAP and closing price will be calculated based on the value of the amount and kind of reference property that a holder of one share of our common stock would have received in such transaction and (3) the consideration due upon settlement of the Units and separate purchase contracts will be determined as if relevant references to shares of our common stock or any number thereof (including for purposes of any adjustment to the fixed settlement rates) were deemed replaced with references to the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the amount and type of reference property that a holder of one or more shares would have been entitled to receive in such transaction (and that will be deliverable upon settlement of the Units and separate purchase contracts) will be deemed to be based on the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as reasonably practicable after such determination is made. We will agree in the purchase contract agreement that, for so long as the Units or separate purchase contracts remain outstanding, we will not become a party to any agreement providing for a merger event if the terms of such agreement relative to the treatment of the units or separate purchase contracts are inconsistent with the provisions described in this paragraph, unless the purchase contracts are to be settled (including pursuant to our early settlement right) prior to consummation of such merger event.

Adjustments of Prices

Whenever any provision of the purchase contract agreement requires us to calculate the closing prices, the daily VWAPs or any function thereof over a span of multiple days (including during an observation period), we will make appropriate adjustments to each to account for any adjustment to the fixed settlement rates that becomes effective, or any event requiring an adjustment to the fixed settlement rates where the effective date, ex-dividend date or expiration date of the event occurs, at any time during the period when the closing prices, the daily VWAPs or functions thereof are to be calculated.

For the avoidance of doubt, the adjustments made pursuant to the foregoing paragraph will be made, to the extent any such adjustment is necessary, without duplication of any adjustment made pursuant to the paragraph above that begins with the phrase, “In addition, if: the record date, effective date or expiration date for any event that requires an adjustment to the fixed settlement rates under any of clauses (1) through (5) above occurs.”

Fractional Shares

We will deliver cash in lieu of any fractional share of common stock issuable upon settlement of the Units or separate purchase contracts based on the (1) closing price on the relevant early settlement exercise date or early mandatory relevant date, as applicable, or, if such date is not a trading day, the immediately preceding trading day (in the case of an early settlement or an early mandatory settlement, as applicable) or (2) daily VWAP on the last trading day of the observation period (in the case of a mandatory settlement). We will calculate the whole number of shares and the amount of any fractional share due upon settlement of a Unit or separate purchase contract based on the aggregate number of Units or separate purchase contracts being settled by each holder with the same early settlement exercise date, early mandatory relevant date or observation period, as applicable or based on such other aggregate number of Units or separate purchase contracts being settled in respect of the same early settlement exercise date, early mandatory relevant date or observation period, as applicable, as DTC may otherwise request.

Consequences of Bankruptcy

Upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to McDermott, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate. Upon acceleration, holders will be entitled to receive a number of shares of our common stock per purchase contract equal to the maximum settlement rate in effect immediately prior to such acceleration (regardless of the market value of our common stock at that time). If we file for bankruptcy court protection prior to the settlement of the purchase contracts, however, we may be unable to deliver our common stock in settlement of the accelerated purchase contracts after such filing. Instead, a holder would have a damage claim against us for the value of our common stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. We expect that this claim for damages will be subordinated to rank equally with the claims by holders of our common stock in the bankruptcy proceeding, in which case you will only be able to recover damages in the event holders of our common stock receive any recovery.

Please refer to “Risk Factors—We may not be able to settle your purchase contracts and deliver shares of our common stock, or make payments on the amortizing notes, in the event that we file for bankruptcy.”

Modification

The purchase contract agreement will contain provisions permitting us and the purchase contract agent to modify the purchase contract agreement without the consent of the holders of purchase contracts (whether held separately or as a component of Units) for any of the following purposes:

•	to evidence the succession by a successor corporation and to provide for the assumption by a successor corporation of our obligations under the purchase contract agreement;

•	to add to our covenants such further covenants, restrictions or conditions for the benefit of the holders or to surrender any right or power conferred upon us;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

•	in the case of a merger event, to provide for the settlement of the purchase contracts into the reference property as required under the provisions described under “—Recapitalizations, Reclassifications and Changes of Our Common Stock” above;

•	to cure any ambiguity, omission, defect or inconsistency in the purchase contract agreement; and

•	to make any change that does not adversely affect the rights of any holder in any material respect; provided that any modification to conform the terms of the purchase contract agreement to the description thereof in the preliminary prospectus supplement, as supplemented by the pricing term sheet related to the offering of the Units will not be deemed to be adverse to any holder.

Subject to certain exceptions, the purchase contract agreement may be amended with the consent of the holders of at least a majority of the purchase contracts (whether or not part of a Unit) then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Units and/or separate purchase contracts) and, subject to certain exceptions, compliance with any provisions may be waived with the consent of the holders of a majority of the purchase contracts (whether or not part of a Unit) then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, Units and/or separate purchase contracts). However, without the consent of each holder of a then outstanding purchase contract (whether or not part of a Unit) affected, no amendment may, among other things:

•	make any change that impairs or adversely affects the settlement rights of any purchase contract;

•	change the right to settle purchase contracts early or the fundamental change early settlement right, in either case, whether through an amendment or waiver of the provisions in the covenants, definitions or otherwise;

•	impair the right of any holder to receive delivery of the number of shares of our common stock, cash in lieu of any fractional share and/or reference property due upon settlement of any purchase contract on the due dates therefor;

•	impair the right to institute suit for the enforcement of the purchase contracts; or

•	make any change in the percentage of holders required to consent to any amendment, modification or waiver of any provision of the purchase contract agreement, or make any change to the purchase contract agreement provision described in this sentence.

Consolidation, Merger, Sale or Conveyance

We will covenant in the purchase contract agreement that we will not amalgamate or consolidate with, merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•	the successor entity, if not us, is (and, if we remain a party to the purchase contracts and the purchase contract agreement after giving effect to such transaction and the requirements in respect thereof under the purchase contract agreement) a corporation organized and existing under the laws of the United States of America, a U.S. state or the District of Columbia, the Republic of Panama, any member state of the European Union, Curaçao, Sint Maarten, the Cayman Islands, Bermuda or the British Virgin Islands, and that entity, if not us, expressly assumes our obligations under the purchase contracts and the purchase contract agreement; and

•	the obligor under the purchase contracts will not, immediately after the relevant transaction, be in default in the performance of its covenants and conditions under the Units, the purchase contracts or the purchase contract agreement.

On the assumption by the successor of the obligations under the purchase contract agreement, the successor will be substituted for us, and (except in the case of a lease) we will be relieved of any further obligation under the purchase contract agreement and the purchase contracts.

This “Consolidation, Merger, Sale or Conveyance” covenant will not apply to any conveyance, transferor lease of assets between or among us and our subsidiaries.

Miscellaneous

We will, at all times that the purchase contracts remain outstanding, reserve and keep available out of our authorized and unissued common stock, solely for issuance upon settlement of the purchase contracts, that number of shares of common stock as shall from time to time be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum number of shares set forth above under “—Early Settlement Upon a Fundamental Change,” subject to adjustment as set forth therein.

Governing Law

The purchase contract agreement, the purchase contracts and any claim, controversy or dispute arising under or related to the purchase contract agreement or the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York (without regard to any conflicts of law principles thereof that would result in the application of law other than the law of the State of New York).

Information Concerning the Purchase Contract Agent

U.S. Bank National Association (or its successor) will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of purchase contracts, whether part of Units or separate purchase contracts from time to time. The purchase contract agent will not be obligated to take any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.

We will pay the purchase contract agent reasonable fees for its services, subject to any written agreement between us and the purchase contract agent. We will reimburse the purchase contract agent for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of the purchase contract agent’s counsel).

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor except as required by law or court order.

DESCRIPTION OF THE AMORTIZING NOTES

The amortizing notes will be issued under the base indenture between McDermott and U.S. Bank National Association, as trustee, and a related supplemental indenture for such amortizing notes, to be dated the date of issuance of such amortizing notes (the “supplemental indenture”), between McDermott and U.S. Bank National Association, as trustee, collectively referred to in this section as the “indenture.” The following summary of the terms of the amortizing notes contains a description of all of the material terms of the amortizing notes but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the indenture, including the definitions in the indenture of certain terms. We refer you to the base indenture, which has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part, and the supplemental indenture, which will be filed, as an exhibit to a filing we will make with the SEC in connection with the offering. A copy of the base indenture is, and a copy of the supplemental indenture will be, available for inspection at the office of the trustee. In addition, the base indenture, the supplemental indenture for the amortizing notes, the Units and the amortizing notes include those terms incorporated therein by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

As used in this section, the terms “McDermott,” “we,” “us” and “our” mean McDermott International, Inc. and do not include any of its existing or future subsidiaries.

General

The amortizing notes will be issued as a separate series of senior debt securities under the indenture. The amortizing notes will be issued in an aggregate principal amount of $         million (or $         million aggregate principal amount if the underwriter exercises its option to purchase additional Units in full). The scheduled final installment payment date (as defined below) will be April 1, 2017, subject to extension as described below. We may not redeem the amortizing notes prior to maturity.

As described below under “Book-Entry Procedures and Settlement,” in certain circumstances amortizing notes may be issued in certificated form in exchange for a global security. In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices described below. Payments on amortizing notes issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the amortizing notes. In the event amortizing notes are issued in certificated form, installments will be payable, the transfer of the amortizing notes will be registrable and amortizing notes will be exchangeable for amortizing notes of other denominations of a like aggregate principal amount at the corporate trust office of the trustee. Installment payments on certificated amortizing notes may be made at our option by check mailed to the address of the persons entitled thereto. See “Book-Entry Procedures and Settlement.”

Other than the limited restrictions described below under “Consolidation, Merger, Sale or Conveyance,” there are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving McDermott that may adversely affect such holders.

To the extent we maintain a paying agent in a member state of the European Union, we will ensure that we maintain at least one paying agent in a member state of the European Union that will not be obligated to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing, or complying with or introduced in order to conform to, such directive.

Ranking

The amortizing notes will be senior unsecured obligations of McDermott and will rank (1) senior in right of payment to all existing and future indebtedness of McDermott that is, by its terms, expressly subordinated in right of payment to the amortizing notes (or to all senior indebtedness), (2) pari passu in right of payment with all existing and future unsecured indebtedness of McDermott that is not so subordinated and (3) effectively subordinated to all secured indebtedness to the extent of the value of the assets securing such obligations. In addition, the amortizing notes will be structurally subordinated to all existing and future liabilities of our subsidiaries.

As of March 31, 2014, our total consolidated indebtedness was approximately $308 million, all of which was secured senior indebtedness. After giving effect to the offering of the Units and the transactions contemplated under “Use of Proceeds,” we expect our total consolidated indebtedness will be approximately $350.5 million, of which approximately $308 million will be senior secured indebtedness (assuming no exercise of the underwriter’s option to purchase additional Units). See “Capitalization.”

Installment Payments

Each amortizing note will have an initial principal amount of $        . On each April 1, July 1, October 1 and January 1, commencing on July 1, 2014 (each, an “installment payment date”), we will pay, in cash, equal installments of $         on each amortizing note (or, in the case of the installment payment due on July 1, 2014, $         per amortizing note). Each installment will constitute a payment of interest (at a rate of     % per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “—Amortization Schedule.” Installments will be paid to the person in whose name an amortizing note is registered as of the close of business on the March 15, June 15, September 15 or December 15, as applicable, immediately preceding the relevant installment payment date.

Each installment payment for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, then such installment payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Notwithstanding anything to the contrary herein, the amount of any installment payment will be increased by the amount of additional interest, if any, payable for the relevant period at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Amortization Schedule

The total installments of principal on the amortizing notes for each scheduled installment payment date are set forth below:

Scheduled Installment Payment Date	Amount of Principal	Amount of Interest
July 1, 2014	$	$
October 1, 2014	$	$
January 1, 2015	$	$
April 1, 2015	$	$
July 1, 2015	$	$
October 1, 2015	$	$
January 1, 2016	$	$
April 1, 2016	$	$
July 1, 2016	$	$
October 1, 2016	$	$
January 1, 2017	$	$
April 1, 2017	$	$

Restrictions Applicable During an Event of Default Under the Indenture

If there shall have occurred and be continuing an “Event of Default” under the indenture, then:

•	we and our subsidiaries shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock or make any guarantee payment with respect thereto other than:

•	purchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•	purchases of shares of our common stock pursuant to a contractually binding requirement to buy stock existing prior to such default, including under a contractually binding stock repurchase plan;

•	as a result of an exchange or conversion of any class or series of our capital stock that, by its terms as in effect prior to the occurrence of such default, is exchangeable for or convertible into any other class or series of our capital stock; and

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

•	we and our subsidiaries shall not make any payment of interest, principal or premium on, or repay, purchase or redeem, any unsecured debt securities issued by us that rank equally with or junior to the amortizing notes, other than pro rata payments of accrued and unpaid interest on the amortizing notes and any other unsecured debt securities issued by us that rank equally with the amortizing notes, except and to the extent the terms of any such debt securities would prohibit us from making such pro rata payment.

These restrictions, however, will not apply to any dividends or distributions with respect to our common stock where we exclusively issue shares of our common stock in such dividend or distribution.

Repurchase of Amortizing Notes at the Option of the Holder

If we elect to exercise our early mandatory settlement right (as described under “Description of the Purchase Contracts—Early Settlement at Our Election” above), then holders will have the right (the “repurchase right”) to require us to repurchase some or all of their amortizing notes for cash at the repurchase price per amortizing note to be redeemed on the repurchase date, as described below. Holders may not require us to repurchase a portion of an individual amortizing note. In addition, holders will not have the right to require us to repurchase any or all of such holder’s amortizing notes in connection with any early settlement of such holder’s purchase contracts at the holder’s election at the early settlement rate as described above under “Description of the Purchase Contracts—Early Settlement” or at the fundamental change early settlement rate as described above under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

The “repurchase date” will be a date specified by us in the early mandatory settlement notice, which will be at least 20 but not more than 35 business days following the date of our early mandatory settlement notice as described under “Description of the Purchase Contracts—Early Settlement at Our Election” (and which will be required to fall on the early mandatory settlement date).

The “repurchase price” per amortizing note to be redeemed will be equal to the principal amount of such amortizing note as of the repurchase date, plus accrued and unpaid interest (to, but excluding, the repurchase date) on such principal amount at a rate of     % per annum (as increased by any additional interest). However, if the repurchase date falls after a regular record date and on or prior to the immediately succeeding installment payment date, the installment payment payable on such installment payment date will be paid on such installment payment date to the holder as of such regular record date and will not be included in the repurchase price per amortizing note.

To exercise your repurchase right, you must deliver, on or before the close of business on the business day immediately preceding the repurchase date, the amortizing notes to be repurchased (or the Units, if you have not separated your Units into their constituent components), together with a duly completed written repurchase notice in the form entitled “Form of Repurchase Notice” on the reverse side of the amortizing notes (a “repurchase notice”), in each case in accordance with appropriate DTC procedures, unless you hold certificated amortizing notes (or Units), in which case you must deliver the amortizing notes to be repurchased (or Units), duly endorsed for transfer, together with a repurchase notice, to the paying agent. Your repurchase notice must state:

•	if certificated amortizing notes (or Units) have been issued, the certificate numbers of the amortizing notes (or Units), or if not certificated, your repurchase notice must comply with appropriate DTC procedures;

•	the number of amortizing notes to be repurchased; and

•	that the amortizing notes are to be repurchased by us pursuant to the applicable provisions of the amortizing notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered to the trustee prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the number of the withdrawn amortizing notes;

•	if certificated amortizing notes (or Units) have been issued, the certificate numbers of the withdrawn amortizing notes (or Units), or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the number of amortizing notes, if any, that remain subject to the repurchase notice.

We will be required to repurchase, on the repurchase date, the amortizing notes subject to any repurchase notice that has not been withdrawn. Holders who have exercised their repurchase right will receive payment of the repurchase price on the later of (1) the repurchase date and (2) the time of book-entry transfer or the delivery of the amortizing notes (or Units). If the trustee holds money sufficient to pay the repurchase price of the amortizing notes on the repurchase date, then:

•	the amortizing notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the amortizing notes is made or whether or not the amortizing notes are delivered to the trustee); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price).

In connection with any repurchase offer pursuant to an early mandatory settlement notice, we will, if required by applicable provisions of the Exchange Act or SEC regulations thereunder:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No amortizing notes may be repurchased at the option of holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date (except in the case of a default by us of the payment of the repurchase price with respect to such amortizing notes).

Events of Default

The following are “Events of Default” under the indenture:

(a) (1) our failure to pay any installment payment on any amortizing note when such is due, which failure to pay is not cured within 30 days or (2) our failure to pay the repurchase price of any amortizing note when such is due;

(b) our failure to give notice of a fundamental change as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” when due;

(c) our failure to comply with any of our agreements or covenants in, or provisions of, the amortizing notes or the indenture and such failure continues for the period and after the notice specified below;

(d) default by us or any of our significant subsidiaries as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”) as in effect on the original date of issuance of the amortizing notes (“significant subsidiaries”) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt (other than non-recourse debt of a special purpose subsidiary) for money borrowed in excess of $55.0 million in the aggregate of us and such other significant subsidiaries, whether such debt now exists or shall hereafter be created, which default results (1) in such debt becoming or being declared due and payable or (2) from a failure to pay the principal of or premium, if any, on any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; provided, however, that, with respect to any entity in which we own, directly or indirectly, less than all but greater than 50% of the issued and outstanding equity interests but for which we, directly or through an intermediary, do not, and are not obligated pursuant to any existing agreement to, actively control, manage or conduct the business, such default would constitute an event of default only if it continues for a period of 30 days after we become aware of such default;

(e) failure by us or any of our majority owned significant subsidiaries, within 60 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for us or such other subsidiary exceeds in the aggregate $55.0 million, which are not stayed pending appeal; and

(f) certain events of bankruptcy, insolvency or reorganization of us or any of our majority owned significant subsidiaries.

A default as described in clause (c) above will not be deemed an Event of Default until the trustee notifies us, or the holders of at least 25% in principal amount of the then outstanding amortizing notes notify us and the trustee, of the default and we do not cure the default within 60 days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a default is cured within such time period, it ceases.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% of the principal amount of the outstanding amortizing notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the amortizing notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an event of default pursuant to clause (f) above (except with respect to any significant subsidiary), the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, if we so elect, the sole remedy of holders for an event of default relating to our failure to file reports as described under “—Reports” below will, (1) for the first 90 days after the occurrence of such event of default (which will be the 61st day after written notice is provided to us of the default pursuant to clause (c) above), consist exclusively of the right to receive additional interest at an annual rate equal to 0.25% per annum on the principal amount of the amortizing notes then outstanding, and (2) for the 90 days immediately following such 90-day period, consist exclusively of the right to receive additional interest at an annual rate equal to 0.50% per annum on the principal amount of the amortizing notes then outstanding. If we make such election, such additional interest will be payable in arrears on each interest payment date following the date on which such event of default first occurs. On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the amortizing notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. If we do not elect to pay additional interest upon an event of default in accordance with this paragraph, the amortizing notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to our failure to comply with the reporting obligations described above in the immediately preceding paragraph and below in “—Reports,” we must notify the trustee, the paying agent and all of the holders of the amortizing notes, in writing, of such election on or before the close of business on the fifth business day immediately following the date on which such event of default otherwise would occur. Upon our failure to timely give such notice or pay additional interest, the amortizing notes will be immediately subject to acceleration as provided above.

The holders may not enforce the provisions of the indenture or the amortizing notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the amortizing notes then outstanding may direct the trustee in its exercise of any trust or power; provided, however, that such direction does not conflict with the terms of the indenture. The trustee may withhold from the holders notice of any continuing default or Event of Default if the trustee determines that withholding such notice is in the holders’ interest.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest.

We are required to deliver, within 120 calendar days after the end of each fiscal year, to the trustee an annual statement regarding compliance with the indenture, and include in such statement, if any officer is aware of any default or Event of Default, a statement specifying such default or Event of Default and what action we are taking or propose to take with respect thereto. In addition, we are required to deliver to the trustee prompt written notice of the occurrence of any default or Event of Default and of what action we are taking or propose to take with respect thereto.

Reports

The indenture requires McDermott to file with the trustee, within 15 days after McDermott is required to file the same with the SEC (after giving effect to any period of extension provided by Rule 12b-25 under the Exchange Act), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which McDermott may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. For purposes of this section, documents filed by McDermott with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR, provided, however, that the trustee shall have no obligation whatsoever to determine if such filing has occurred.

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such reports, information or documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including McDermott’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to conclusively rely exclusively on an officer’s certificate).

Discharge and Legal Defeasance and Covenant Defeasance of Indenture

McDermott may discharge its obligations under the amortizing notes and the indenture (with the exception of any obligations which expressly survive the termination of the indenture) by irrevocably depositing in trust with the trustee money or U.S. government obligations sufficient to pay principal of, and interest on, the amortizing notes to maturity and the amortizing notes mature within one year, subject to meeting certain other conditions.

The indenture will also permit McDermott to terminate all of its obligations under the indenture with respect to the amortizing notes other than certain obligations specified in the indenture governing the amortizing notes (“legal defeasance”), at any time by:

(1)	depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, and interest on, the amortizing notes to their maturity; and

(2)	complying with certain other conditions, including delivery to the trustee of an opinion of U.S. tax counsel of recognized standing based on a change in the applicable United States federal income tax law after the issue date or a ruling received from the Internal Revenue Service, in either case, to the effect that beneficial owners of amortizing notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of McDermott’s exercise of such right and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case had such right not been exercised, which opinion of counsel is based upon a change in the applicable U.S. federal income tax law since the date of issuance of the amortizing notes.

In addition, the indenture will permit McDermott to terminate all of its obligations under the indenture with respect to certain covenants described under “—Reports” and “—Restrictions Applicable During a Default Under the Indenture” above and “—Consolidation, Merger, Sale or Conveyance” below (other than clause (y) of the first bullet thereunder) and the events of default described under clauses (b) through (f) under “—Events of Default” above, in each case subject to the exceptions specified in the indenture (“covenant defeasance”) at any time by:

(1)	depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, and interest on, the amortizing notes to their maturity; and

(2)	complying with certain other conditions, including delivery to the trustee of an opinion of U.S. tax counsel of recognized standing, to the effect that beneficial owners of amortizing notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of such right and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case had such right not been exercised.

Notwithstanding the foregoing, no discharge, legal defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the holders of the amortizing notes:

•	rights of registration of transfer and exchange of amortizing notes;

•	rights of substitution of mutilated, defaced, destroyed, lost or stolen amortizing notes;

•	rights of holders of the amortizing notes to receive payments of principal thereof and interest thereon, upon the original due dates therefor, but not upon acceleration;

•	rights, obligations, duties and immunities of the trustee;

•	rights of holders of amortizing notes that are beneficiaries with respect to property so deposited with the trustee payable to all or any of them;

•	obligations of McDermott to maintain an office or agency in respect of the amortizing notes; and

•	rights and obligations described under “—Repurchase of Amortizing Notes at the Option of the Holder” above.

McDermott may exercise the legal defeasance option with respect to the amortizing notes notwithstanding the prior exercise of the covenant defeasance option with respect to the amortizing notes. If McDermott exercises the legal defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an event of default with respect to the amortizing notes. If McDermott exercises the covenant defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an event of default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the cash and U.S. government obligations in the defeasance trust could be less than the principal of and interest then due on the amortizing notes, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Modification

The indenture governing the amortizing notes will contain provisions permitting us and the trustee to modify the indenture governing the amortizing notes without the consent of the holders (whether held separately or as a component of Units) for any of the following purposes:

•	to evidence the succession by a successor corporation and to provide for the assumption by a successor corporation of our obligations under the indenture governing the amortizing notes;

•	to add to our covenants such further covenants, restrictions or conditions for the benefit of the holders, add events of default for the benefit of holders or to surrender any right or power conferred upon us;

•	comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	secure the amortizing notes;

•	add guarantees with respect to the amortizing notes;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture governing the amortizing notes; and

•	make any change that does not adversely affect the rights of any holder in any material respect; provided that any amendment to conform the terms of the indenture governing the amortizing notes to the description thereof in the preliminary prospectus supplement, as supplemented by the pricing term sheet related to the offering of the Units will not be deemed to be adverse to any holder.

Subject to certain exceptions, the indenture governing the amortizing notes may be amended with the consent of the holders of at least a majority of the amortizing notes (whether or not part of a Unit) then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Units and/or separate amortizing notes) and, subject to certain exceptions, compliance with any provisions may be waived with the consent of the holders of a majority of the amortizing notes (whether or not part of a Unit) then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, Units and/or separate amortizing notes). However, without the consent of each holder of a then outstanding amortizing note (whether or not part of a Unit) affected, no amendment may, among other things:

•	change any installment payment date or the amount owed on any installment payment date;

•	reduce the principal amount of the amortizing notes or the rate of interest thereon;

•	reduce the percentage in principal amount of outstanding amortizing notes the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain events of default and their consequences provided for in the indenture;

•	change the ranking of the amortizing notes;

•	make the amortizing notes payable in a currency other than that stated in the amortizing notes;

•	reduce the repurchase price for the amortizing notes or amend or modify in any manner adverse to holders of the amortizing notes McDermott’s obligation to make such payment or give notices in respect thereof;

•	impair the right to institute suit for the enforcement of the amortizing notes; or

•	make any change in the percentage of holders required to consent to any amendment, modification or waiver of any provision of the indenture, or make any change to the indenture provision described in this sentence.

Consolidation, Merger, Sale or Conveyance

We will covenant in the indenture that we will not amalgamate or consolidate with, merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•	(x) the successor entity, if not us, is (and, if we remain a party to the amortizing notes and the indenture after giving effect to such transaction and the requirements in respect thereof under the indenture, we are) a corporation organized and existing under the laws of the United States of America or a U.S. state, the District of Columbia, the Republic of Panama, any member state of the European Union, Curaçao, Sint Maarten, the Cayman Islands, Bermuda or the British Virgin Islands, and (y) that entity, if not us, expressly assumes our obligations under the purchase contracts and the purchase contract agreement and our obligations under the indenture and the amortizing notes; and

•	the obligor under the indenture will not, immediately after the relevant transaction, be in default in the performance of its covenants and conditions under the Units or the amortizing notes.

On the assumption by the successor of the obligations under the indenture, the successor will be substituted for us, and (except in the case of a lease) we will be relieved of any further obligation under the indenture and the amortizing notes. This “Consolidation, Merger, Sale or Conveyance” covenant will not apply to any conveyance, transferor lease of assets between or among us and our subsidiaries.

Payment of Additional Amounts

All payments made by or on behalf of us under or with respect to the amortizing notes will be made without withholding or deduction for or on account of any taxes imposed or levied by or on behalf of any Panamanian taxing authority or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which we (including, for the purposes of this section, any successor entity) are organized, incorporated, engaged in business or are otherwise resident or treated as resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each a “specified tax jurisdiction”), unless required by law or regulation of any such taxing authority. If we are obligated to withhold or deduct any amount on account of taxes imposed by any specified tax jurisdiction from any payment made with respect to the amortizing notes, we will:

(1) subject to the limitations below, pay to each holder such additional amounts (“additional amounts”) as may be necessary so that the net amount received by each holder (including additional amounts) after such withholding or deduction will not be less than the amount such holder would have received if such taxes had not been withheld or deducted;

(2) furnish to the trustee for the benefit of the holders, within 60 days after the date payment of any taxes is due pursuant to applicable law, certified copies of an official receipt of the relevant government authorities for all amounts deducted or withheld pursuant to applicable law, or if such receipts are not readily obtainable without significant expense (as reasonably determined by us), other evidence of payment by us of those taxes reasonably satisfactory to the trustee, which the trustee will make available to the holders or beneficial owners of amortizing notes upon reasonably request; and

(3) at least 15 days prior to each date on which any additional amounts are payable, deliver to the trustee an officers’ certificate setting forth the calculation of the additional amounts to be paid and such other information as the trustee may request to enable the trustee to pay such additional amounts to holders on the payment date.

Notwithstanding the foregoing, we will not pay additional amounts with respect to a payment made to any holder or beneficial owner of an amortizing note (an “excluded holder”):

(1) which is subject to such taxes by reason of the holder or the beneficial owner being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with, the relevant specified tax jurisdiction otherwise than by the mere acquisition, holding or disposition of the amortizing notes, enforcement of rights thereunder or the receipt of payments thereunder;

(2) for or on account of any taxes imposed or deducted or withheld by reason of the failure of the holder or beneficial owner of the amortizing notes to complete, execute and deliver to us any customary form or document, to the extent applicable to such holder or beneficial owner, that may be required by law (including any applicable tax treaty) or by reason of administration of such law and which is reasonably requested in writing to be delivered to us in order to enable us to make payments on the amortizing notes, without deduction or withholding for taxes, or with deduction or withholding of a lesser amount, which form or document shall be delivered within 60 days of a written request therefor by us;

(3) for or on account of any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property or similar tax, assessment or other governmental charge;

(4) for or on account of any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding from payments under or with respect to the amortizing notes;

(5) where the payment could have been made without deduction or withholding if the beneficiary of the payment had presented the amortizing note for payment within 30 days after the date on which such payment or such amortizing note became due and payable or the date on which payment thereof is duly provided for, whichever is later;

(6) if the holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment, to the extent that such payment would be required to be included in income under the laws of the relevant taxing jurisdiction, for tax purposes, of a beneficiary or settler with respect to such fiduciary, a member of such partnership or a beneficial owner who, in each case, would not have been entitled to such additional amounts had such beneficiary, settler, partner or beneficial owner been the holder thereof; or

(7) any combination of the instances described in the foregoing clauses (1) through (6).

Any reference in the indenture to the payment of principal, premium, if any, interest, purchase price, redemption price or any other amount payable under or with respect to any amortizing note, will be deemed to include the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable in respect thereof. Our obligation to make payments of additional amounts will survive any termination of the indenture or the defeasance of any rights thereunder.

We will promptly pay when due any present or future stamp, issue, registration, documentation, court or similar documentary taxes or any other excise or property taxes, charges or similar levies (including interest and penalties with respect thereto) that arise in a specified tax jurisdiction from the execution, delivery or registration of each amortizing note or any other document or instrument referred to herein or therein.

Redemption for Changes in Tax Law

If we become obligated to pay any additional amounts as a result of a change in the laws or regulations of any specified tax jurisdiction, or a change in any official position regarding the application or interpretation thereof (including a holding by a court of competent jurisdiction), which is publicly announced or becomes effective on or after the issue date (or, if later, on or after the date the relevant specified tax jurisdiction first becomes a specified tax jurisdiction) and such additional amounts cannot (as certified in an officers’ certificate to the trustee) be avoided by the use of reasonable measures available to us, then we may, at our option, redeem the amortizing notes, in whole but not in part, upon notice to be provided not more than 90 days before the next date on which it would be obligated to pay additional amounts to holders of the amortizing notes, at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date). Notice of our intent to redeem the amortizing notes shall not be effective until such time as we deliver to the trustee an opinion of counsel stating that we are obligated to pay additional amounts because of an amendment to or change in law or regulation or position as described in this paragraph.

Governing Law

The indenture and the amortizing notes, and any claim, controversy or dispute arising under or related to the indenture or amortizing notes, for all purposes shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of law principles thereof that would result in the application of law other than the law of the State of New York).

Unclaimed Funds

Any monies deposited with the trustee or any paying agent or then held by us in trust for the payment of installment payments on the amortizing notes that remains unclaimed for two years after the date the payments became due and payable, shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the amortizing note shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

Prescription

Under New York’s statute of limitations, any legal action to enforce our payment obligations evidenced by the amortizing notes must be commenced within six years after payment is due. Thereafter our payment obligations will generally become unenforceable.

Information Concerning the Trustee

U.S. Bank National Association will be the trustee on behalf of the holders of the amortizing notes. The indenture will contain provisions limiting the liability of the trustee, and we will indemnify the trustee, its officers, directors, employees and agents against any loss, liability or expenses incurred or made in connection with the trustee’s duties under the indenture.

We will pay the trustee reasonable fees for its services, subject to any written agreement between us and the trustee. We will reimburse the trustee for all reasonable and out-of-pocket expenses (including the reasonable compensation and expenses of the trustee’s counsel).

The indenture will contain provisions under which the trustee may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

The Units, the separate purchase contracts and the separate amortizing notes will initially be issued under a book-entry system in the form of global securities. We will register the global securities in the name of The Depository Trust Company, New York, New York, or (“DTC”), or its nominee and will deposit the global securities with DTC.

Following the issuance of a global security in registered form, the DTC will credit the accounts of its participants with the Units, the separate purchase contracts and the separate amortizing notes, as the case may be, upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the DTC can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the DTC or its nominee is the registered owner of a global security, we, the purchase contract agent and the trustee will treat the DTC as the sole owner or holder of the Units, the separate purchase contracts and the separate amortizing notes, as the case may be. Therefore, except as set forth below, you will not be entitled to have Units, separate purchase contracts or separate amortizing notes registered in your name or to receive physical delivery of certificates representing the Units, the separate purchase contracts or the separate amortizing notes. Accordingly, you will have to rely on the procedures of the DTC and the participant in the DTC through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture or the purchase contract agreement, as the case may be. We understand that under existing practices, the DTC would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. DTC for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

As long as the separate amortizing notes are represented by the global securities, we will pay installments on those separate amortizing notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither we, the purchase contract agent nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the DTC and its participants.

Settlement

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in Units, separate purchase contracts or separate amortizing notes, as the case may be, that are settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Units, separate purchase contracts or separate amortizing notes, as the case may be, by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Units, separate purchase contracts and separate amortizing notes, as the case may be, among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Securities and Paying Agents

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities in registered form only if:

(a) the DTC is unwilling or unable to continue as DTC for such global security and we are unable to find a qualified replacement for the DTC within 90 days;

(b) at any time the DTC ceases to be a clearing agency registered under the Exchange Act; or

(c) we in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

The global security will be exchangeable, upon the events described above, in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, will be registered in the name or names of the person or persons specified by the DTC in a written instruction to the registrar of the securities. The DTC may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive securities are available and notice will be published as described below under “—Notices.” Beneficial owners of book-entry Units, separate purchase contracts or separate amortizing notes, as the case may be, will then be entitled (1) to receive physical delivery in certificated form of definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, equal in aggregate amount of Units, separate purchase contracts or separate amortizing notes, as the case may be, to their beneficial interest and (2) to have the definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, registered in their names. Thereafter, the holders of the definitive Units, separate purchase contracts and separate amortizing notes, as the case may be, will be recognized as the “holders” of the Units, separate amortizing notes and separate purchase contracts, as the case may be, for purposes of the purchase contract agreement and indenture, respectively.

Each of the purchase contract agreement and indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive separate purchase contracts or separate amortizing notes, as the case may be, so long as the applicant furnishes to us and the purchase contract agent and the trustee, as applicable, such security or indemnity and such evidence of ownership as the purchase contract agent and the trustee, as applicable, and we may require.

In the event definitive separate notes are issued, the holders thereof will be able to receive installment payments at the office of our paying agent. The final installment payment of a definitive separate amortizing note may be made only against surrender of the separate amortizing note to one of our paying agents. We also have the option of making installment payments by mailing checks to the registered holders of the separate certificated amortizing notes. Our paying agent is the corporate trust office of U.S. Bank National Association, located at 5555 San Felipe Street, Suite 1150, Houston, Texas 77056.

In the event definitive Units, separate purchase contracts or separate amortizing notes are issued, the holders thereof will be able to transfer their securities, in whole or in part, by surrendering such securities for registration of transfer at the office of U.S. Bank National Association listed above. A form of such instrument of transfer will be obtainable at the relevant office of U.S. Bank National Association. Upon surrender, we will execute, and the purchase contract agent and the trustee will authenticate and deliver, new Units, separate purchase contracts or separate amortizing notes, as the case may be, to the designated transferee in the amount being transferred, and a new security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of U.S. Bank National Association, as requested by the owner of such new Units, separate purchase contacts or separate amortizing notes. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations of the purchase, ownership and disposition of the Units, the purchase contracts and amortizing notes that are components of Units and shares of our common stock acquired under a purchase contract. This discussion applies only to holders who acquire Units upon original issuance at the $25.00 offering price and who hold the Units, the components of the Units and shares of our common stock acquired under a purchase contract as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to Units, purchase contracts, amortizing notes or shares of our common stock;

•	persons holding Units, purchase contracts, amortizing notes or shares of our common stock as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	certain former citizens and residents of the United States;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities;

•	persons subject to the alternative minimum tax; or

•	persons that receive the Units, purchase contracts, amortizing notes or shares of our common stock as compensation or in connection with the performance of services.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Units, purchase contracts, amortizing notes or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding Units, purchase contracts, amortizing notes or common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Units, purchase contracts, amortizing notes or the common stock.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of Units are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Characterization of Units and Amortizing Notes

Although there is no authority directly on point and therefore the issue is not free from doubt, we believe each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes, and the amortizing notes will be treated as indebtedness for U.S. federal income tax purposes. Under this treatment, a holder of Units will be treated as if it held each component of Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness for U.S. federal income tax purposes.

If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described below. Specifically, if you are a U.S. Holder you could be required to recognize the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, as income. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, the purchase contracts could be treated as our stock, in which case the tax consequences of the purchase, ownership and disposition thereof would be substantially the same as the tax consequences described herein, except that a holder’s holding period for the common stock received under a purchase contract would include the period during which the holder held the purchase contract.

The Units are complex financial instruments and no statutory, judicial or administrative authority directly addresses all aspects of the treatment of the Units or instruments similar to the Units for U.S. federal income tax purposes, and no assurance can be given that the Internal Revenue Service (“IRS”) will agree with the tax consequences described herein. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Units are unclear. No ruling has been or will be sought concerning the treatment of the Units, and the tax consequences described herein are not binding on the IRS or the courts, either of which could disagree with the explanations or conclusions contained in this summary. Accordingly, you should consult your tax advisor regarding the tax consequences to you of the possible recharacterization of the components of a Unit as a single instrument. Unless stated otherwise, the remainder of this discussion assumes the characterization of the Units as two separate instruments, the characterization of the amortizing notes as indebtedness, and the characterization of the purchase contracts as contracts to acquire our common stock will be respected for U.S. federal income tax purposes.

Certain Contingent Payments

In certain circumstances (see “Description of the Amortizing Notes—Payment of Additional Amounts” and “—Events of Default”), we may be obligated to pay amounts on the amortizing notes that are in excess of stated interest and principal. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” We do not intend to treat the possibility of paying such additional amounts as causing the amortizing notes to be treated as contingent payment debt instruments. However, additional income will be recognized to a holder of notes if any such additional payment is made. It is possible that the IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate and to treat as ordinary interest income any gain realized on the taxable disposition of the amortizing note. The remainder of this discussion assumes that the amortizing notes will not be treated as contingent payment debt instruments.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of Units, purchase contracts, amortizing notes or our common stock acquired under a purchase contract that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Allocation of the Issue Price and Purchase Price

The $25.00 offering price of each Unit will be allocated between the purchase contract and the amortizing note that constitute the Unit in proportion to their relative fair market values at the time of issuance. That allocation of the offering price will establish a U.S. Holder’s initial tax basis in the purchase contract and amortizing note.

We have determined that the offering price allocated to each purchase contract and amortizing note is $         and $        , respectively. That allocation will be binding on you (but not the IRS), unless you explicitly disclose a contrary position on a statement attached to your timely filed U.S. federal income tax return for the taxable year in which you acquire Units pursuant to this offering. The remainder of this discussion assumes that this allocation of offering price to each purchase contract and amortizing note will be respected for U.S. federal income tax purposes.

Payments on the Amortizing Notes

The portion of the installment payment on an amortizing note that is treated as interest (which may include any foreign taxes withheld from an installment payment and any additional amounts paid in respect thereof) will be includible in the gross income of a U.S. Holder as ordinary interest income at the time it is paid or accrued in accordance with such U.S. Holder’s method of tax accounting. The portion of the installment payment on an amortizing note that is not treated as interest will be treated as a tax-free return of principal and reduce a U.S. Holder’s tax basis in such note. Interest income on an amortizing note generally will constitute foreign-source income and generally will constitute “passive category income” or, in the case of certain U.S. Holders, “general category income.”

Settlement of a Purchase Contract

U.S. Holders will not recognize gain or loss on the acquisition of our common stock upon the mandatory or early settlement of a purchase contract except with respect to cash paid in lieu of a fractional share of our common stock. A U.S. Holder’s tax basis in the common stock received under a purchase contract will be equal to its tax basis in the purchase contract less the portion of such tax basis allocable to the fractional share. A U.S. Holder’s holding period for the common stock received under a purchase contract will begin the day after that stock is received.

Constructive Dividends

The settlement rate of the purchase contracts will be adjusted in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the holder of a purchase contract. If we were to make a distribution of cash or property (for example, distributions of evidences of indebtedness or assets) to stockholders and the settlement rate of the purchase contracts were increased pursuant to the applicable anti-dilution provisions, such increase may be deemed to be a distribution to U.S. Holders. In addition, any other increase in the settlement rate of the purchase contracts (including an adjustment to the settlement rate in connection with a fundamental change) may, depending on the circumstances, be deemed to be a distribution to U.S. Holders. In certain circumstances, the failure to make an adjustment of the settlement rate may result in a taxable distribution to U.S. Holders, if as a result of such failure the proportionate interest of the U.S. Holders in our assets or earnings and profits is increased.

Any deemed distribution will generally be subject to tax in the same manner as an actual distribution. See “—Taxation of Distributions on Common Stock Acquired under the Purchase Contracts” below. However, deemed distributions may not be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate U.S. Holders. Holders should consult their tax advisors as to the tax consequences of receiving constructive dividends.

Because a deemed distribution would not give rise to any cash from which any applicable backup withholding could be satisfied, if backup withholding is paid on the U.S. Holder’s behalf (because the U.S. Holder failed to establish an exemption from backup withholding), such backup withholding may be set off against payments of any cash or common stock payable on the sale or settlement of a purchase contract (or, possibly, against any payments on our shares of common stock).

Taxation of Distributions on Common Stock Acquired under the Purchase Contracts

Subject to the passive foreign investment company rules discussed below under “Passive Foreign Investment Company,” the gross amount of the distributions paid on shares of common stock acquired under the purchase contracts, other than certain pro rata distributions of shares of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be taxable as ordinary income when received by a U.S. Holder. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to non-corporate U.S. Holders, certain dividends received from a qualified foreign corporation will be taxed at the lower capital gains rate applicable to qualified dividend income; provided that we are neither a passive foreign investment company nor treated as such with respect to you for our taxable year in which the dividend is paid and the preceding taxable year and certain holding period requirements are met. Since, as discussed below, we do not expect to be classified as a passive foreign investment company, as long as the shares are listed on the NYSE or certain other exchanges, we will be treated as a qualified foreign corporation for this purpose. This reduced rate will not be available in all situations, and U.S. Holders should consult their own tax advisors regarding the application of the relevant rules to their particular circumstances. Dividends received by a corporate shareholder will not be eligible for the dividends received deduction that generally is allowed to U.S. corporate shareholders on dividends received from a U.S. corporation.

For foreign tax credit purposes, the limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends we pay with respect to our common shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” Any dividends we pay will generally constitute foreign-source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The rules relating to the determination of the federal tax credit are complex and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Sale or Other Taxable Disposition of Units, Purchase Contracts, Amortizing Notes or Common Stock

Subject to the passive foreign investment rules discussed below under “Passive Foreign Investment Company,” upon the sale, exchange or other taxable disposition of a purchase contract (including the portion of the purchase contract that is deemed to be sold as a result of the receipt of cash in lieu of a fractional share upon the settlement of the purchase contract), amortizing note or share of our common stock, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in the purchase contract (or portion thereof), amortizing note or share of stock, as the case may be.

Gain or loss realized on the sale, exchange or other taxable disposition of a purchase contract, amortizing note or share of common stock will generally be U.S. source capital gain or loss (excluding amounts received with respect to accrued interest to the extent not previously included in income, which generally will be taxable as foreign source ordinary income) and will be long-term capital gain or loss if at the time of sale, exchange or other taxable disposition, the purchase contract, amortizing note or share of stock, as the case may be, has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Upon the sale, exchange or other taxable disposition of a Unit, a U.S. Holder will be treated as having sold or disposed of the purchase contract and amortizing note that constitute the Unit. The proceeds realized on a disposition of a Unit will be allocated between the purchase contract and amortizing note of the Unit in proportion to their relative fair market values. As a result, a U.S. Holder will calculate its gain or loss on the purchase contract separately from the gain or loss on the amortizing note. It is thus possible that a U.S. Holder could recognize a capital gain on one component of a Unit but a capital loss on the other component of the Unit.

Passive Foreign Investment Company

Based on our historic and expected operations, composition of assets and market capitalization (which will fluctuate from time to time), we do not expect that we will be classified as a passive foreign investment company (a “PFIC”) for the taxable year ending December 31, 2013, for the current taxable year ending December 31, 2014 or for the foreseeable future. However, the determination of whether we are a PFIC is made annually, after the close of the relevant taxable year. Therefore, it is possible that we could be classified as a PFIC for the current taxable year or in future years due to changes in the composition of our assets or income, as well as changes in our market capitalization. In general, a non-U.S. corporation will be classified as a PFIC for any taxable year if at least (i) 75% of its gross income is classified as “passive income” or (ii) 50% of its assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. For these purposes, cash is considered a passive asset. In making this determination, the non-U.S. corporation is treated as earning its proportionate share of any income and owning its proportionate share of any assets of any corporation in which it holds a 25% or greater interest. Under the PFIC rules, if we were considered a PFIC at any time that a U.S. Holder holds our shares, we would continue to be treated as a PFIC with respect to such holder’s investment unless (i) we cease to be a PFIC and (ii) the U.S. Holder has made a “deemed sale” election under the PFIC rules.

If we are considered a PFIC at any time that a U.S. Holder holds our shares or purchase contracts (whether held separately or as part of a Unit), any gain recognized by the U.S. Holder on a sale or other disposition of the shares or purchase contracts would generally be allocated ratably over the U.S. Holder’s holding period for the shares or purchase contracts, as the case may be. For purposes of the PFIC rules, the holding period for shares may include the period during which a purchase contract was held. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. Further, to the extent that any distribution received by a U.S. Holder on its shares were to exceed 125% of the average of the annual distributions on the shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain on the sale or other disposition of shares if we were a PFIC, described above. If we are treated as a PFIC with respect to a U.S. Holder for any taxable year, the U.S. Holder will be deemed to own shares or purchase contracts in any of our subsidiaries that are also PFICs. Certain elections, if available and properly made, would result in alternative treatments.

If we are considered a PFIC, a U.S. Holder will also be subject to annual information reporting requirements. U.S. Holders should consult their own tax advisors about the potential application of the PFIC rules to an investment in our shares or purchase contracts.

Separation and Recreation of Units

U.S. Holders will not recognize gain or loss by (i) separating a Unit into its component purchase contract and amortizing note or (ii) recreating a Unit, as both procedures are described under “Description of the Units—Separating and Recreating Units.”

Backup Withholding and Information Reporting

Generally, interest paid on the amortizing notes, dividends on the common stock and any proceeds of a sale, exchange or other taxable disposition of Units, purchase contracts, amortizing notes or shares of our common stock will be subject to information reporting if such payments are made through a United States payor or United States middleman (as defined in the Treasury Regulations). Backup withholding may apply to such payments unless the U.S. Holder is a corporation or other exempt recipient, and, when required, demonstrates this fact, or such U.S. Holder provides a taxpayer identification number and satisfies certain certification requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided that such holder furnishes certain required information to the IRS in a timely fashion.

Section 6038D of the U.S. Code requires certain persons who hold an interest in a “specified foreign financial asset” to attach to such person’s U.S. federal income tax return for such taxable year, certain information with respect to such specified foreign financial asset, including, with respect to stock or securities, the name and address of the issuer and information necessary to identify the class or issue of which such stock or securities are a part. Form 8938 (Statement of Specified Foreign Financial Assets) is the appropriate means to comply with Section 6038D of the U.S. Code. The Units, purchase contracts, amortizing notes and shares of our common stock generally will be a specified foreign financial assets unless they are held in an account maintained by a financial institution. Any holder who does not intend to hold the Units, purchase contracts, amortizing notes or shares of our common stock in an account maintained by a financial institution should consult his or her own tax adviser with respect to the requirement to provide such information.

Additional Medicare Tax on Net Investment Income

An additional 3.8% Medicare tax (the “Medicare Tax”) will be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income”

of certain estates and trusts. Net investment income will generally include gross income from interest, dividends, and net gain from the disposition of Units, purchase contracts, amortizing notes or common stock, unless such interest or dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare Tax to its income and gains in respect of the Units, purchase contracts, amortizing notes or common stock.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Unit, purchase contract, amortizing note or share of common stock acquired under a purchase contract that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is a non-resident alien individual present in the United States for 183 days or more in the taxable year of disposition of the Units, purchase contracts, amortizing notes or common stock. Such a Non-U.S. Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other taxable disposition of Units, purchase contracts, amortizing notes or common stock.

General Rules

Subject to the discussions below concerning effectively connected income and backup withholding, interest paid on the amortizing notes, dividends on the common stock and any proceeds of a sale, exchange or other disposition of Units, purchase contracts, amortizing notes or shares of our common stock will not be subject to U.S. federal income tax.

Effectively Connected Income

If a Non-U.S. Holder is engaged in a U.S. trade or business, the Non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above) with respect to interest paid on the amortizing notes, dividends on the common stock and any proceeds of a sale, exchange or other disposition of Units, purchase contracts, amortizing notes or shares of our common stock that are effectively connected with the conduct of that trade or business, subject to an applicable income tax treaty providing otherwise.

These Non-U.S. Holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of the Units, purchase contracts, amortizing notes and common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower applicable income tax treaty rate) if the Non-U.S. Holder is a corporation.

Backup Withholding and Information Reporting

Generally, interest paid on the amortizing notes, dividends on the common stock and any proceeds of a sale, exchange or other taxable disposition of Units, purchase contracts, amortizing notes or shares of our common stock will not be subject to information reporting if such payments are made to a Non-U.S. Holder outside of the United States by a non-United States payor or non-United States middleman

(as defined in the Treasury Regulations). But any such interest, dividends or proceeds received by a Non-U.S. Holder from a United States payor or United States middleman may be subject to information reporting and backup withholding unless (1) such Non-U.S. Holder provides the United States payor or United States middleman with a properly executed IRS Form W-8BEN, W-8ECI, or other applicable IRS Form W-8 (or appropriate substitute form), certified under penalties of perjury, as well as certain other information, or (2) such Non-U.S. Holder otherwise establishes an exemption.

Non-U.S. Holders should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions, and the procedure for obtaining such an exemption, if available. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that such holder furnishes certain required information to the IRS in a timely fashion.

PANAMANIAN INCOME TAX CONSIDERATIONS

The following discussion is a summary of Panamanian income tax considerations of the purchase, ownership and disposition of the Units, the purchase contracts and amortizing notes that are components of Units and shares of our common stock acquired under a purchase contract. This discussion applies only to holders who acquire Units upon original issuance at the $25.00 offering price and who hold the Units, the components of the Units and shares of our common stock acquired under a purchase contract as capital assets.

This summary is based on the Panamanian Fiscal Code (as amended, the “Fiscal Code”), administrative pronouncements, judicial decisions and other applicable laws, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of Units are urged to consult their tax advisors with regard to the application of the Panamanian income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Characterization of Units and Amortizing Notes

For purposes of Panamanian income tax matters, the characterization of the Units and the Amortizing Notes will be the same as described in Section “U.S. Federal Income Tax Considerations—Characterization of Units and Amortizing Notes” of this prospectus supplement.

Payments on the Amortizing Notes

Panama’s income tax regime is exclusively territorial. Only income deemed to arise from Panamanian sources is subject to taxation. Income derived by Panama or foreign corporations or individuals which is not deemed to be Panamanian source income is not taxable. The portion of the installment payment on an amortizing note that is treated as interest will not be subject to income tax or withholding requirements in Panama, provided that the proceeds received by us upon the original issuance and sale of the amortizing notes are not placed, invested or economically utilized in Panama. The portion of the installment payment on an amortizing note that is not treated as interest will be treated as a tax-free return of principal.

Settlement of a Purchase Contract

Neither a gain nor a loss will be recognized by Panamanian income tax laws upon the acquisition of our common stock upon the mandatory or early settlement of a purchase contract.

Taxation of Distributions on Common Stock Acquired under the Purchase Contracts

Distributions paid on shares of our common stock acquired under the purchase contracts will not be subject to the payment of Panamanian income tax as long as our income is not considered Panama-source income derived from activities performed within the territory of the Republic of Panama. We have represented that our income is not considered Panama-source income derived from activities performed within the territory of the Republic of Panama.

Sale or Other Disposition of Amortizing Notes or Common Stock

A holder of amortizing notes will not be subject to income tax in Panama on any gain realized on the sale, exchange or retirement of amortizing notes, provided that the proceeds received by us upon the original issuance and sale of the amortizing notes are not placed, invested or economically utilized in Panama. We have represented that we will not place, invest or economically utilize in Panama the proceeds that we will receive upon the original issuance and sale of the amortizing notes.

A holder of shares of our common stock will not be subject to income tax in Panama on any gain realized on the sale, exchange or retirement of our common stock, provided that our income is not considered Panama-source income derived from activities performed within the territory of the Republic of Panama. We have represented that our income is not considered Panama-source income derived from activities performed within the territory of the Republic of Panama.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the Units (or either of the components thereof and the acquisition of shares of our common stock upon settlement of the purchase contract component of the Units) by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements within the meaning of 29 C.F.R. Section 2510.3-103, as modified by Section 3(42) of ERISA or otherwise (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or any authority or control over the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Units (or either of the components thereof, and the shares of our common stock to be acquired upon settlement of the purchase contract component of the Units ) of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and/or other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and/or liabilities under ERISA and the Code. The acquisition and/or holding of Units (or either of the components thereof, and the acquisition of shares of our common stock upon settlement of the purchase contract component of the Units) by an ERISA Plan with respect to which we or an underwriter are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the Units (or either of the components thereof, or the acquisition of shares of our common stock upon settlement of the purchase contract component of the Units). These class exemptions include, without limitation, PTCE 84-14, as amended, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank-maintained collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a party in interest or disqualified person solely by reason of providing services to the ERISA Plan or a relationship with such a service provider, provided that neither the person transacting with the plan nor an affiliate exercises any discretionary authority or control with respect to the investment of the assets of the ERISA Plan involved in the transaction or renders investment advice with respect to such assets, and provided further that the ERISA Plan pays no more than and receives no less than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Units (or either of the components thereof) should not be purchased or held (nor should shares of our common stock be acquired upon settlement of the purchase contract component of the Units) by any person investing the assets of any Plan unless such purchase and holding and/or acquisition will not constitute or result in (a) a non-exempt prohibited transaction under ERISA and the Code or (b) a similar violation of any applicable Similar Laws.

Representation

By acceptance of a Unit, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Unit (or either of the components thereof) constitutes assets of any Plan or (ii) the purchase and holding of the Unit (or either of the components thereof) and the acquisition of shares of our common stock by such purchaser or transferee upon settlement of the purchase contract component of the Unit will not constitute or result in (a) a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or (b) a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Units (or either of the components thereof) on behalf of, or with the assets of, any Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the Units and/or the acquisition of shares of our common stock upon settlement of the purchase contract component of the Units.

UNDERWRITING

We and the underwriter named below have entered into an underwriting agreement with respect to the Units being offered. Subject to certain conditions, the underwriter has agreed to purchase the number of Units indicated in the following table.

Underwriter	Number of Units
Goldman, Sachs & Co.	10,000,000

Total	10,000,000

The underwriter is committed to take and pay for all of the Units being offered, if any are taken, other than the Units covered by the option to purchase additional Units described below unless and until this option is exercised.

We have granted an option to the underwriter to purchase from us at any time from time to time within 13 days beginning on, and including, the date of the initial issuance of the Units, up to 1,500,000 additional Units at the public offering price, less the underwriting discounts and commissions. If the underwriter exercises this option, it will be obligated, subject to conditions contained in the underwriting agreement, to purchase 1,500,000 additional Units.

The following table shows the per Unit and total underwriting discounts and commissions to be paid to the underwriter by us. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase 1,500,000 additional Units.

	No Exercise	Full Exercise
Per Unit	$	$
Total	$	$

Units sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any Units sold by the underwriter to securities dealers may be sold at a discount of up to $         per Unit from the public offering price. After the initial offering of the Units, the underwriter may change the offering price and the other selling terms. The offering of the Units by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

We and our directors and executive officers have agreed with the underwriter, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock, whether now owned or hereinafter acquired (including, without limitation, shares of our common stock that may be deemed to be beneficially owned by us, our directors or executive officers, as applicable, in accordance with the rules and regulations of the SEC and shares of our common stock that may be issued upon exercise of any options or warrants) or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of the underwriter.

The Units are a new issue of securities and there is currently no trading market for the Units. The underwriter has advised us that it intends to make a market in the Units, but the underwriter is not obligated to do so. The underwriter may discontinue market making at any time in its sole discretion without notice. Accordingly we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable. Our common stock is listed on the NYSE under the symbol “MDR.”

In connection with the offering, the underwriter may purchase and sell Units or shares of our underlying common stock in the open market. These transactions may include short sales and purchases in the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of Units or shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional Units described above. The underwriter may close out any covered short position by either exercising its option to purchase additional Units or purchasing Units in the open market. In determining the source of Units to close out the covered short position, the underwriter will consider, among other things, the price of Units available for purchase in the open market as compared to the price at which it may purchase Units through the option described above. “Naked” short sales of the Units are sales in excess of the option to purchase additional Units. The underwriter must close out any naked short position by purchasing Units in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Units made by the underwriter in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover syndicate short sales may have the effect of raising or maintaining the market price of the Units or preventing or retarding a decline in the market price of the Units or our underlying common stock. As a result, the price of the Units or the underlying common stock may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Units or our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,000,000.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. We have entered into a commitment letter with an affiliate of the underwriter under which the affiliate of the underwriter has, subject to the satisfaction (or waiver) of the conditions set forth therein, committed to provide us with a bridge facility. See “Description of Material Indebtedness—Bridge Facility.” The underwriter will act as an underwriter, arranger, initial purchaser or agent, as applicable, in one or more of the refinancing transactions described in “Summary—Refinancing Transactions.” In addition, the underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In connection with the proposed refinancing transactions described in this prospectus supplement, the underwriter may reimburse and/or refund to us certain amounts that have been separately agreed.

In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors or employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, McDermott and its affiliates have in past entered, and may in the future enter, into certain financial and other arrangements with the underwriter and its affiliates, pursuant to which McDermott and its affiliates have received, and may in the future receive, certain fees, commission and other payments in the performance of its ordinary course services. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Units which are subject of the offering contemplated in this prospectus supplement to the public in that Relevant Member State other than:

(i) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter; or

(iii) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Units shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Units to the public” in relation to any Units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Units to be offered so as to enable an investor to decide to purchase or subscribe to the Units, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that, in connection with the distribution of the Units,

(i) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”), with respect to anything done by it in relation to the Units in, from or otherwise involving the United Kingdom; and

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of such Units in circumstances in which Section 21(1) of the FSMA does not apply to us.

Japan

The Units have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which terms as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The Units may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Units may not be circulated or distributed, nor may the Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Units are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the Units under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person as defined in Section 272(2) of the SFA, or to any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Switzerland

The prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the Units will not be listed on the SIX Swiss Exchange. Therefore, the prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Units may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the Units with a view to distribution.

LEGAL MATTERS

Certain legal matters in connection with the offering of the Units will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Arias, Fabrega and Fabrega, our Panamanian counsel, will pass upon some matters for us relating to Panamanian law. Certain legal matters in connection with the offering of the Units will be passed upon for the underwriter by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. Certain legal matters in connection with the offering of the Units will be passed upon for the underwriter by Latham & Watkins LLP. Certain legal matters relating to Panamanian law will be passed upon for the underwriter by Morgan & Morgan.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from the McDermott International, Inc.’s Annual Report on Form 10-K, and the effectiveness of McDermott International, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of the Republic of Panama, and a substantial amount of our assets are or may be located in jurisdictions outside the United States. Accordingly, it may be difficult or impossible to enforce judgments against us, including judgments based on our obligations under the indenture and the notes or predicated on the civil liability provisions of the federal securities laws of the United States. Because a substantial amount of our assets are located outside the United States, any judgment obtained in the United States against us may not be fully collectible in the United States. We have been advised by our counsel in the Republic of Panama, Arias, Fabrega and Fabrega, that courts in the Republic of Panama will enforce a foreign judgment for a liquidated amount in civil matters, subject to obtaining a writ from the Supreme Court of Panama, which would require the satisfaction of certain conditions and exceptions, including that: (1) the foreign court that granted the judgment grants reciprocity to the enforcement of judgments of courts of the Republic of Panama (which, in practice, the Supreme Court of Panama will presume to be the case, unless proved otherwise); (2) the party against whom the judgment was rendered, or its agent, was personally (not by mail) served in such action; (3) the judgment arises out of a personal action (i.e., not an “in rem” action) against the defendant; (4) the obligation in respect of which the judgment was rendered is lawful in the Republic of Panama and does not contradict the public policy of Panama; (5) the judgment is properly authenticated by diplomatic or consular officers of the Republic of Panama or pursuant to the 1961 Hague Convention Abolishing the Requirement of Legalisation of Foreign Public Documents; and (6) a copy of the final judgment is translated into Spanish by a licensed translator in Panama. Subject to customary assumptions, Arias, Fabrega and Fabrega has advised us that they know of no current public policy that would prevent or hinder the enforcement of such a final judgment in the Republic of Panama. Courts in the Republic of Panama will not enforce in original actions liabilities predicated solely on the United States federal securities laws. One of our subsidiaries, McDermott, Inc., a Delaware corporation, is acting as agent for service of process in the United States with respect to any suit, action or proceeding relating to the Units, the purchase contracts and the amortizing notes and for any suit, action, or proceeding relating to state or U.S. federal securities laws. McDermott, Inc.’s address is the same address as our principal executive office address: 757 N. Eldridge Parkway, Houston, Texas 77079.

Prospectus

MCDERMOTT INTERNATIONAL, INC.

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

The Offering

We may offer from time to time:

•	senior debt securities;

•	subordinated debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	stock purchase contracts; and

•	stock purchase units.

We will provide additional terms of our securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. No person may use this prospectus to offer and sell our securities unless a prospectus supplement accompanies this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “MDR.”

Investing in our securities involves risks that are referenced in the “Risk Factors” section on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 31, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Using this process, we may offer any combination of the securities this prospectus describes in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

THE COMPANY

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on designing and executing complex offshore oil and gas projects worldwide. We are one of the largest U.S.-based engineering and construction companies principally focused on the upstream offshore oil and gas sector. Providing fully integrated EPCI services, we deliver fixed and floating production facilities, pipeline installations and subsea systems from concept to commissioning. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, our integrated resources include approximately 14,000 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. We support our activities with comprehensive project management and procurement services. We have fully integrated capabilities in both shallow water and deepwater construction. We believe we are among the few offshore construction contractors globally capable of providing this wide range of services in many of the larger offshore oil and gas producing regions in the world. We execute our contracts through a variety of methods, principally fixed-price, but also including cost reimbursable, cost-plus, day-rate and unit-rate basis or some combination of those methods.

In this prospectus, unless the context otherwise indicates, “McDermott,” “we,” “us” and “our” mean McDermott International, Inc. and its consolidated subsidiaries. Our principal executive offices are located at 757 N. Eldridge Parkway, Houston, Texas 77079, and our telephone number at that location is (281) 870-5000.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference in this prospectus, before making an investment decision. For more information, see “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information “furnished” and not “filed” with the SEC, unless we specifically provide that such “furnished” information is to be incorporated by reference) after the date of this prospectus and until the termination of this offering. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Current Reports on Form 8-K filed on January 27, 2014, February 24, 2014 and March 7, 2014; and

•	the description of our common stock contained in our registration statement on our Form 8-A/A filed with the SEC on December 7, 1982, as amended by our Form 8-A/A filed with the SEC on December 11, 2001.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing to or telephoning us at:

McDermott International, Inc.

757 N. Eldridge Parkway

Houston, Texas 77079

Attention: Investor Relations

Telephone: (281) 870- 5147

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of the Republic of Panama, and a substantial amount of our assets are or may be located in jurisdictions outside the United States. Accordingly, it may be difficult or impossible to enforce judgments against us, including judgments predicated on the civil liability provisions of the federal securities laws of the United States. Because a substantial amount of our assets are located outside the United States, any judgment obtained in the United States against us may not be fully collectible in the United States. We have been advised by our counsel in the Republic of Panama, Arias, Fabrega and Fabrega, that courts in the Republic of Panama will enforce a foreign judgment for a liquidated amount in civil matters, subject to obtaining a writ from the Supreme Court of Panama, which would require the satisfaction of certain conditions and exceptions, including that: (1) the foreign court that granted the judgment grants reciprocity to the enforcement of judgments of courts of the Republic of Panama (which, in practice, the Supreme Court of Panama will presume to be the case, unless proved otherwise); (2) the party against whom the judgment was rendered, or its agent, was personally (not by mail) served in such action; (3) the judgment arises out of a personal action (i.e., not an “in rem” action) against the defendant; (4) the obligation in respect of which the judgment was rendered is lawful in the Republic of Panama and does not contradict the public policy of Panama; (5) the judgment is properly authenticated by diplomatic or consular officers of the Republic of Panama or pursuant to the 1961 Hague Convention Abolishing the Requirement of Legalisation of Foreign Public Documents; and (6) a copy of the final judgment is translated into Spanish by a licensed translator in Panama. Subject to customary assumptions, Arias, Fabrega and Fabrega has advised us that they know of no current public policy that would prevent or hinder the enforcement of such a final judgment in the Republic of Panama. Courts in the Republic of Panama will not enforce in original actions liabilities predicated solely on the United States federal securities laws.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections and estimates concerning the scope, execution, timing and success of specific projects and our future backlog, revenues, income and capital spending. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “forecast,” “believe,” “expect,” “anticipate,” “plan,” “seek,” “goal,” “could,” “may,” or “should” or other words that convey the uncertainty of future events or outcomes. In particular, these forward-looking statements include, but are not limited to, statements that relate to, or statements that are subject to risks, contingencies or uncertainties that relate to:

•	future levels of revenues, operating margins, income from operations, net income or earnings per share;

•	outcome of project awards and scope, execution and timing of specific projects, including timing to complete and cost to complete these projects;

•	future project activities, including the commencement and subsequent timing of marine or installation campaigns on specific projects;

•	estimates of percentage of completion and contract profits or losses;

•	anticipated levels of demand for our products and services;

•	global demand for oil and gas and fundamentals of the oil and gas industry;

•	expectations regarding trends towards offshore development of oil and gas;

•	market outlook for the engineering, procurement, construction and installation market, including subsea;

•	expectations regarding backlog;

•	future levels of capital, environmental or maintenance expenditures;

•	the success or timing of completion of ongoing or anticipated capital or maintenance projects;

•	the adequacy of our sources of liquidity and capital resources;

•	potential financing arrangements;

•	the effectiveness of our derivative contracts in mitigating foreign currency risk;

•	results of our capital investment program;

•	expectations regarding the acquisition or divestiture of assets;

•	the ability to dispose of assets held for sale in a timely manner or for a price at or above net realizable value;

•	the restructuring of our Atlantic operations, including the expected range of costs and timing of cost recognition;

•	the potential effects of judicial or other proceedings on our business, financial condition, results of operations and cash flows; and

•	the anticipated effects of actions of third parties such as competitors, or federal, foreign, state or local regulatory authorities, or plaintiffs in litigation.

These forward-looking statements speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	general economic and business conditions and industry trends;

•	general developments in the industries in which we are involved;

•	decisions about offshore developments to be made by oil and gas companies;

•	the highly competitive nature of our industry;

•	our ability to appropriately bid, estimate and effectively perform projects on time, in accordance with the schedules established by the applicable contracts with customers;

•	changes in project design or schedule;

•	changes in scope or timing of work to be completed under contracts;

•	cancellations of contracts, change orders and other modifications and related adjustments to backlog and the resulting impact from using backlog as an indicator of future revenues or earnings;

•	the collectability of amounts reflected in change orders and claims relating to work previously performed on contracts;

•	the capital investment required to maintain and/or upgrade our fleet of vessels;

•	the ability of our suppliers and subcontractors to deliver raw materials in sufficient quantities and/or perform in a timely manner;

•	volatility and uncertainty of the credit markets;

•	our ability to comply with covenants in our credit agreements and other debt instruments and availability, terms and deployment of capital;

•	the unfunded liabilities of our pension plans may negatively impact our liquidity and, depending upon future operations, may impact our ability to fund our pension obligations;

•	the continued availability of qualified personnel;

•	the operating risks normally incident to our lines of business, including the potential impact of liquidated damages;

•	natural or man-caused disruptive events that could damage our facilities, equipment or our work-in-progress and cause us to incur losses and/or liabilities;

•	equipment failure;

•	changes in, or our failure or inability to comply with, government regulations;

•	adverse outcomes from legal and regulatory proceedings;

•	impact of potential regional, national and/or global requirements to significantly limit or reduce greenhouse gas and other emissions in the future;

•	changes in, and liabilities relating to, existing or future environmental regulatory matters;

•	changes in tax laws;

•	rapid technological changes;

•	the consequences of significant changes in interest rates and currency exchange rates;

•	difficulties we may encounter in obtaining regulatory or other necessary approvals of any strategic transactions;

•	the risks associated with integrating acquired businesses;

•	the risk we may not be successful in updating and replacing current key information technology;

•	social, political and economic situations in countries where we do business;

•	the risks associated with our international operations, including local content requirements;

•	interference from adverse weather or sea conditions;

•	the possibilities of war, other armed conflicts or terrorist attacks;

•	the effects of asserted and unasserted claims and the extent of available insurance coverages;

•	our ability to obtain surety bonds, letters of credit and financing;

•	our ability to maintain builder’s risk, liability, property and other insurance in amounts and on terms we consider adequate and at rates that we consider economical;

•	the aggregated risks retained in our captive insurance subsidiary; and

•	the impact of the loss of insurance rights as part of the Chapter 11 Bankruptcy settlement concluded in 2006 involving several of our former subsidiaries.

We believe the items we have outlined above are important factors that could cause estimates in our financial statements to differ materially from actual results and those expressed in a forward-looking statement made in this prospectus, any prospectus supplement, the documents incorporated herein by reference or elsewhere by us or on our behalf. We have discussed many of these factors in more detail elsewhere in the documents we have incorporated by reference and may discuss these factors in more detail in any prospectus supplement. These factors are not necessarily all the factors that could affect us. Unpredictable or unanticipated factors we have not discussed in this prospectus could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. We do not intend to update our description of important factors each time a potential important factor arises, except as required by applicable securities laws and regulations. We advise investors that they should (1) be aware that factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including repayment or refinancing of debt and funding for acquisitions, working capital requirements, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS

TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods indicated, in each case determined on a total enterprise basis are as follows:

	Years Ended December 31,
	2013		2012	2011	2010	2009
Ratio of earnings to fixed charges	—	*	12.60	9.98	10.54	9.70

*	For the year ended December 31, 2013, earnings were deficient to cover fixed charges by $452,042, primarily as a result of operating losses during the year.

For purposes of this table, “earnings” consist of pre-tax income from continuing operations before provision for noncontrolling interest, interest expense and our portion of rents representative of the interest factor. “Fixed charges” consist of interest expensed and capitalized and our portion of rents representative of the interest factor.

We had no preferred stock outstanding for any period presented in the table above so, accordingly, our ratio of earnings to combined fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

The debt securities this prospectus covers will be our general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. We will issue the debt securities under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. In this description, we sometimes call the senior indenture and the subordinated indenture the “indentures.”

We have summarized the provisions of the indentures and the debt securities below. You should read the indentures for more details regarding the provisions described below and for other provisions that may be important to you. We have filed the forms of indentures with the SEC as exhibits to the registration statement, and we will include the applicable final indenture and any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. See “Where You Can Find More Information.”

In this summary description of the debt securities, all references to “McDermott,” “we” or “us” mean McDermott International, Inc. only, unless we state otherwise or the context clearly indicates otherwise.

General

The senior debt securities will constitute our senior debt and will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a position junior to, any senior debt securities and all our other senior debt. The indentures will not limit the amount of debt we may issue under the indentures, and, unless we inform you otherwise in the prospectus supplement, they will not limit the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

We derive substantially all of our operating income from, and hold substantially all our assets through, our subsidiaries. As a result, we will depend on distributions of cash flow and earnings of our subsidiaries in order to meet our payment obligations under any debt securities we offer under this prospectus and our other obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit their ability to make payments or other distributions to us and they could agree to contractual restrictions on their ability to make distributions.

Our right to receive any assets of any subsidiary, and therefore the right of the holders of our debt securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any subsidiary, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

We may issue the debt securities of any series in definitive form or as a book-entry security in the form of a global security registered in the name of a depositary we designate.

We may issue the debt securities in one or more series with various maturities. They may be sold at par, at a premium or with an original issue discount.

Terms

The prospectus supplement relating to any series of debt securities being offered will specify whether the debt securities are senior debt securities or subordinated debt securities and will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

•	the denominations in which we may issue the debt securities;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants this prospectus describes;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities issued by McDermott or any other entity; and

•	any other terms of the debt securities.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Subordination

Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt (as defined below). Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal, interest or any premium on the subordinated debt securities if:

•	we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due; or

•	we default in performing any other covenant (a “covenant default”) in any Senior Debt that we have designated if the covenant default allows the holders of that Senior Debt to accelerate the maturity of the Senior Debt they hold.

Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from making payments on the subordinated debt securities only for up to 179 days after holders of the Senior Debt give the trustee for the subordinated debt securities notice of the covenant default.

The subordination provisions will not affect our obligation, which will be absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the subordinated debt securities. In addition, the subordination provisions will not prevent the occurrence of any default under the subordinated indenture.

Unless we inform you otherwise in the prospectus supplement, the subordinated indenture will not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than our other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean all notes or other indebtedness, including guarantees, of McDermott for money borrowed and similar obligations, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.

Consolidation, Merger and Sale of Assets

The indentures generally will permit a consolidation, amalgamation or merger between us and another entity. They also will permit the sale by us of our assets substantially as an entirety. The indentures will provide, however, that we may consolidate or amalgamate with another entity to form a new entity or merge into any other entity or transfer or dispose of our assets substantially as an entirety to any other entity only if:

•	the resulting or surviving entity assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture and the debt securities; and

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing.

On the assumption by the successor of the obligations under the indenture, the successor will be substituted for us, and we will be relieved of any further obligation under the indenture and the debt securities.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following will be events of default with respect to a series of debt securities:

•	our failure to pay interest or any required additional amounts on any debt securities of that series for 30 days;

•	our failure to pay principal of or any premium on any debt securities of that series when due;

•	our failure to deposit any mandatory sinking fund payment for that series of debt securities when due for 30 days;

•	our failure to comply with any of our covenants or agreements in the debt securities of that series or the applicable indenture, other than an agreement or covenant that we have included in that indenture solely for the benefit of other series of debt securities, for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of McDermott; and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default, or, in some cases, 25% in principal amount of all senior debt securities or subordinated debt securities affected, voting as one class, may declare the principal of and all accrued and all unpaid interest on those debt securities to be immediately due and payable. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of and all accrued and unpaid interest on all the debt securities will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default, or of all senior debt securities or subordinated debt securities affected, voting as one class, may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under either of the indentures may give rise to cross defaults on our other indebtedness.

A holder of a debt security of any series will be able to pursue any remedy under the applicable indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holder or holders offer to the trustee indemnity satisfactory to it;

•	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision will not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series, or of all debt securities affected, voting as one class, will be able to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the applicable trustee; and

•	exercising any trust or power conferred on the applicable trustee not relating to or arising under an event of default.

Each indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in that indenture.

Modification and Waiver

We may amend or supplement either indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the applicable indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of the holder of each debt security affected, however, no amendment or supplement may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on any debt security;

•	reduce the principal of, premium on or any mandatory sinking fund payment for any debt security;

•	change the stated maturity of any debt security;

•	reduce any premium payable on the redemption of any debt security or change the time at which any debt security may or must be redeemed;

•	change any obligation to pay additional amounts on any debt security;

•	make the payments on any debt security payable in any currency or currency unit other than as the debt security originally states;

•	impair the holder’s right to institute suit for the enforcement of any payment on any debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the applicable indenture or to make any change in the applicable indenture’s provisions for modification;

•	waive a continuing default or event of default regarding any payment on any debt security; or

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security.

We and the applicable trustee may agree to amend or supplement either indenture or waive any provision of either indenture without the consent of any holders of debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for or add guarantees of any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series in any material respect; provided, that any change made solely to conform the provisions of the indenture to a description of debt securities in a prospectus or prospectus supplement will not be deemed to adversely affect any outstanding debt securities of any series issued under that indenture in any material respect;

•	to facilitate the defeasance or discharge of any series of debt securities if that change does not adversely affect the holders of debt securities of that series or any other series under the indenture in any material respect; and

•	to provide for the acceptance of a successor or another trustee.

The holders of a majority in principal amount of the outstanding debt securities of any series, or of all senior debt securities or subordinated debt securities affected, voting as one class, may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Discharge and Defeasance

We will be discharged from all obligations under the applicable indenture with respect to any series of debt securities, except for surviving obligations relating to any conversion rights and to register the transfer or exchange of the debt securities, if:

•	all debt securities of the series previously authenticated and delivered under the relevant indenture have been delivered to the indenture trustee for cancellation; or

•	all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of that series on the dates those payments are due.

To exercise our right to be discharged, we must deliver to the applicable trustee an opinion of counsel and an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of the applicable indenture have been complied with.

In addition to our right of discharge described above, if we deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive (“covenant defeasance”).

If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

•	register the transfer or exchange of debt securities;

•	replace stolen, lost or mutilated debt securities; and

•	maintain paying agencies and hold moneys for payment in trust.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the applicable trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the United States Internal Revenue Service or a change in law to that effect.

Governing Law

New York law will govern the indentures and the debt securities.

Trustee

U.S. Bank National Association is the trustee under each of the indentures.

If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indentures at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity satisfactory to it.

Each indenture will limit the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue under that indenture. If the prospectus supplement refers to any transfer agent initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agent

Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the applicable trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of:

•	400,000,000 shares of common stock; and

•	25,000,000 shares of preferred stock, issuable in series.

Each authorized share of common stock has a par value of $1.00. Each authorized share of preferred stock has a par value of $1.00. As of March 21, 2014, 237,507,864 shares of common stock were issued and outstanding, and 7,231,536 shares of common stock were held as treasury stock. As of March 21, 2014, no shares of our preferred stock were issued and outstanding.

In the discussion that follows, we have summarized the material provisions of our amended and restated articles of incorporation (our “articles of incorporation”) and amended and restated by-laws (our “by-laws”) relating to our capital stock. This discussion is subject to the relevant provisions of Panamanian Law and is qualified in its entirety by reference to our articles of incorporation and by-laws. You should read the provisions of our articles of incorporation and by-laws as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement. See “Where You Can Find More Information.”

Common Stock

Each share of common stock has one vote in the election of each director and on all other matters voted on generally by the stockholders. No share of common stock has any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting us.

The presence at a meeting of our stockholders, in person or by proxy, of holders of a majority of the outstanding shares of common stock as of the record date for that meeting will constitute a quorum. Some business combination transactions require more than a simple majority vote. We have described these business combination transactions below under “—Other Matters—Business Combination Transactions Requiring More Than a Majority Vote.” Otherwise, stockholder approvals generally require the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote and actually voting on the matter.

Holders of common stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. We generally do not pay cash dividends, and we intend to retain future earnings to provide funds for use in the operation and expansion of our business. In addition, the payment of dividends on the common stock may be limited by obligations we may have to holders of any preferred stock or by the provisions of the terms of the loan agreements, indentures and other agreements we may enter into from time to time.

If we liquidate or dissolve our business, the holders of common stock will share ratably in all assets available for distribution to stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

The common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we may offer and sell under this prospectus will also be fully paid and nonassessable.

Our outstanding shares of the common stock are listed on the New York Stock Exchange and trade under the symbol “MDR.” Any additional shares of common stock we may offer and sell under this prospectus will also be listed on the New York Stock Exchange.

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Preferred Stock

At the direction of our board of directors, without any action by the holders of our common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock and, subject to some limitations our articles of incorporation set forth, the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.

The prospectus supplement relating to any series of preferred stock we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the series designation of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or repurchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for any other securities;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

Any preferred stock we offer and sell under this prospectus will be fully paid and nonassessable.

The registration statement will include the certificate of designation as an exhibit or will incorporate the certificate of designation by reference. You should read that document for provisions that may be important to you.

The existence of undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of common stock. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for common stock or may otherwise adversely affect the market price of the common stock or any existing preferred stock.

Limitation on Directors’ Liability

Our articles of incorporation limit the liability of the members of our board of directors by providing that no director will be personally liable to us or our stockholders for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock purchases or redemptions; and

•	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our by-laws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.

Other Matters

Some of the provisions of our articles of incorporation and by-laws and Panamanian laws discussed below may have the effect, either alone or in combination, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that our board of directors opposes but that a stockholder might consider to be in its best interest.

Action By Written Consent

Under Panamanian Law, our stockholders may act by written consent without a meeting. However, any such consent must be either: (1) signed by all our stockholders or their respective representatives or proxies; or (2) signed by the holders of at least a majority of our outstanding shares of capital stock entitled to vote (or, in the case of an amendment to the provisions of our articles of incorporation described below relating to business combination transactions or the number, election and classification of directors, the holders of at least two-thirds of our outstanding shares of capital stock entitled to vote) or their respective representatives or proxies, provided that written waivers of a meeting are obtained by all stockholders who have not signed the written consent (which waivers may be obtained after the consents have been obtained). The practical effect of these provisions is that our stockholders cannot take action by written consent without unanimous concurrence by the stockholders in the action to be taken.

Business Combination Transactions Requiring More Than a Majority Vote

Under our articles of incorporation, whenever applicable law requires the vote or consent of our stockholders to authorize or approve a sale, lease or exchange of all or substantially all our property or assets or to adopt or approve an agreement of merger or consolidation of our company with or into any other corporation or to merge any other corporation into our company, the vote of at least two-thirds of our outstanding capital stock entitled to vote on that transaction is required for any such authorization, adoption or approval.

The super-majority requirement described above could:

•	cause a delay, deferral or prevention of a change in control of our company;

•	entrench management; or

•	make it more difficult to effect a business combination transaction even if the transaction is favored by a majority of our stockholders.

Filling Vacancies on our Board of Directors

Although members of our board of directors may be removed by a majority vote of our stockholders entitled to vote in the election of directors and actually voting on the matter, our articles of incorporation provide that any vacancies will be filled only by the affirmative vote of a majority of our remaining directors, even if less than a quorum. Therefore, without an amendment to our articles of incorporation, our board of directors could prevent any stockholder from removing directors or enlarging our board of directors and filling the vacancies with that stockholder’s own nominees.

Stockholder Board Nominations and Other Proposals

Our by-laws establish an advance-notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before a meeting of our stockholders. Our by-laws provide that, at any meeting of our stockholders, only such business may be conducted as shall have been brought before the meeting by or at the direction of our board of directors or by a stockholder who has given timely written notice meeting the requirements we describe below and who is a stockholder of record as of the time such stockholder gives that notice and will be entitled to vote at the meeting.

Under these provisions, for notice of stockholder director nominations or proposals to be made at an annual meeting to be timely, the notice must generally be received by us:

•	not less than 120 days nor more than 180 days prior to the first anniversary of the previous year’s annual meeting of stockholders; or

•	if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after that anniversary date, not earlier than the 180th day before the meeting and not later than the close of business on the later of (1) the 120th day before the meeting and (2) the tenth day after we first make a public announcement of the date of the meeting.

Under the by-laws, a stockholder’s notice to us proposing to nominate an individual for election as a director or relating to the conduct of business other than the nomination of directors at a meeting must contain specified information, including:

•	the name and address of the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made;

•	a representation that the stockholder is entitled to vote at the meeting and a statement of the number of shares of our capital stock the stockholder owns and the number of shares of our capital stock the beneficial owner, if any, beneficially owns;

•	a representation that the stockholder intends to appear in person or by proxy at that meeting to nominate the person or persons or to propose the business specified in the notice; and

•	either,

•	as to each person the stockholder proposes to nominate for election or re-election as a director, the name and address of that person and all other information regarding that nominee which would be required in a proxy statement filed under the SEC’s rules if our board of directors had nominated that nominee, and a description of any arrangements or understandings between the stockholder and that nominee and any other persons under which the nomination is to be made, and the written consent of each such nominee to being named in the proxy statement as a nominee and to serve as a director if elected, or

•	as to each matter the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting that business at the meeting and any material interest of the stockholder in that business.

The chairman of the meeting may refuse to permit any business to be brought before a meeting by a stockholder if that business was not brought before the meeting in compliance with the advance-notice provisions.

The advance-notice procedure may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to our company and our stockholders.

Amendments to Articles of Incorporation and By-laws

An amendment to our articles of incorporation generally requires the approval of the holders of a majority of our outstanding capital stock entitled to vote and actually voting on the amendment. However, the affirmative vote of two-thirds of our outstanding capital stock entitled to vote is required to amend, alter, change or repeal the provisions of our articles of incorporation regarding:

•	the votes required for business combinations described above, and

•	the number and election of our directors.

Our board of directors may amend, alter or repeal our by-laws and adopt new by-laws. In addition to requiring compliance with the advance-notice provisions described above, our by-laws provide that the vote of the holders of at least two-thirds of the voting power of the then outstanding shares of our capital stock entitled to vote is required for stockholders to amend, alter or repeal certain provisions of our by-laws relating to the powers and composition of our board of directors.

Panamanian Regulation of Acquisitions of Control

We are registered with the Panamanian National Securities Commission (the “PNSC”) and, as a result, we are subject to Decree No. 45 of December 5, 1977, of the Republic of Panama, as amended (the “Decree”). The Decree imposes certain restrictions on offers to acquire voting securities of a company registered with the PNSC if, following such an acquisition, the acquiror would own directly or indirectly more than 5% of the outstanding voting securities (or securities convertible into voting securities) of such company, with a market value of at least five million Balboas (approximately $5.0 million). Under the Decree, any such offeror would be required to provide McDermott with a declaration stating, among other things, the identity and background of the offeror, the source and amount of funds to be used in the proposed transaction and the offeror’s plans with respect to McDermott. In that event, the PNSC may, at our request, hold a public hearing as to the adequacy of the disclosure provided by the offeror. Following such a hearing, the PNSC would either determine that full and fair disclosure had been provided and that the offeror had complied with the Decree or prohibit the offeror from proceeding with the offer until it has furnished the required information and fully complied with the Decree. Under the Decree, such a proposed transaction cannot be consummated until 45 days after the delivery of the required declaration prepared or supplemented in a complete and accurate manner, and our board of directors may, in its discretion, within 15 days of receiving a complete and accurate declaration, elect to submit the transaction to a vote of our stockholders. In that case, the transaction could not proceed until approved by the holders of at least two-thirds of the voting power of the shares entitled to vote at a meeting held within 30 days of the date it is called. If such a vote is obtained, the shares held by the offeror would be required to be voted in the same proportion as all other shares that are voted in favor of or against the offer. If the stockholders approved the transaction, it would have to be consummated within 60 days following the date of that approval. The Decree provides for a civil right of action by stockholders against an offeror who does not comply with the provisions of the Decree. It also provides that certain persons, including brokers and other intermediaries who participate with the offeror in a transaction that violates the Decree, may be jointly and severally liable with the offeror for damages that arise from a violation of the Decree. We have a long-standing practice of not requiring a declaration under the Decree from passive investors who do not express any intent to exercise influence or control over our company and who remain as passive investors, so long as they timely file appropriate information on Schedule 13D or Schedule 13G under the Securities Exchange Act of 1934. This practice is consistent with advice we have received from our Panamanian counsel to the effect that our Board of Directors may waive the protection afforded by the Decree and not require declarations from passive investors who invest in our common stock with no intent to exercise influence or control over our company.

We believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal, and are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of our company and our stockholders.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants issued with other securities may be attached to or separate from those other securities. If we issue warrants, we will do so under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

If we offer any warrants, we will file the forms of warrant certificate and warrant agreement with the SEC, and you should read those documents for provisions that may be important to you.

The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable on exercise of the warrants, and procedures that may result in the adjustment of those numbers;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other terms of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

We may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

We may also modify or amend various other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may:

•	shorten the period of time during which the warrants may be exercised; or

•	otherwise materially and adversely affect the exercise rights of the holders of the warrants.

Enforceability of Rights

The warrant agent will act solely as our agent and will not assume any agency or trust obligation or relationship for or with any holder or beneficial owner of warrants. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder’s right to exercise the holder’s warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock at a future date or dates. We may fix the price per share of common stock and the number of shares of common stock at the time the stock purchase contracts are issued or by reference to a specific formula set forth in the stock purchase contracts. We may issue the stock purchase contracts separately or as part of units, which we refer to as “stock purchase units,” consisting of a stock purchase contract and our debt securities or debt obligations of third parties, including U.S. treasury securities, which may secure the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units. The applicable prospectus supplement will also describe material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to several conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from various types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions the prospectus supplement describes. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas, our outside counsel, will issue an opinion about the legality of any securities we offer through this prospectus. Arias, Fabrega and Fabrega, our Panamanian counsel, will pass upon some matters for us relating to Panamanian law. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of McDermott International, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

10,000,000

McDermott International, Inc.

    % Tangible Equity Units

Goldman, Sachs & Co.